Exhibit 4.1

Execution Version
QUANTUM CORPORATION,
THE GUARANTORS PARTIES HERETO
AND
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
AS TRUSTEE AND NOTES COLLATERAL AGENT
10.00% PIK SENIOR SECURED CONVERTIBLE NOTES DUE 2028
INDENTURE
DATED AS OF DECEMBER 18, 2025

TABLE OF CONTENTS

Section 12.07 Inspection of Premises	85
Section 12.08 Appraisals	85
Section 12.09 Receivables; Deposit Accounts and Securities Accounts	85
Section 12.10 Inventory	87
Section 12.11 Maintenance of Equipment	87
Section 12.12 Exculpation of Liability	87
Section 12.13 Financing Statements Exclusive	87
Section 12.14 Investment Property Collateral	88
Section 12.15 Provisions Regarding Certain Investment Property Collateral	88
Section 12.16 Notes Collateral Agent	88
Section 12.17 Subordination of Liens; Intercreditor Agreement	93
Section 12.18 Representations, Warranties and Covenants Regarding the Pledged Collateral	93
Section 12.19    Exercise of Pledged Collateral Rights prior to an Event of Default. So long as no Event of Default has occurred and is continuing under the Indenture, and, until either the Trustee or the Notes Collateral Agent notifies the Guarantors in writing of its intent to exercise its rights and remedies hereunder, the Guarantors shall retain the sole right to vote the Pledged Collateral and exercise all rights of ownership with respect to all corporate, limited liability company, or limited partnership questions for all purposes not inconsistent with the terms hereof. For so long as any Guarantor shall have the right to vote the Pledged Collateral owned by it, such Guarantor covenants and agrees that it will not, without the prior written consent of Notes Collateral Agent, vote or take any consensual action with respect to such Pledged Collateral which would violate any provision of the Indenture or the Other Documents or be materially adversely affect the rights of Guarantor, the other Secured Parties or the value of such Pledged Collateral.
95
Article XIII INFORMATION AND STATEMENTS	95
Section 13.01 Holder Calls	95
Section 13.02 Reports	95
Section 13.03 Environmental Reports	95
Section 13.04 Litigation	96
Section 13.05 Material Occurrences	96
Section 13.06 Annual Financial Statements	97
Section 13.07 Quarterly Financial Statements	97
Section 13.08 Monthly Financial Statements	97
Section 13.09 Other Reports	97
Section 13.10 Additional Information	97
Section 13.11 Projected Operating Budget	97
Section 13.12 Variances from Operating Budget	98
Section 13.13 ERISA Notices and Requests	98
Section 13.14 Additional Documents	98
Section 13.15 Financial Disclosure	98
Section 13.16 Material Non-Public Information.	98
Article XIV MISCELLANEOUS	99
Section 14.01 Notices	99
Section 14.02 Communication by Holders with Other Holders	100
Section 14.03 Certificate and Opinion as to Conditions	100
Section 14.04 Statements Required in Certificate or Opinions	100
Section 14.05 When Notes Disregarded	101
Section 14.06 Rules by Trustee, Paying Agent, Exchange Agent and Registrar	101

EXHIBITS

Exhibit A	Provisions Relating to the Notes
Appendix I to Exhibit A	Form of Notes
Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit C	Form of Supplemental Indenture to Add Guarantors
Exhibit D	Form of Intercreditor Agreement
Exhibit E	Form of Notice of Exchange
Exhibit F	Form of Compliance Certificate

SCHEDULES

Schedule 1.01(A)	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 1.01(B)	Liens
Schedule 1.01(C)	Permitted Indebtedness
Schedule 1.01(D)	Pledged Collateral
Schedule 4.22	Guarantees
Schedule 4.35	Compliance with ERISA
Schedule 12.09	Receivables; Deposit Accounts and Security Accounts

INDENTURE, dated as of December 18, 2025, among QUANTUM CORPORATION, a corporation duly organized and existing under the laws of Delaware (the “Company”), the Guarantors (as defined herein) party hereto from time to time and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”).
Each party hereto agrees as follows for the benefit of the other parties hereto and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Company’s 10.00% PIK Senior Secured Convertible Notes due 2028 issued on the date hereof in an aggregate principal amount of $54,718,114 in exchange for senior secured term loans held by the Holders on the Closing Date under the Credit Agreement (each as defined herein) (the “Initial Notes”) and the guarantees thereof by the Guarantors (as defined herein) and (ii) if and when issued pursuant to the terms of this Indenture, additional 10.00% PIK Senior Secured Convertible Notes due 2028 that may be offered from time to time subsequent to the Closing Date as provided for in this Indenture (the “Additional Notes”) and the guarantees thereof by the Guarantors:
Article I
DEFINITIONS
Section 1.01Definitions.
“2025 Equity Line of Credit” means the sale of shares of Common Stock pursuant to that certain Standby Equity Purchase Agreement, dated as of January 25, 2025, between the Company and YA II PN, Ltd.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Company Group Obligor or any of its Subsidiaries in a Permitted Acquisition or other Permitted Investment; provided that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition or other Permitted Investment and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition or other Permitted Investment.
“Additional Reporting Period” means the period commencing upon the occurrence of an Additional Reporting Triggering Event and ending upon the occurrence of an Additional Reporting Satisfaction Event.
“Additional Reporting Satisfaction Event” means the earliest date after the occurrence of an Additional Reporting Triggering Event on which EBITDA for the Company and its Subsidiaries, on a consolidated basis (tested by reference to the financial statements with respect to such fiscal quarter delivered (or required to be delivered) to the Trustee and Holders pursuant to Section 13.07) is greater than $0.
“Additional Reporting Triggering Event” means if, at the end of any fiscal quarter of the Company (commencing with the fiscal quarter ending December 31, 2025 and tested by reference to the financial statements with respect to such fiscal quarter delivered (or required to be delivered) to the Trustee and the Holders pursuant to Section 13.07), EBITDA for the Company and its Subsidiaries, on a consolidated basis, being less than $0; provided that, (i) with respect to the fiscal quarter ending December 31, 2025, EBITDA shall be calculated for the one fiscal quarter period then ended, (ii) with respect to the fiscal quarter ending March 31, 2026, EBITDA shall be calculated for the two consecutive fiscal quarter period then ended and (iii) with respect to the fiscal quarter ending June 30, 2026, EBITDA shall be calculated for the three consecutive fiscal quarter period then ended.
“Affiliate” of any Person means (a) any Person who, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person means the power, direct or indirect, (x) solely for the purposes of Section 4.27, to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, and (y) for all other purposes, to vote a majority of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. For the avoidance of doubt, no Holder, in its capacity as a holder of Equity Interests of the Company, shall constitute an Affiliate of the Company.
 “Anti-Terrorism Laws” means any Laws applicable to any Company Group Obligor relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all binding orders, judgments and decrees of all courts and arbitrators.
“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax or any other equivalent electronic service agreed to by the Trustee or the Notes Collateral Agent, as applicable, whether owned, operated or hosted by the Trustee, the Notes Collateral Agent, any Holder, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Trustee, the Notes Collateral Agent or the Holders pursuant to this Indenture or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Trustee, the Notes Collateral Agent or the Required Holders specifically instruct a Person to deliver in physical form.
“Average Liquidity” means, for any period of determination, the quotient obtained by dividing (a) the sum of Liquidity for each day during the applicable period ending on the day immediately preceding such date of determination by (b) the number of days in such period.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Laws” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks in New York, New York, or the city in which the Trustee’s office is located are authorized or required by law to be closed for business, or, if no Notes are outstanding, the city in which the principal corporate trust office of the Trustee is located.
“Buy-In Payment Amount” means, with respect to any Exchange Failure, an amount in cash equal to the excess, if any, of (x) the Buy-In Price over (y) the product of (i) the number of Exchange Shares subject to the applicable Exchange Failure multiplied by (ii) the Exchange Price applicable to the Voluntary Exchange or Mandatory Exchange, as applicable, relating to such Exchange Failure.
“Buy-In Price” means the total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses) actually paid by any Holder (or any Affiliate of such Holder acting on its behalf) to purchase or otherwise acquire shares of Common Stock to settle a sale or other bona fide disposition made in anticipation of receiving Exchange Shares in respect of a Voluntary Exchange or Mandatory Exchange, as applicable, that became subject to an Exchange Failure.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligation” means, with respect to any Person, obligations of such Person under a Capital Lease.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Policy” means that certain Domestic Investment Policy of the Company, as approved by its Board of Directors and as in effect on the Closing Date.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“Change of Control” means:
(a)any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than one or more Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of thirty-five percent (35%) or more of the voting Equity Interests of the Company;
(b)any person or group of persons, other than one or more Permitted Holders, shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of such persons entitled to vote for members of the Board of Directors of the Company (on a fully diluted basis and taking into account all such Equity Interests that such person or group of persons has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests;
(c)except pursuant to a transaction permitted hereunder, the failure of the Company to beneficially own, directly or indirectly (on a fully diluted basis), 100% of the voting Equity Interests of any other Company Group Obligor; or
(d)any “change of control” or similar event (however denominated) shall occur under any indenture or other agreement with respect to Material Indebtedness of any Company Group Obligor.
“Charges” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Company Group Obligor or any of its Subsidiaries or Affiliates.
“Close of Business” means 5:00 p.m., New York City time.
“Closing Date” means December 18, 2025.
“Code” means the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” means and includes all right, title and interest of each Company Group Obligor in all of the following property and assets of such Company Group Obligor, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
(a)all Receivables and all supporting obligations relating thereto;
(b)all Equipment and fixtures;

(c)all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(d)all Inventory;
(e)all Subsidiary Stock, securities, Investment Property, and financial assets;
(f)all Real Property;
(g)all Intellectual Property, including, as applicable, all (i) reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals, reversions and extensions of the foregoing, (ii) goodwill of the business connected with the use of, and symbolized by, each trademark and trademark application, (iii) any claims for damages by way of any past, present, or future infringement of any of the foregoing and proceeds thereof (including, without limitation, any proceeds resulting under insurance policies), and (iv) all cash, income, royalties, fees, other proceeds, Receivables, accounts and general intangibles that consist of rights of payment to or on behalf of any Company Group Obligor, proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the foregoing by or on behalf of any Company Group Obligor, and all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof;
(h)all contract rights, rights of payment which have been earned under a contract, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash and cash equivalents, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, commercial tort claim proceeds and all supporting obligations;
(i)all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Company Group Obligor or in which it has an interest), computer programs, tapes, disks and documents, and any other books and records, including all of such property relating to the property described in clauses (a) through and including (h) of this definition;
(j)all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form; and
(k)all Pledged Collateral.
It is the intention of the parties that if the Notes Collateral Agent shall fail to have a perfected Lien in any particular property or assets of any Company Group Obligor for any reason whatsoever, but the provisions of this Indenture and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded against the Company Group Obligor, would be sufficient to create a perfected Lien in any property or assets that such Company Group Obligor may receive upon the Disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the forgoing, Collateral shall not include any Excluded Property.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company Group Obligors” means, collectively, the Company and the Guarantors.
 “Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F hereto to be signed by a Financial Officer of the Company.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Trustee, the Notes Collateral Agent and the Required Holders, executed and delivered by a Company Group Obligor, the Trustee, the Notes Collateral Agent, the Term Loan Agent (if applicable) and the applicable depository bank (with respect to a Depository Account) or securities intermediary (with respect to a securities account).
“Controlled Group” means, at any time, each Company Group Obligor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Company Group Obligor, are treated as a single employer under Section 414 of the Code.
“Convertible Notes Documents” means, collectively, the following (as the same may be amended, restated, refinanced or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement): (a) this Indenture; (b) the Notes; (c) the Registration Rights Agreement; (d) the other Security Documents; (e) the Intercreditor Agreement; (f) the Other Documents; and (g) other operative agreements evidencing or governing the Convertible Notes Obligations and each other agreement entered into for the purpose of securing the Convertible Notes Obligations.
“Convertible Notes Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, fees and other charges whether or not allowed or allowable) or otherwise) of each Company Group Obligor under the Convertible Notes Documents owing to any Secured Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due.
“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at U.S. Bank Trust Company, National Association, West Side Flats St Paul, 111 Fillmore Ave. E., Saint Paul, MN 55107, Attention: Global Corporate Trust – Quantum Corporation Administrator.
“COVID-19 Debt” means any Indebtedness incurred under the Paycheck Protection Program or any similar program provided by a U.S. Governmental Body as part of a stimulus package associated with the COVID-19 pandemic.
“Credit Agreement” means that certain Term Loan Credit and Security Agreement, dated as of August 5, 2021 (as amended, restated, supplemented or otherwise modified from time to time, including by the Fifteenth Amendment), by and among the Loan Parties, the Term Loan Agent, and the Term Loan Lenders party thereto from time to time.
“Currency Exchange Rate” means, with respect to a currency, the rate determined by the Company in good faith as the spot rate for the purchase of such currency with another currency.
“Customer” means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Company Group Obligor, pursuant to which such Company Group Obligor is to deliver any personal property or perform any services.
“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “QMCO <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session.

“Default” means an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Delisting Event” means any of the following events: (a) the Common Stock ceases to be listed or quoted for trading on any of The New York Stock Exchange, The NASDAQ Global Market, or The NASDAQ Global Select Market (or any of their respective successors), and is not contemporaneously listed or quoted for trading on another U.S. national securities exchange; or (b) the Common Stock is suspended from trading from any such exchange for a period of more than thirty (30) consecutive Trading Days (other than as a result of a voluntary delisting in connection with a transaction that constitutes a Merger Event in which the Notes become convertible into cash or listed securities of a successor entity or its parent, in accordance with Section 10.12).
“Delisting Event Repurchase Date” means a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20), Business Days after the Company sends the related Delisting Event Repurchase Notice; provided that, notwithstanding the foregoing or anything to the contrary provided in this Indenture, the Delisting Event Repurchase Date will be subject to postponement to the extent necessary to comply with the applicable rules under the Exchange Act.
“Delisting Event Repurchase Notice” means a notice (including a notice substantially in the form of the “Delisting Event Repurchase Notice” set forth in Appendix I to Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 3.05(e).
“Delisting Event Repurchase Price” means an amount in cash equal to (a) 100% of the principal amount of the Notes subject to such Repurchase Upon Delisting Event plus (b) accrued and unpaid interest (which shall be deemed to accrue at the PIK Rate) on such Notes to (but excluding) the applicable Delisting Event Repurchase Date, subject to Section 3.05(b).
“Depository Accounts” means depositary accounts to which all proceeds of Collateral are deposited by the Company Group Obligors (other than with respect to Excluded Accounts) subject to Control Agreements.
“Directing Creditors” has the meaning assigned to such term in the Intercreditor Agreement.
“Discharge of OC III Term Loans” means (a) Discharge of Fourth Amendment Loan Obligations (as such term is defined in the Intercreditor Agreement) and (b) Discharge of OC III Senior Term Loan Obligations (as such term is defined in the Intercreditor Agreement).
“Discharge of Senior Priority Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Disposition” means, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose of such property or asset.
“Disqualified Equity Interests” means any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Convertible Notes Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is one hundred eighty (180) days following the Maturity Date, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Convertible Notes Obligations are Paid in Full.
“Dollar” and the sign “$” means lawful money of the United States of America.

“Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by the Trustee or the Notes Collateral Agent on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency in effect on such date of determination.
“DTC” means The Depository Trust Company, a New York corporation, and its successors.
“EBITDA” means, for any period, with respect to the Company and its Subsidiaries, on a consolidated basis, the result of:
(a)net income (or loss) for such period; minus
(b)without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period);
(i)tax credits based on income, profits or capital, including federal, foreign, state, franchise and similar taxes;
(ii)extraordinary, unusual, or non-recurring revenue, income and gains;
(iii)interest income;
(iv)income arising by reason of the application of FAS 141R;
(v)gains attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to the Company and its Subsidiaries;
(vi)cash or non-cash exchange, translation or performance gains relating to any Interest Rate Hedge, Foreign Currency Hedge or foreign currency exchange transaction, and;
(vii)extraordinary, unusual or non-recurring non-cash gains or income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior Reference Period (as defined below)); plus
(c)without duplication, the sum of the following amounts for such Reference Period (in each case to the extent included in determining net income (or loss) for such Reference Period):
(i)extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses, severance, facility closure costs and other restructuring charges, costs or reserves; provided that the aggregate amount of all such costs, expenses, losses, charges and reserves added to net income pursuant to this clause (c)(i) shall not exceed (x) $5,000,000 in any Reference Period; provided that, together with each Compliance Certificate delivered pursuant to Section 13.06 or Section 13.07 for each Reference Period ending on or after the Closing Date, the Company shall provide the Trustee and Notes Collateral Agent with a reasonably detailed itemization of all such costs, expenses, losses, charges and reserves added to net income pursuant to this clause (c)(i),
(ii)Interest Expense,
(iii)cash or non-cash exchange, translation, or performance losses relating to any Interest Rate Hedge, Foreign Currency Hedge or foreign currency exchange transaction,
(iv)tax expense based on income, profits or capital, including federal, foreign, state, franchise, excise, VAT, property, withholding and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Body),
(v)depreciation and amortization expenses,
(vi)service parts lower of cost or market non-cash adjustment up to an aggregate amount not to exceed $2,000,000 in any fiscal quarter,
(vii)reasonable costs, expenses, and fees (whether paid in cash, capitalized through amortization or written off) (A) incurred at any time prior to, on, or within the six (6) month period following the Closing Date or any Issue Date, in each case, in connection with the transactions contemplated by this Indenture or (B) incurred at any time prior to, on, or within the six (6) month period following September 23, 2025 in connection with Fifteenth Amendment Transactions,
(viii)[reserved],
(ix)non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements), minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss),
(x)expenses reimbursed in cash by a third Person pursuant to an indemnity or guaranty in favor of the Company or any of its Subsidiaries to the extent such amounts are actually received by the Company or any of its Subsidiaries during such Reference Period,
(xi)with respect to any Permitted Acquisition or other Permitted Investment consummated after August 5, 2021,
(i)out-of-pocket costs, fees, charges or expenses paid by the Company or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition or other Permitted Investment to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition or other Permitted Investment;
(ii)purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and
(iii)non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141R and EITF Issue No. 01-3, in the event that such an adjustment is required by the Company’s independent auditors, in each case, as determined in accordance with GAAP;
provided, that, any amounts added back pursuant to clause (c)(xi)(A) shall not exceed 10% of EBITDA for such Reference Period (prior to giving effect to clause (c)(xi)(A)),
(xii)non-cash losses, expenses, and charges attributable to Investments in joint ventures and partnerships,
(xiii)non-cash losses on sales or write-downs of assets, non-cash amortization or debt issuance costs, non-cash costs or charges associated with the issuance of any warrants issued by the Company prior to the August 5, 2021, the Fourth Amendment Warrants, the Tenth Amendment Warrants, the warrants issued pursuant to the Fifteenth Amendment Transaction Agreement and any other warrants issued to the Lenders and any other non-cash charges or losses in accordance with GAAP; provided that if any such non-cash items represent an accrual or reserve for potential cash items in any future period, (A) the Company Group Obligors may elect not to add back such non-cash item in the current period and (B) to the extent the Company Group Obligors elect to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and
(xiv)losses and costs arising from the extinguishment of Indebtedness under the Notes, the other Convertible Notes Documents, the Prior Loan Documents, the Credit Agreement or the Other Credit Agreement Documents, or otherwise in connection with the Fifteenth Amendment Transactions.

Notwithstanding the foregoing or any other provisions of this Indenture or the Notes to the contrary, (x) for purposes of calculating EBITDA for any fiscal period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (A) if at any time during such Reference Period, the Company or any of its Subsidiaries shall have made a Permitted Acquisition or other Permitted Investment, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition or other Permitted Investment had occurred on the first day of the applicable Reference Period (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or other Permitted Investment, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by the Company Group Obligors and the Required Holders) and (B) if at any time during such Reference Period, the Company or any of its Subsidiaries shall have made any Disposition of any division or line of business outside the ordinary course of business that is permitted under this Indenture, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (y) to the extent that any portion of the COVID-19 Debt is forgiven during any fiscal quarter, such portion shall be ignored for purposes of calculating EBITDA for each period of four (4) consecutive fiscal quarters that includes such fiscal quarter.
“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.
“Equipment” has the meaning given to the term “equipment” in the Uniform Commercial Code.
“Equity Conditions” means the satisfaction of each of the following:
(a)the shares of Common Stock to be issued upon exchange for the portion of the Notes being so exchanged are, at the time of such exchange, eligible for resale by the Holders pursuant to an effective registration statement under the Securities Act;
(b)in connection with a Company Mandatory Exchange, no more than 20% of the Note Outstanding Amount has been exchanged pursuant to one or more Company Mandatory Exchanges in the 30-day period prior to the Company Mandatory Exchange Notice Date; and
(c)the Company is not, at the time of such exchange, imposing, and will not impose during the 20 calendar days following such exchange, any black-out period or other restriction that would prohibit or restrict the trading of the shares of Common Stock to be issued upon such exchange.
“Equity Interests” means, with respect to any Person, any and all shares, rights to purchase from such Person, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Failure” means the failure of the Company, with respect to any Mandatory Exchange or Voluntary Exchange, to settle such delivery of Exchange Shares in accordance with terms of Article III or Article X, as applicable, on or prior to the applicable Exchange Date.
“Exchange Price” means, initially, $10.00 per share of Common Stock, as adjusted or reset as set forth in this Indenture, including Section 10.06; provided that, prior to the Closing Date, if the terms of this Indenture would have adjusted or reset the Exchange Price, including a reset pursuant to Section 10.06, had the Indenture been in effect prior to the Closing Date, the initial Exchange Price shall be such adjusted or reset Exchange Price as of the Closing Date; provided further that whenever this Indenture refers to the Exchange Price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Exchange Price immediately after the Close of Business on such date.
“Exchange Shares” means the shares of Common Stock issuable by the Company to the applicable Holder upon exchange, conversion or settlement of any portion of the Notes pursuant to Article III or Article X, as applicable.
“Excluded Accounts” means (a) deposit accounts of the Company and its Subsidiaries maintained at one or more depository banks located in the United States having an aggregate amount on deposit in all such accounts of not more than $250,000 at any one time, (b) deposit accounts of the Company and its Subsidiaries maintained at depository banks located outside of the United States having an aggregate amount on deposit in all such accounts of not more than $2,000,000 at any one time, (c) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of the Company or any of its Subsidiaries and (d) deposit accounts or securities accounts of the Company and its Subsidiaries maintained for the sole purpose of providing deposits permitted pursuant to clause (k) of the definition of “Permitted Encumbrances.”
“Excluded Property” means: (a) any lease, license (including from a Governmental Body), state or local franchise, charter or authorization, license agreement, permit, contract or agreement to which any Company Group Obligor is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein (i) is prohibited by or in violation of any Applicable Law or a term, provision or condition of any such lease, license, franchise, charter, authorization, license agreement, permit, contract or agreement or (ii) would require governmental consent, approval, license or authorization (unless in each case, such Applicable Law, term, provision or condition or the requirement for such consent, approval, license or authorization would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law); provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (i) or (ii) above; provided, further that Excluded Property shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement or any goodwill of the Company Group Obligors’ business associated therewith or attributable thereto; (b) Excluded Accounts; (c) any Real Property of any Company Group Obligor with a fair market value of less than $1,000,000; (d) Equity Interests issued by any Foreign Subsidiary other than Equity Interests described in clause (b) of the definition of Subsidiary Stock; (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of a “statement to allege use” or an “amendment to allege use” with respect thereto, such intent-to-use trademark application shall be considered Collateral; (f) commercial tort claims where the amount of damages claimed by the applicable Company Group Obligor is less than $500,000; (g) Margin Stock (to the extent a security interest therein would violate the provisions of the regulations of the Board of Governors, including Regulation T, Regulation U or Regulation X) and Equity Interests in any Person other than wholly-owned Subsidiaries that cannot be pledged without the consent of unaffiliated third parties; and (h) any assets located outside the United States to the extent that such assets require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction, to the extent that the Required Holders determine in their reasonable discretion that the cost of obtaining such perfected security interest in such non-U.S. jurisdiction outweighs the value to the Holders of obtaining such perfected security interest.
“Extraordinary Receipts” means the Net Cash Proceeds received by any Company Group Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of (x) proceeds from the sale of Inventory or (y) proceeds or other amounts described in clauses (a) or (b) of the definition of “Net Cash Proceeds”), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Company Group Obligor or Subsidiary, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.
“Fifteenth Amendment” has the meaning set forth in the definition of “Fifteenth Amendment Transaction Agreement.”
“Fifteenth Amendment Transaction Agreement” has the meaning set forth in the Fifteenth Amendment to the Credit Agreement, dated as of September 23, 2025 (the “Fifteenth Amendment”), by and among the Loan Parties, the Term Loan Agent, and the Term Loan Lenders party thereto.
“Fifteenth Amendment Transactions” has the meaning set forth in the Credit Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Flood Laws” means all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Forbearance Warrant” means that certain warrant issued to the Initial Purchaser on September 23, 2025.
“Foreign Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom or any European Union Central Bank or issued by any agency thereof and backed by the full faith and credit of the United Kingdom or any European Union Central Bank, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state, province or territory of the United Kingdom or any European Union Central Bank, or any political subdivision of any such state, province, territory or country or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom or any European Union Central Bank at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, (d) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United Kingdom so long as the full amount maintained with any such other bank is insured by the Financial Services Compensation Scheme, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or any recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (c) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.
“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Subsidiary” means (a) any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia, or (b) any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia that owns (directly or indirectly) no assets other than Equity Interests and/or debt interests of one or more Subsidiaries described in clause (a) above and other de minimis assets.
“Format Development Agreement” means: (a) the Format Development Agreement, dated March 10, 2016, among the Company, Hewlett-Packard Company (“HP”) and International Business Machines Corporation (“IBM”) relating to LTO8; (b) the Format Development Agreement, dated August 20, 2012, between the Company, HP, and IBM relating to LTO7; (c) the Format Development Agreement, dated August 24, 2009, between the Company, HP and IBM relating to LTO6; (d) the Format Development Agreement, dated March 23, 2007, between the Company, HP and IBM relating to LTO 5; (e) the Format Development Agreement, dated August 18, 2005, between the Company, HP and IBM relating to LTO4; (f) the Format Development Agreement, dated January 22, 2003, between Certance LLC, HP and IBM relating to LTO3; and (g) any prior or subsequent format development agreement relating to LTO to which the Company or any Subsidiary is a party.
“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of June 1, 2023, by and among the Term Loan Agent, the Term Loan Lenders party thereto, and the Loan Parties.
“Fourth Amendment Warrants” has the meaning set forth in Section 5(u) of the Fourth Amendment.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
“Governmental Body” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(b)entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“Guarantees” or “Guaranty” means any guaranty of the Convertible Notes Obligations executed by a Guarantor in favor of the Trustee or Notes Collateral Agent for its benefit and for the ratable benefit of Holders. Each such Guarantee will be in the form prescribed in this Indenture.

“Guarantor” means each Subsidiary of the Company that provides a Guarantee in accordance with this Indenture; provided that upon the release or discharge of the such Subsidiary from its Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Guarantor.
“Hazardous Materials” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
“Hazardous Wastes” means all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Immaterial Subsidiary” means, at any time, any Subsidiary of any Company Group Obligor (a) designated as such by the Company after the Closing Date in a written notice delivered to the Trustee and Notes Collateral Agent and (b) which does not (i) (x) own or generate any Receivables or Inventory, (y) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) and (z) receive or generate any royalty revenue or (ii) own, hold or have an exclusive license to use any Material Intellectual Property; it being understood that, as of the Closing Date, each of (1) Advanced Digital Information Corporation, a Washington corporation, (2) Certance (US) Holdings, Inc., a Delaware corporation, (3) Certance Holdings Corporation, a Delaware corporation, (4) Certance LLC, a Delaware limited liability company, (5) Quantum International, (6) Quantum India Development Center Private Ltd. and (7) Quantum Government shall be deemed to be an “Immaterial Subsidiary.”
“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities of such Person (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement that have been drawn but not yet reimbursed; (e) obligations (determined as the mark-to-market value(s)) under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, after taking into account the effect of any legally enforceable netting arrangement relating to such obligations; (f) any other advances of credit made to or on behalf of such Person or any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but excluding (1) trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses) and (2) the consideration payable in respect of any acquisition or other Permitted Investment); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts and in each case to the extent appearing as a liability on such Person’s balance sheet in accordance with GAAP; (j) off-balance sheet liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indenture” means this Indenture, as supplemented from time to time.
“Initial Purchaser” means Dialectic Technology SPV LLC.
“Initial Purchaser Disposition Date” means the first date on which the Initial Purchaser, together with its Affiliates and affiliated funds, no longer beneficially owns, in the aggregate, at least 50% of the aggregate principal amount of Initial Notes, counting for this purpose any Exchange Shares (or, after a Merger Event, the applicable Reference Property in a form other than cash) received upon exchange, conversion or settlement of any portion of the Initial Notes, but only to the extent then beneficially owned and only up to the principal amount of Initial Notes surrendered for such Exchange Shares (or Reference Property). Beneficial ownership shall be determined in accordance with Rule 13d-3 under the Exchange Act.
“Insolvency or Liquidation Proceeding” has the meaning assigned to such term in the Intercreditor Agreement.
“Insolvency Event” means, with respect to any Person, including without limitation any Customer, that such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Holder, is unable to perform hereunder due to the application of Applicable Law, or (e) has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” means property constituting a patent, copyright, trademark, service mark, trade name, mask work, trade secrets or design right under Applicable Law (and any registration or application in respect of the foregoing), including any such property to which a Company Group Obligor has a license or other right to use any of the foregoing under Applicable Law.
“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of September 23, 2025, among the Term Loan Agent and the other parties named therein, as acknowledged and agreed to by the Company Group Obligors, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Interest Expense” means, for any period, the aggregate interest expense of the Company and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.
“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreement entered into by any Company Group Obligor or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, any Company Group Obligor or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Inventory” means and includes as to each Company Group Obligor all of such Company Group Obligor’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Company Group Obligor’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Company Group Obligor’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents. For the purpose of this definition, “Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, moving expenses and similar advances to officers and employees of such Person made in the Ordinary Course of Business and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests or all or substantially all of the assets of such other Person (or of any division or business line of such other Person). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Investment Property” means and includes, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.
“Investment Property Collateral” means all Collateral comprised of Investment Property.
“Junior Priority Standstill Period” has the meaning assigned to such term in the Intercreditor Agreement.
“Junior Priority Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the shares of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.
“Leasehold Interests” means all of each Company Group Obligor’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 1.01(A).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under any capital lease (or financing lease having substantially the same economic effect as any of the foregoing), and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Lien Waiver Agreement” means an agreement which is executed in favor of the Notes Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to the Trustee, the Notes Collateral Agent and the Required Holders.
“Loan Parties” mean the Company and each borrower or guarantor that is now or which hereafter become a party to the Credit Agreement (together with their respective successors and assigns).
“Liquidity” means, as of any date of determination, the aggregate amount of all Qualified Cash on such date.
“LTO Consortium” means any Person party to a Format Development Agreement.

“LTO Program” means assets (including Intellectual Property) and revenue directly related and attributable to the Linear Tape-Open (“LTO”) format for which a Format Development Agreement exists.
“LTO Subsidiary” means Quantum LTO Holdings, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of either (i) the Company or (ii) the Company Group Obligors, taken as a whole, (b) the ability of either (i) the Company or (ii) the Company Group Obligors, taken as a whole, to duly and punctually pay or perform the Convertible Notes Obligations in accordance with the terms hereof, (c) the Notes Collateral Agent’s Liens on the Collateral or the priority of any such Lien on all or a material portion of the Collateral or (d) the practical realization of the benefits of the Trustee’s, the Notes Collateral Agent’s and each Holder’s rights and remedies under this Indenture and the Other Documents.
“Material Indebtedness” means Indebtedness for borrowed money (other than the Convertible Notes Obligations or any Indebtedness owing to the Company or a Subsidiary of the Company) of any Company Group Obligor to any Person with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $3,000,000 or more.
“Material Intellectual Property” means any Intellectual Property that is material to the business of any Company Group Obligor, individually, or the Company Group Obligors, taken as a whole, and which shall, for the avoidance of doubt, include material software owned, held or licensed by the Company Group Obligors and their Subsidiaries (other than non-exclusive software licenses granted in the ordinary course of business).
“Material Non-Public Information” means information regarding the Company, any Company Group Obligor or any of their respective securities that is material for purposes of U.S. federal securities laws and is not publicly available within the meaning of Regulation FD under the Exchange Act.
“Maturity Date” means December 18, 2028.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Company Group Obligor or any member of the Controlled Group.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Company Group Obligor or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.
“Net Cash Proceeds” means:
(a)with respect to any Disposition by any Company Group Obligor or any of its Subsidiaries of any assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Company Group Obligor or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) the Convertible Notes Obligations and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Company Group Obligor or such Subsidiary in connection with such Disposition, (iii) taxes paid or payable to any taxing authorities by such Company Group Obligor or such Subsidiary in connection with such Disposition, in each case of clauses (i), (ii), and (iii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Company Group Obligor or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise Disposed of at the time of, or within 30 days after, the date of such Disposition;
(b)with respect to the issuance or incurrence of any Indebtedness by any Company Group Obligor or any of its Subsidiaries, or the issuance by any Company Group Obligor or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Company Group Obligor or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions and expenses related thereto and required to be paid by such Company Group Obligor or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by such Company Group Obligor or such Subsidiary in connection with such issuance or incurrence, in each case of clauses (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Company Group Obligor or any of its Subsidiaries, and are properly attributable to such transaction; and
(c)with respect to any Extraordinary Receipts received by any Company Group Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Company Group Obligor or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than the Convertible Notes Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Company Group Obligor or such Subsidiary in connection with such Extraordinary Receipt; and (iii) taxes paid or payable to any taxing authorities by such Company Group Obligor or such Subsidiary in connection with such Extraordinary Receipt, in each case of clauses (i), (ii) and (iii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Company Group Obligor or any of its Subsidiaries, and are properly attributable to such transaction.
“Notes” means, collectively, the Initial Notes and (if permitted to be issued hereunder) the Additional Notes.
“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent for the holders of the Notes under this Indenture and the other Security Documents and any successor pursuant to the provisions of this Indenture and other Security Documents.
“Obligations” means any principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable state, federal or foreign law and including, for the avoidance of doubt, PIK Interest), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness.
“OC III Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Officer” means the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, secretary or assistant secretary, or other similar officer, manager or a director of the Company or any Guarantor, as applicable, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.
“Officer’s Certificate” means a certificate signed by an Officer of the Company.
“Open of Business” means 9:00 a.m., New York City Time.

“Opinion of Counsel” means a written opinion of counsel to the Company licensed in any State of the United States of America and applying the laws of such State or any other Person reasonably satisfactory to the Trustee.
“Ordinary Course of Business” means, with respect to any Company Group Obligor or any of its Subsidiary, the ordinary course of the business of such Company Group Obligor or such Subsidiary, as applicable.
“Organizational Documents” means, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Documents” means the Notes, any Guaranty, the Registration Rights Agreement, the Intercreditor Agreement, the Perfection Certificate and any and all other agreements, instruments and documents, including any subordination agreements, guaranties, pledges, trustee fee letters, powers of attorney, consents, and all other agreements, documents or instruments heretofore, now or hereafter executed by any Company Group Obligor and/or delivered to the Trustee and/or the Notes Collateral Agent or any Holder pursuant to this Indenture, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.
“Other Credit Agreement Documents” has the meaning given to the term “Other Documents” in the Credit Agreement.
“Parent” of any Person means a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Payment Conditions” means, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $30,000,000 on such date and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.
“Payment in Full” or “Paid in Full” means (a) the final payment or repayment in full, (x) in cash, in immediately available funds and/or (y) pursuant to an exchange pursuant to the terms of this Indenture, of all of the Convertible Notes Obligations, including without limitation all principal amounts, accrued and unpaid interest, fees or charges that have accrued hereunder or under any Other Document and are unpaid and the obligations of the Company Group Obligors under the Notes or this Indenture (other than contingent indemnification Obligations which pursuant to the express terms of this Indenture, the Note or any of the Other Documents survive the termination hereof or thereof but are not then asserted and are unknown) and (b) the receipt by the Trustee or the Notes Collateral Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Trustee, the Notes Collateral Agent or a Holder at such time that are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Required Holders reasonably determine is appropriate to secure such contingent Obligations. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, the Trustee, the Notes Collateral Agent or any Holder is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by the Trustee, the Notes Collateral Agent or any Holder.
“PBGC” mans the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” means at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of

ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Company Group Obligor or any member of the Controlled Group or (b) has at any time within the preceding five years been maintained or to which contributions have been required by a Company Group Obligor or any entity which was at such time a member of the Controlled Group.
“Permitted Acquisition” means an acquisition by a Company Group Obligor of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:
(a)at least five Business Days prior to the anticipated closing date of the proposed acquisition, the Company has provided the Trustee, the Notes Collateral Agent and the Holders with written notice of the proposed acquisition;
(b)the board of directors (or other comparable governing body) of the Target shall have duly approved the acquisition;
(c)if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate or other limited liability holding company directly or indirectly wholly-owned by a Company Group Obligor and newly formed for the sole purpose of effecting such acquisition;
(d)the Target or assets acquired shall be used or useful in the business of the Company, and the Company shall have provided the Holders all material memoranda and presentations delivered to the board of directors of the Company or the applicable Subsidiary describing the rationale for such acquisition;
(e)no Indebtedness will be incurred, assumed or would exist with respect to the Company or its Subsidiaries as a result of such acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed or would exist with respect to the assets of the Company or its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;
(f)subject to the Intercreditor Agreement, within 15 days after the consummation of such acquisition (or such longer period as the Trustee or the Notes Collateral Agent shall agree), the Trustee and the Notes Collateral Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Indenture and the Other Documents or otherwise reasonably satisfactory to the Trustee and the Notes Collateral Agent;
(g)to the extent available, the Company Group Obligor shall have delivered to the Holders financial statements of the acquired entity for the two most recent fiscal years then ended;
(h)in connection with the acquisition of Equity Interests, (1) the Target shall have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least $1 (or such other minimum amount as Required Holders shall agree), and (2) within 30 days after the consummation of such acquisition (or such longer period as the Required Holders shall agree), the Target shall be added as a Guarantor and be jointly and severally liable for all Convertible Notes Obligations, in each case, to the extent that the Target would have been required to do so under Section 4.28 as if it were a newly formed Subsidiary; provided that the foregoing requirement shall not apply to any Target acquired using the non-guarantor cap set forth in clause (n) below;
(i)[reserved];
(j)if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $15,000,000, the Company shall have delivered to the Holders a quality of earnings report performed by a third-party firm reasonably acceptable to the Required Holders;
(k)[reserved];
(l)on the date of any such acquisition, the Company shall have Average Liquidity for the 30 days immediately preceding the date of such acquisition of not less than $30,000,000;

(m)on the date of any such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;
(n)except to the extent made with the proceeds of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Company, the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all such acquisitions, together with any Permitted Investments entered into pursuant to clause (r) of such definition, of (x) Targets that are not organized or incorporated in the United States, any State or territory thereof or the District of Columbia or (y) assets located outside of the United States, shall not exceed $10,000,000 in the aggregate during the Term; and
(o)if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $7,500,000, not later than five Business Days prior to the anticipated closing date of the proposed acquisition, the Company has provided the Holders with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (the “Acquisition Documents”), and, in any event, promptly following the closing date of the acquisition, the Company shall provide the Holders with true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, together with any schedules to such Acquisition Documents.
“Permitted Dispositions” means:
(a)Dispositions of Equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Company Group Obligors or their Subsidiaries and leases or subleases of Real Property that is not useful in the conduct of the business of the Company Group Obligors or their Subsidiaries;
(b)sales of Inventory to Customers in the Ordinary Course of Business;
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Indenture or any of the Other Documents;
(d)the licensing of patents, trademarks, copyrights, and other Intellectual Property rights (i) on a non-exclusive basis in the Ordinary Course of Business or (ii) on a non-exclusive basis (other than with respect to exclusivity for specific geographic locations), in each case under this clause (ii), in the Ordinary Course of Business to the extent consistent with past practice;
(e)the granting of Permitted Encumbrances;
(f)the sale or discount, in each case without recourse, of Receivables arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;
(g)any involuntary loss, damage or destruction of property;
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)the leasing or subleasing of assets of any Company Group Obligor or its Subsidiaries in the Ordinary Course of Business;
(j)(i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Company, including, without limitation, in connection with the 2025 Equity Line of Credit, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Company Group Obligor that is itself a Company Group Obligor to such Company Group Obligor, (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Company Group Obligor to any Subsidiary that is not a Company Group Obligor, and (iv) the sale or issuance of Equity Interests of the Company pursuant to the Convertible Notes Documents;
(k)(i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Company Group Obligor or its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other Intellectual Property rights so long as (in each case under clauses (i) and (ii)), (A) such patents, trademarks, copyrights or other Intellectual Property rights do not generate material revenue, (B) such lapse or abandonment would not reduce the recurring royalty revenue stream of assets not Disposed of, and (C) such lapse or abandonment is not materially adverse to the interests of the Notes Collateral Agent and the other Secured Parties;
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to this Indenture;
(m)the making of Permitted Investments;
(n)Dispositions of assets acquired by any Company Group Obligor or its Subsidiaries pursuant to a Permitted Acquisition or other Permitted Investment consummated within twelve (12) months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so Disposed of is at least equal to the fair market value (as determined in good faith by such Company Group Obligor or the applicable Subsidiary) of such assets, (ii) the assets to be so Disposed of are not necessary or economically desirable in connection with the business of the Company Group Obligors and their Subsidiaries, and (iii) the assets to be so Disposed of are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition or other Permitted Investment;
(o)transfers of assets (i) from any Company Group Obligor or any of its Subsidiaries to a Company Group Obligor and (ii) from any Subsidiary of any Company Group Obligor that is not a Company Group Obligor to a Company Group Obligor, in each case, to the extent made in accordance with Section 4.27;
(p)Dispositions of intangible assets not otherwise permitted in clauses (a) through (o) above, so long as (i) no Default or Event of Default then exists or would arise therefrom, (ii) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (iii) such intangible assets do not generate material revenue, (iv) any such Disposition would not result in a material increase in any costs or expenses of the Company and its Subsidiaries, (v) such Disposition is made at fair market value (as determined in good faith by the Company or the applicable Subsidiary), and (vi) the aggregate fair market value of all such intangible assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (q) of this definition, not exceed $12,000,000;
(q)Dispositions of assets not otherwise permitted in clauses (a) through (o) above, so long as (i) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (ii) no Default or Event of Default then exists or would arise therefrom, (iii) such Disposition is made at fair market value (as determined in good faith by the Company or the applicable Subsidiary), (iv) the aggregate fair market value of all such assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (p) of this definition, not exceed $12,000,000, and (v) in any such Disposition, at least 75% of the purchase price is paid to such Company Group Obligor or Subsidiary in cash;
(r)[reserved]; and
(s)Dispositions of Service Inventory pursuant to one or more transactions to a purchaser separately identified to the Trustee and the Notes Collateral Agent, so long as (i) the aggregate purchase price received by the Company and its Subsidiaries in respect of all such Dispositions pursuant to this clause (s) does not exceed $7,600,000, (ii) in any such Disposition, the purchase price is (x) no less than the cost value of such Service Inventory as reflected in the financial statements of the Company and its Subsidiaries in accordance with GAAP and (y) paid to such Company Group Obligor or its Subsidiary 100% in cash and (iii) the Net Cash Proceeds of any such Disposition are applied to prepay the Loans (as defined in the Credit Agreement) as (and to the extent) required by Section 2.3(a) of the Credit Agreement, in the amounts set forth therein;
provided that, if any Permitted Disposition of Material Intellectual Property (other than the grant of a non-exclusive license thereof) is made to a Subsidiary or Affiliate who is not a Company Group Obligor, the purchaser, assignee or other transferee thereof shall agree in writing to be bound by a non-exclusive royalty-free worldwide license of such Material Intellectual Property in favor of the Notes Collateral Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Trustee and the Notes Collateral Agent; provided further that the foregoing proviso shall not apply to transactions that (i) have a bona fide business purpose and (ii) are not undertaken to facilitate a financing or a Restricted Payment or undertaken in connection with a liability management transaction.
“Permitted Earnouts” means, with respect to a Company Group Obligor, any obligations of such Company Group Obligor arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time and, if in excess of $2,000,000 are subject to subordination terms (or a Subordination Agreement in favor of the Trustee, the Notes Collateral Agent and the Holders) reasonably acceptable to the Required Holders.
“Permitted Encumbrances” means:
(a)Liens in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, to secure the Convertible Notes Obligations;
(b)Liens created under (i) the Revolving Loan Documents (as such term is defined in the Credit Agreement) to secure the Revolving Loan Indebtedness (as such term is defined in the Credit Agreement) that are subject to the Intercreditor Agreement and (ii) the Term Loan Documents to secure the Term Loan Obligations that are subject to the Intercreditor Agreement, and, in case, any refinancing in respect of such Indebtedness that is incurred in accordance with the terms of the Intercreditor Agreement;
(c)Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not yet delinquent or (ii) do not have priority over the Notes Collateral Agent’s Liens and the underlying taxes, assessments, charges or levies are being Properly Contested;
(d)judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 6.01(c);
(e)Liens set forth on Schedule 1.01(B); provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Closing Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of the Company Group Obligors other than the property and assets to which they apply as of the Closing Date;
(f)the interests of lessors (and interests in the title of such lessors) under operating leases and non-exclusive licensors (and interests in the title of such licensors) under license agreements;
(g)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(h)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers arising in the Ordinary Course of Business and not in connection with the borrowing of money and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;
(i)Liens on amounts deposited to secure obligations of the Company Group Obligors and their Subsidiaries in connection with worker’s compensation or other unemployment insurance;
(j)Liens on amounts deposited to secure obligations of the Company Group Obligors and their Subsidiaries in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money;
(k)Liens on amounts deposited to secure reimbursement obligations of the Company Group Obligors and their Subsidiaries with respect to surety or appeal bonds obtained in the Ordinary Course of Business;
(l)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;
(m)to the extent constituting a Permitted Disposition, licenses of patents, trademarks, copyrights and other Intellectual Property rights;

(n)Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(o)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts of the Company Group Obligors and their Subsidiaries in the Ordinary Course of Business;
(p)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of “Permitted Indebtedness”;
(q)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)Liens solely on any cash earnest money deposits made by the Company Group Obligors and their Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Permitted Investment;
(s)Liens that secure Indebtedness of Foreign Subsidiaries permitted under clause (o) of the definition of “Permitted Indebtedness”;
(t)other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $1,500,000;
(u)Liens on amounts deposited to secure obligations in respect of (x) netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements and (y) letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments, in each case, permitted under clause (n) of the definition of “Permitted Indebtedness”;
(v)Liens that secure Indebtedness permitted under clause (v) of the definition of “Permitted Indebtedness”; and
(w)Liens that secure Indebtedness permitted under clause (w) of the definition of “Permitted Indebtedness.”
“Permitted Holders” means each of (a) the Initial Purchaser and any funds, limited partnerships or investment vehicles (including co-investment vehicles) managed or advised by the Initial Purchaser or any of its Affiliates, (b) any investors (including limited partners) in the Persons identified in clause (a) who are investors in such Persons as of the Closing Date, and from time to time, invest directly or indirectly in the Company, (c) any Affiliates of any of the foregoing Person(s) described in clause (a) or clause (b), or any direct or indirect Subsidiaries of any such Person(s), or any funds, limited partnerships or investment vehicles (including co-investment vehicles) managed or advised by any such Person(s), or over which any such Person(s) exercise governance rights or have an advisory relationship, and (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses(a), (b) or (c) above are members; provided that (i) without giving effect to the existence of such group or any other group, the Persons described in clauses(a), (b) and (c) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Company then held by such group, and (ii) to the extent that beneficial ownership of Equity Interests of any member of such group is attributed to one or more other members of such group, each such member of the group that is by attribution deemed to be the beneficial owner of such additional Equity Interests shall also be deemed to be a Permitted Holder.
“Permitted Indebtedness” means:
(a)the Convertible Notes Obligations;
(b)Indebtedness as of the Closing Date set forth on Schedule 1.01(C) hereto and any Refinancing Indebtedness in respect of such Indebtedness;

(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time;
(d)endorsement of instruments or other payment items for deposit;
(e)Indebtedness consisting of guarantees permitted under this Indenture;
(f)Indebtedness incurred on the date of the consummation of a Permitted Acquisition or other Permitted Investment solely for the purpose of consummating such Permitted Acquisition or other Permitted Investment; provided that (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness is not incurred for working capital purposes, (iii) such Indebtedness shall not amortize or mature prior to the date that is six months after the Maturity Date and such Indebtedness shall not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Maturity Date, (iv) such Indebtedness shall be subordinated in right of payment to the Convertible Notes Obligations on terms and conditions reasonably satisfactory to the Required Holders; and (v) the aggregate outstanding principal amount of such Indebtedness shall not exceed $12,000,000 at any time;
(g)Acquired Indebtedness and any Refinancing Indebtedness in respect of such Acquired Indebtedness; provided that (i) such Indebtedness shall at all times be unsecured, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(h)Indebtedness (x) constituting deferred purchase price obligations arising in connection with Permitted Acquisitions and other Permitted Investments, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions and other Permitted Investments, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions and other Permitted Investments, provided that, (i) such Indebtedness shall at all times be unsecured, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;
(i)Indebtedness incurred in the Ordinary Course of Business under performance, surety, bid, statutory, or appeal bonds;
(j)Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Company Group Obligor or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(k)Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Company Group Obligors and their Subsidiaries and not for speculative purposes;
(l)unsecured Indebtedness of the Company owing to former employees, officers or directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase by the Company of the Equity Interests of the Company that has been issued to such Persons, so long as (i) such Indebtedness shall at all times be unsecured; (ii) such Indebtedness shall be subordinated in right of payment to the Convertible Notes Obligations on terms and conditions reasonably acceptable to the Required Holders; and (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,500,000 at any time;
(m)Indebtedness constituting Permitted Investments;
(n)Indebtedness in respect of (x) netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the Ordinary Course of Business and (y) letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments of the Company and/or its Subsidiaries that are (i) outstanding as of December 18, 2025 (and any renewals or extensions thereof) or (ii) entered into after December 18, 2025; provided that the aggregate outstanding principal amount of such Indebtedness under this clause (n)(y)(ii) shall not exceed $3,000,000 at any time;
(o)Indebtedness of any Foreign Subsidiaries of the Company; provided that (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $3,000,000 at any time and (ii) such

Indebtedness is not directly or indirectly recourse to any of the Company Group Obligors or of their respective assets;
(p)Indebtedness of any Company Group Obligor or its Subsidiaries in respect of Permitted Intercompany Advances;
(q)the accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;
(r)any other Indebtedness which is unsecured (or, to the extent a Lien securing such Indebtedness constitutes a Permitted Encumbrance, secured Indebtedness) incurred by any Company Group Obligor or any of its Subsidiaries, not otherwise permitted in clauses (a) through (q) above, and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed an amount equal to $7,500,000;
(s)any other unsecured Subordinated Indebtedness incurred by any Company Group Obligor or any of its Subsidiaries (and any Refinancing Indebtedness in respect of such Subordinated Indebtedness) not otherwise permitted in clauses (a) through (r) above; provided that (i) on the date such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (ii) the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $15,000,000;
(t)the Revolving Loan Indebtedness (as such term is defined in the Credit Agreement) (and any refinancing in respect of such Revolving Loan Indebtedness that is incurred in accordance with the terms of the Intercreditor Agreement);
(u)to the extent constituting Indebtedness, the aggregate amount of the Qualified Contributions made to the Company in accordance with the terms of this Indenture;
(v)Indebtedness pursuant to the Term Loan Documents (and any refinancing in respect of such Indebtedness that is incurred in accordance with the terms of the Intercreditor Agreement); and
(w)from and after the Discharge of OC III Senior Term Loan Obligations (as such term is defined in the Intercreditor Agreement), Indebtedness pursuant to a working capital revolving facility in form and substance reasonably satisfactory to the Required Holders (and any refinancing thereof).
“Permitted Intercompany Advances” means any loans and/or advances made:
(a)pursuant to, and in accordance with, the Transfer Pricing Program;
(b)by a Company Group Obligor to another Company Group Obligor;
(c)by a Subsidiary of a Company Group Obligor that is not a Company Group Obligor to another Subsidiary of a Company Group Obligor that is not a Company Group Obligor;
(d)by a Subsidiary of a Company Group Obligor that is not a Company Group Obligor to a Company Group Obligor; and
(e)by a Company Group Obligor to a Subsidiary of a Company Group Obligor that is not a Company Group Obligor; provided that (i) the aggregate amount of all such loans and advances made after the Closing Date at any one time outstanding shall not exceed $2,500,000; (ii) on the date any such loan or advance is made and after giving effect thereto, each of the Payment Conditions shall have been satisfied; and (iii) in connection with any loan or advance made for purposes of funding a Permitted Acquisition, such loan or advance shall promptly be repaid in full by such Subsidiary to such Company Group Obligor if such Permitted Acquisition is not consummated within 30 days of the making of such loan or advance.
“Permitted Investments” means:
(a)Investments in (i) cash and Cash Equivalents, (ii) Foreign Cash Equivalents, and (iii) readily marketable United States corporate securities that are made in compliance with the Cash Management Policy;
(b)Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(c)advances made in connection with purchases of goods or services in the Ordinary Course of Business;
(d)Investments received in settlement of amounts due to any Company Group Obligor or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Company Group Obligor or any of its Subsidiaries as a result of an Insolvency Event involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Company Group Obligor or its Subsidiaries;
(e)Investments owned by any Company Group Obligor or any of its Subsidiaries on the Closing Date;
(f)guarantees permitted under Section 4.18;
(g)Permitted Intercompany Advances, so long as, (i) the applicable loan or advance is evidenced by a promissory note on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note to the prior Payment in Full of all of the Convertible Notes Obligations) acceptable to the Required Holders (it being understood and agreed that the form and substance of the Subordinated Intercompany Note (as defined in the Credit Agreement) is acceptable to the Required Holders) and (ii) such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Company Group Obligors that are the payees on such note;
(h)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Company Group Obligor in any other Company Group Obligor (other than capital contributions to or the acquisition of Equity Interests of the Company);
(i)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Company Group Obligor or its Subsidiaries (in bankruptcy of Customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims;
(j)deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;
(k)(i) non-cash loans and advances to employees, officers and directors of the Company or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Company, so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in the Company, and (ii) loans and advances to employees and officers of any Company Group Obligor or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $1,500,000 at any one time;
(l)Permitted Acquisitions and Specified Immaterial Acquisitions;
(m)Investments resulting from entering into (i) Interest Rate Hedges, Foreign Currency Hedges or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness”;
(n)equity Investments by any Company Group Obligor in any Subsidiary of such Company Group Obligor which is required by Applicable Law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law;
(o)Investments held by a Person acquired in a Permitted Acquisition or other Permitted Investment to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or other Permitted Investment and were in existence on the date of such Permitted Acquisition or other Permitted Investment;
(p)any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 4.25;
(q)to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 4.23; and

(r)any other Investments in an aggregate amount not to exceed $10,000,000 outstanding at any time; provided that (i) on the date any Investment is made and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) on the date any Investment is made which would cause the aggregate amount of all Investments outstanding under this clause (r) to exceed the greater of $1,400,000, and after giving effect to such Investment, each of the other Payment Conditions shall have been satisfied.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Convertible Notes Obligations, but including Capitalized Lease Obligations) incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Permitted Seller Note” means a promissory note with respect to unsecured Indebtedness of any Company Group Obligor incurred in connection with a Permitted Acquisition or other Permitted Investment and payable to the seller in connection therewith (excluding Indebtedness arising from deferred purchase price obligations) and, if the initial principal amount of such promissory note is equal to or greater than $1,500,000, containing subordination terms (or subject to a Subordination Agreement in favor of the Trustee, the Notes Collateral Agent and the Holders) and other terms and conditions reasonably satisfactory to Required Holders.
“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Company Group Obligor or to which any Company Group Obligor is required to contribute or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, maintained by any member of the Controlled Group or to which any member of the Controlled Group is required to contribute.
“Pledged Collateral” means the Equity Interests owned by the Guarantors described on Schedule 1.01(D) attached hereto and made a part hereof, together with any additions, exchanges, replacements and substitutions therefor, dividends and distributions with respect thereto, and the proceeds thereof, including, without limitation, all of the stock, membership interests or units and/or partnership units in the Persons listed on Schedule 1.01(D) attached hereto, whether now owned or hereafter acquired by such Guarantor or in which such Guarantor now or hereafter has any rights, options or warrants, together with any certificates representing such interest and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such Persons.
“Prior Loan Documents” means, collectively, the Term Loan Credit and Security Agreement, dated as of December 17, 2018, as heretofore amended, modified and supplemented, by and among the Company, U.S. Bank National Association, as agent, and the lenders party thereto, and all of the other agreements, documents and instruments executed and/or delivered in connection therewith or related thereto.
“Properly Contested” means, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) except for Permitted Encumbrances set forth in clause (c) of the definition thereof, no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Notes Collateral Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.
“Qualified Cash” means, as of any date of determination, so long as the Company is in compliance with Section 6.15(b) of the Credit Agreement, all cash and Cash Equivalents of the Company which is maintained in a Depository Account that is subject to a Control Agreement; provided that, prior to the post-closing deadline for delivering Control Agreements set forth in Section 6.15(b) of the Credit Agreement, Qualified Cash shall include consolidated unrestricted Cash and Cash Equivalents of the Company Group Obligors held in Depository Accounts in the United States.
“Qualified Contribution” means cash proceeds from (a) one or more cash equity contributions made, directly or indirectly, to the Company by its equity holders in exchange for Qualified Equity Interests of the Company or (b) Subordinated Indebtedness issued by the Company in favor of any direct or indirect holder of its Equity Interests, so long as such Indebtedness has been subordinated in right of payment and priority (if secured) to the Convertible Notes Obligations in a manner satisfactory to the Required Holders in their sole discretion.
“Qualified Equity Interests” means Equity Interests issued by the Company (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests.
“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.
“Real Property” means all of the real property owned, leased or operated by any Company Group Obligor on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables” means and includes, as to each Company Group Obligor, all of such Company Group Obligor’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Company Group Obligor’s contract rights, instruments (including those evidencing indebtedness owed to such Company Group Obligor by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Company Group Obligor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Notes Collateral Agent hereunder.
“Recurring Royalty Revenue” means revenue received and recognized by the Company or any of its Subsidiaries pursuant to a Format Development Agreement relating to the LTO Program.
“Refinancing Indebtedness” means any refinancing, renewal or extension of Indebtedness so long as:
(a)such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;
(c)if the Indebtedness that is refinanced, renewed or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and

(d)the Indebtedness that is refinanced, renewed or extended is not recourse to any Person that is liable on account of the Convertible Notes Obligations, other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 18, 2025, by and among the Company and certain Holders named therein, as amended, restated, supplemented or otherwise modified from time to time.
“Regulation T” means Regulation T of the Board of Governors as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors as in effect from time to time.
“Regulation X” means Regulation X of the Board of Governors as in effect from time to time.
“Reportable ERISA Event” means a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.
“Repurchase Upon Delisting Event” means the repurchase of any Note by the Company pursuant to Section 3.05.
“Required Holders” means, at any time, the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Secured Parties” means, collectively, the Trustee, the Notes Collateral Agent and the Holders and the respective successors and assigns of each of them.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means, collectively, this Indenture, any control agreements required under the Convertible Notes Documents, the other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Notes Collateral Agent or the Trustee, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.
“Senior Priority Agent” has the meaning assigned to such term in the Intercreditor Agreement.
“Senior Priority Obligations” means the OC III Senior Term Loan Obligations as defined in the Intercreditor Agreement.
“Service Inventory” means Inventory consisting of (a) component parts used to repair defective products and (b) finished units provided for Customer use either permanently or on a temporary basis while a defective product is being repaired and, in each case, specified as “service parts inventories” (or with a similar description) on the balance sheets of the Company Group Obligors.
“Similar Business” means any business conducted or proposed to be conducted by the Company and the Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“Specified Immaterial Acquisition” means an acquisition by a Company Group Obligor or any of its Subsidiaries of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:

(a)on the date of any such acquisition and after giving pro forma effect thereto, (i) Liquidity shall be equal to or greater than $25,000,000 and (ii) no Event of Default shall exist or shall have occurred and be continuing;
(b)the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of any individual acquisition shall not exceed $2,500,000 and for all such acquisitions shall not exceed $5,000,000 in the aggregate;
(c)[reserved];
(d)the Company and its Subsidiaries are in compliance with the conduct of business covenant set forth in Section 4.17; and
(e)the Company and its Subsidiaries are (or will be within the specified timeframes) in compliance with the covenants relating to the guaranties and collateral set forth in Article XII.
“Subordinated Indebtedness” means: (a) Indebtedness under any Permitted Seller Notes (to the extent required to be subordinated pursuant to the definition thereof), (b) Indebtedness in respect of Permitted Earnouts (to the extent required to be subordinated pursuant to the definition thereof), and (c) any other unsecured Indebtedness of any Company Group Obligor or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Convertible Notes Obligations and that (i) is guaranteed by the Company Group Obligors, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (iii) does not include any covenant (including without limitation any financial covenant) or agreement that is more restrictive or onerous on any Company Group Obligor in any material respect than any comparable covenant in the Agreement; provided that with respect to any financial covenant, such covenant shall not be more restrictive or onerous on any Company Group Obligor in any respect, and (iv) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.
“Subordination Agreement” means any subordination agreement by and among the Notes Collateral Agent, any Company Group Obligor and any holder of Subordinated Indebtedness, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.
“Subsidiary” or “subsidiary” of any Person means a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” means (a) with respect to the Equity Interests issued to a Company Group Obligor by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Company Group Obligor by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to the Company or any of its Subsidiaries) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Tenth Amendment” means the Tenth Amendment to Credit Agreement, dated as of August 13, 2024, by and among the Term Loan Agent, the Term Loan Lenders party thereto, and the Loan Parties.
“Tenth Amendment Warrants” shall have the meaning set forth in Section 5(w) of the Tenth Amendment.

“Term Loan Agent” means Alter Domus (US) LLC, in its capacity as agent under the Credit Agreement, and any successor or permitted assign in such capacity.
“Term Loan Deferred Cash Interest Amount” means the principal amount of $2,821,654.82, the amount of accrued but unpaid interest (including any applicable premium) owed by the Company to the Initial Purchaser as the “Deferred Cash Interest Amount” under the Credit Agreement as of the Closing Date.
“Term Loan Documents” means, collectively, the Credit Agreement, all notes, guarantees, security agreements, pledge agreements, intercreditor agreements, fee letters and all other agreements, documents and instruments executed and/or delivered in connection therewith or related thereto, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Term Loan Lenders” means the financial institutions which are now or which hereafter become a party to the Credit Agreement as a lender (together with their respective successors and assigns).
“Term Loan Obligations” means all obligations, liabilities and indebtedness (monetary or otherwise) of the Company and the Guarantors under the Credit Agreement and the other Term Loan Documents, including, without limitation, all principal, interest (including interest accruing after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable in such proceeding), fees, costs, expenses, indemnities and other amounts payable thereunder or in respect thereof.
“Term Pari Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Termination Event” means: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Company Group Obligor or any member of the Controlled Group from a Pension Benefit Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan or Multiemployer Plan; (e) any event or condition (i) which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (ii) that results in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Company Group Obligor or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Company Group Obligor or any member of the Controlled Group.
“Toxic Substance” means and includes any material present on any Real Property owned or leased by any Company Group Obligor (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Trading Day” means any day on which trading in Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day. A Trading Day will not include after-hours trading or any other trading outside of the regular trading session of 9:30 a.m. to 4:00 p.m. New York City Time.
“Transfer Pricing Program” means the transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company pursuant to which the Company, directly or indirectly, reimburses expenses incurred by its Subsidiaries in the operation of the business, in each case, in accordance with Applicable Law, in the Ordinary Course of Business and in a manner consistent with past practice.
“Trust Officer” means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” means such successor Trustee.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Notes Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“U.S. Dollars” and the symbol “$” each means currency of the United States of America.
“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person, all of the Equity Interests (other than directors’ qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
Section 1.02Other Definitions.

Term	Defined in Section
10-Day VWAP	Section 3.02(a)(i)
Accountants	Section 13.06
Action	Section 12.08(v)
Additional Reporting Triggering Event	Section 4.15(a)
Buy-In	Section 10.16(a)(i)
CRO	Section 4.15(a)
Company Mandatory Exchange	Section 3.02(a)
Company Mandatory Exchange Notice	Section 3.02(e)
Company Mandatory Exchange Notice Date	Section 3.02(e)
Corporate Action	Section 10.06(d)
Delisting Event Repurchase Notice	Section 3.05(c)
Delisting Event Repurchase Right	Section 3.05(a)
Environmental Complaint	Section 13.03
Event of Default	Article VI
Exchange Agent	Section 2.04
Exchange Consideration	Section 10.03(c)
Exchange Date	Section 10.03(a)(i)
Guarantor Obligations	Section 11.01

Term	Defined in Section
Hazardous Discharge	Section 13.03
Mandatory Exchange	Section 3.02(a)
Mandatory Exchange Amount	Section 3.03
Mandatory Exchange Date	Section 3.02(e)(iv)
Mandatory Maturity Exchange	Section 3.01(a)
Market Price	Section 3.01(b)
Maturity Date Notice	Section 3.01(d)
Maturity Date Shares	Section 3.01(d)
Maturity Exchange Notice	Section 3.01(a)
Note Outstanding Amount	Section 3.02(a)
Notice of Voluntary Exchange	Section 10.02(a)
PIK Interest	Section 2.14(a)
PIK Payment	Section 2.14(a)
PIK Rate	Section 2.14(a)
Paying Agent	Section 2.04
Quantum Board	Section 4.13
Registrar	Section 2.04
Related Person	Section 12.08(b)
Reset Date	Section 10.06(b)
Reset Floor	Section 10.06(b)(ii)
Security Document Order	Section 12.08(r)
Senior Financing	Section 4.27
Special Interest Payment Date	Section 2.11
Special Record Date	Section 2.11
True-Up	Section 3.01(e)
True-Up Delivery Date	Section 3.01(e)
True-Up Notice	Section 3.01(f)
True-Up Price	Section 3.01(e)
True-Up Shares	Section 3.01(e)
Voluntary Exchange	Section 10.01
Voluntary Exchange Notice Date	Section 10.02(a)
Voluntary Exchange Settlement Notice	Section 10.03(a)

Section 1.03[Reserved].
Section 1.04Rules of Construction.
Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)“or” is not exclusive;
(d)“including” means including without limitation;
(e)words in the singular include the plural and words in the plural include the singular;

(f)unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and
(g)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.
Article II
THE NOTES
Section 2.01Amount of Notes; Additional Notes.
All Notes shall be substantially identical in all respects other than issue prices, issuance dates, first interest payment amount, first interest payment date and denominations. Additional Notes may be issued from time to time by the Company subject to the consent of the Initial Purchaser and, when issued, shall be consolidated with and form a single class with the Initial Notes; provided, such Additional Notes will not be issued with the same CUSIP number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. All Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments and offers to purchase.
Subject to Section 2.03, the Trustee shall authenticate the Initial Notes for original issue on the Closing Date in the aggregate principal amount of $54,718,114. With respect to any Additional Notes issued, there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 2.03, set forth, or determined in the manner provided in an Officer’s Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
(a)the aggregate principal amount of such Additional Notes that may be authenticated and delivered under this Indenture (which shall be calculated without reference to any Additional Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Additional Notes pursuant to Section 2.07 or 2.09 or Exhibit A or any Additional Notes which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);
(b)the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and
(c)if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositories for such Global Notes, the form of any legend or legends that shall be borne by any such Global Notes in addition to or in lieu of that set forth in Appendix I to Exhibit A and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Notes may be exchanged in whole or in part for Additional Notes registered, and any transfer of such Global Notes in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.
If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the trust indenture supplemental hereto setting forth the terms of the Additional Notes.
Section 2.02Form and Dating.
Provisions relating to the Notes are set forth in Exhibit A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication and any Notes shall be substantially in the form of Appendix I to Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. Without limiting the generality of the foregoing, Notes offered and sold to QIBs in reliance on Rule 144A and “institutional accredited investors” as that term is defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act shall include the form of assignment set forth in Appendix I to Exhibit A and Notes offered and sold in offshore transactions in reliance on Regulation S (other than Notes offered on the Closing Date) shall include the form of certificate set forth in Exhibit B. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix I to Exhibit A are part of the terms of this Indenture.
Section 2.03Execution and Authentication.
An Officer shall sign the Notes for the Company by manual, electronic or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
Subject to the conditions and terms herein, at any time and from time to time after the execution and delivery of this Indenture, the Company may deliver the Notes executed by the Company to the Trustee for authentication, together with a written order of the Company in the form of an Officer’s Certificate for the authentication and delivery of such Notes, and the Trustee in accordance with such written order of the Company shall authenticate and deliver such Notes.
A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties, indemnities or immunities under the Notes and this Indenture.
Section 2.04Registrar, Paying Agent and Exchange Agent.
The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”) or for exchange for Common Stock (the “Exchange Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more registrars for so long as the Notes are held in registered form, and one or more co-registrars. The Company initially appoints the Trustee at the Corporate Trust Office to act as the Registrar, the Paying Agent and the Exchange Agent under this Indenture.
The Registrars and the transfer agents will maintain a register reflecting ownership of Notes in the form of Definitive Notes (as defined in Exhibit A) outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Notes on behalf of the Company. Each transfer agent shall perform the functions of a transfer agent. The Registrar will inform the company of any transfers of Definitive Notes.
The Company may change any Paying Agent, Exchange Agent, Registrar or transfer agent for the Notes without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent, Exchange Agent or Registrar in respect of the Notes.
The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent, Exchange Agent or transfer agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar, Paying Agent, Exchange Agent or transfer agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Exchange Agent, Registrar or transfer agent.
Section 2.05Paying Agent to Hold the Notes in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company or any Guarantor in making any such payment. If the Company or a domestic Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, the Paying Agent (if other than the Company or a domestic Wholly Owned Subsidiary) shall have no further liability for the money delivered to the Trustee.
Section 2.06Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company on its own behalf and on the behalf of each of the Guarantors shall furnish to the Trustee, at such times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company and the Guarantors shall otherwise comply with TIA Section 312(a).
Section 2.07Replacement Notes. If a mutilated security is surrendered to a Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent for such Note, the Registrar for such Note and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.
Every replacement Note is an additional obligation of Company.
Section 2.08Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to Section 14.05, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.
If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) maturing and such Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
Section 2.09Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.
Section 2.10Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. Any Registrar and any Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act), in accordance with the Trustee’s customary procedures, all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver cancelled Notes to the Company upon a written direction of the Company. Except as expressly permitted herein, the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.
If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a registration of transfer or exchange of such Notes.
At such time as all beneficial interests in a Global Note have either been exchanged for definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Securities Custodian with respect to such Global Note to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.
Section 2.11Defaulted Interest. Upon the occurrence and continuance of an Event of Default, notwithstanding anything to the contrary in this Indenture or the Note, all due and unpaid Convertible Notes Obligations shall bear interest at a rate per annum equal to 2.0% in excess of the interest rate applicable to the Notes (plus interest on such defaulted interest at such rate, to the extent lawful), which interest shall be payable in cash. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such defaulted interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 14.01, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such defaulted interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on such Special Record Date and shall no longer be payable.
The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.12CUSIP Numbers or ISINs. The Company in issuing the Notes may use “CUSIP” numbers, “ISINs” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “ISINs” or other similar numbers as a convenience to Holders in any notice; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP” number, “ISIN” or other similar number that appears on any Note, check or advice of payment notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number, ISIN or other similar numbers.
Section 2.13Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months, compounded annually on each anniversary of the Closing Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Closing Date, until the principal hereof is due.
Section 2.14Payment of Interest.
(a)The Company shall pay interest on the Notes in kind (“PIK Interest”). Such PIK Interest shall be paid in accordance with Section 2.14(b) (each a “PIK Payment”) at a rate of 10.00% per annum (the “PIK Rate”).
(b)PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest dollar) and (y) with respect to Notes not represented by Global Notes, by automatically increasing on the applicable interest payment date the principal amount of such outstanding Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest dollar). Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. All amounts added to the Notes pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. For the avoidance of doubt, all interest on the Notes shall be paid in kind and compounded as set forth above, and no interest shall be paid in cash except as expressly required by this Indenture in connection with a redemption, default or other event specifically providing for cash settlement.
(c)The calculation of PIK Interest will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and such calculation and verifying the correctness thereof shall not be a duty or obligation of the Trustee. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.
(d)So long as any amount of the Term Loan Deferred Cash Interest Amount remains outstanding, the daily outstanding amount of such Term Loan Deferred Cash Interest Amount (and all interest compounded thereon) shall bear interest at a rate equal 14.26%, determined based on a year of 360 days, and with such interest compounded annually on each anniversary of the Closing Date.
Section 2.15Exchange and Cancellation of Notes to Be Exchanged.
(a)If only a portion of a Definitive Note of a Holder is to be exchanged pursuant to Article X, then, as soon as reasonably practicable after such Definitive Note is surrendered for such exchange, the Company will cause such Definitive Note to be exchanged for (i) one or more Definitive Notes that are in amounts of $1.00 or whole multiples of $1.00 in excess thereof and have an aggregate principal amount equal to the principal amount of such Definitive Note that is not to be so exchanged and deliver such Definitive Note(s) to such Holder; and (ii) a Definitive Note having a principal amount equal to the principal amount to be so exchanged which Definitive Note will be exchanged pursuant to the terms of this Indenture; provided, however, that the Definitive Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such exchange is deemed to cease to be outstanding pursuant to Section 2.08.
(b)If a Definitive Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.15(a)) of a Holder is to be exchanged pursuant to Article X, then, promptly after the later of the time such Definitive Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.08 and the time such Definitive Note is surrendered for such conversion (i) such Definitive Note will be cancelled pursuant to Section 2.10; and (ii) in the case of a partial conversion, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Definitive Notes that (x) are in amounts of $1.00 or whole multiples of $1.00 in excess thereof and have an aggregate principal amount equal to the principal amount of such Definitive Note that is not to be so exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required in accordance with Section 2.02.
(c)If a Global Note (or any portion thereof) is to be exchanged pursuant to Article X, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.08, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so exchanged by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.10).
Article III
EXCHANGE
Section 3.01Mandatory Exchange at Maturity.
(a)At the Company’s option, all outstanding principal amount, accrued and unpaid interest and premium, if any, of all Notes that remain outstanding on the Maturity Date shall be exchanged for shares of Common Stock on the Maturity Date (the “Mandatory Maturity Exchange”) on not less than 30 calendar days’ written notice by the Company to the Holders, the Trustee and the Exchange Agent (the “Maturity Exchange Notice”); provided, however, that a Mandatory Maturity Exchange shall be effective only if the Equity Conditions shall have been satisfied as of the Maturity Date. Notwithstanding anything to the contrary in this Indenture or the Notes, for the purposes of the Mandatory Maturity Exchange only, the applicable Exchange Price shall be equal to 80% of the Market Price (as defined below).
(b)For purposes of this Section 3.01, “Market Price” means the average of the Daily VWAP for each of the five lowest consecutive Trading Days during the 20 consecutive Trading Days ending on (and including) the Trading Day immediately prior to the Maturity Date.
(c)The Maturity Exchange Notice shall specify (i) the anticipated aggregate principal amount, accrued and unpaid interest and premium, if any, of the Notes subject to exchange on the Maturity Date, including a detailed calculation thereof, (ii) the Maturity Date and (iii) the name and address of the Exchange Agent.

(d)On the Maturity Date, the Company shall (i) deliver, or cause to be delivered, to the Holders, the shares of Common Stock that are issuable pursuant to the Mandatory Maturity Exchange (the “Maturity Date Shares”) and (ii) deliver to each Holder, the Trustee and the Exchange Agent a written notice (the “Maturity Date Notice”). The Maturity Date Notice shall specify: (A) the Market Price applied for the exchange, including a detailed calculation thereof, and (B) reasonable evidence of satisfaction of the Equity Conditions as of the Maturity Date.
(e)If, during the 20 consecutive Trading Days following the Maturity Date, the average of the Daily VWAP for the five lowest consecutive Trading Days in such period (the “True-Up Price”) is less than the Market Price as determined in clause (b) above, the Company shall deliver to the Holders whose Notes were exchanged pursuant to the Mandatory Maturity Exchange, as additional consideration, such additional number of shares of Common Stock (the “True-Up Shares”) as is necessary such that, when added to the Maturity Date Shares, the effective Market Price with respect to such Mandatory Maturity Exchange equals 80% of the True-Up Price, with such delivery to be made within two Business Days following the end of such 20 Trading Day period following the Maturity Date (the “True-Up,” and such date of delivery of additional consideration pursuant to the True-Up, the “True-Up Delivery Date”).
(f)On the True-Up Delivery Date, the Company shall deliver to each Holder, the Trustee and the Exchange Agent a written notice (the “True-Up Notice”). The True-Up Notice shall specify (i) the True-Up Price, including a detailed calculation thereof, (ii) reasonable evidence of satisfaction of the Equity Conditions as of the True-Up Delivery Date and (iii) the number of shares of Common Stock to be issued pursuant to the True-Up and detailed calculations thereof; provided that, if the Company fails to satisfy the Equity Conditions as of the True-Up Delivery Date, in lieu of delivering the True-Up Shares, the Company shall deliver to the Trustee and the Holders, as applicable, cash in an amount equal to the product of (i) the number of True-Up Shares and (ii) the Last Reported Sale Price on the True-Up Delivery Date.
(g)The procedures for settlement, delivery of shares, treatment of fractional shares and payment of taxes in connection with an exchange pursuant to this Section 3.01 shall be governed by, and subject to, Article X (including, without limitation, Section 10.03 (Settlement of Exchange Privilege), Section 10.05 (Fractions of Shares), Section 10.06 (Quarterly Resets; Anti-Dilution Protection), Section 10.07 (Adjustments of Prices)) Section 10.09 (Certain Covenants), Section 10.10 (Taxes on Exchanges) and Section 10.16 (Exchange Failure), mutatis mutandis.
Section 3.02Mandatory Exchange at the Election of the Company.
(a)Beginning on the date that is the six-month anniversary of the Closing Date, and subject at all times to satisfaction of the Equity Conditions and the terms set forth in this Section 3.02, the Company may, at its election, require the exchange of a portion of the total aggregate outstanding principal amount of the Notes as of the date of original issuance (together with any PIK Interest on such principal amount, the “Note Outstanding Amount”) into shares of Common Stock at the then-applicable Exchange Price, in accordance with the following schedule and conditions (each, a “Company Mandatory Exchange” and, together with a Mandatory Maturity Exchange, a “Mandatory Exchange”):
(i)The Company may require the exchange of 20% of the Note Outstanding Amount if, at any time, the average of the Daily VWAP for 10 consecutive Trading Days (“10-Day VWAP”) exceeds 250% of the then-applicable Exchange Price.
(ii)The Company may require the exchange of an additional 20% of the Note Outstanding Amount if, at any time, the 10-Day VWAP exceeds 300% of the then-applicable Exchange Price.
(iii)The Company may require the exchange of an additional 30% of the Note Outstanding Amount if, at any time, the 10-Day VWAP exceeds 350% of the then-applicable Exchange Price.
(iv)The Company may require the exchange of the remaining Note Outstanding Amount if, at any time, the 10-Day VWAP exceeds 400% of the then-applicable Exchange Price.
(b)The Company may require a Company Mandatory Exchange pursuant to each of the conditions set forth in Section 3.02(a)(i) through (iv) one time each.
(c)The Company’s right to require any Mandatory Exchange pursuant to this Section 3.02 is subject to the satisfaction of the Equity Conditions as of the date of the Company Mandatory Exchange Notice and through the applicable Mandatory Exchange Date.
(d)Any Company Mandatory Exchange pursuant to this Section 3.02 shall be effected on a pro rata basis among all outstanding Notes, such that the applicable percentage of the Note Outstanding Amount subject to the Company Mandatory Exchange shall be applied equally to each Note then outstanding, and each Holder shall be required to exchange the same proportion of the principal amount of its Notes as is required of all other Holders.
(e)If the Company elects to require a Company Mandatory Exchange, the Company will send notice of the Company Mandatory Exchange prior to noon, New York City time (a “Company Mandatory Exchange Notice”; the date of such notice, the “Company Mandatory Exchange Notice Date”), electronically or by first-class mail, with a copy to (x) the Trustee and (y) each Holder to the address of such Holder appearing in the notes register, and, if applicable with respect to any Global Note, otherwise in accordance with the procedures of DTC.
The Company Mandatory Exchange Notice shall state:
(i)that the Notes have been called for Company Mandatory Exchange pursuant to this Section 3.02;
(ii)the applicable clause of the Company Mandatory Exchange pursuant to Section 3.02(a);
(iii)both the aggregate and applicable Note Outstanding Amount subject to such Company Mandatory Exchange;
(iv)the date on which such exchange will occur (the “Mandatory Exchange Date”); provided that, such date shall be a Business Day of the Company’s choosing that is no more than five, nor less than three, Business Days after the Company Mandatory Exchange Notice Date;
(v)the Exchange Price (including the calculation showing any adjustments applicable pursuant to this Indenture) applicable for such Company Mandatory Exchange, and the number of shares of Common Stock to be issued for conversion;
(vi)the name and address of the Exchange Agent;
(vii)the CUSIP and ISIN numbers, if any, of such Notes (provided that no representation is made as to the correctness or accuracy of such CUSIP or ISIN number, if any, listed in such notice or printed on the Notes); and
(viii)reasonable evidence of satisfaction of the applicable 10-Day VWAP and Equity Conditions as of the Company Mandatory Exchange Notice Date.
Section 3.03Effect of Company Mandatory Exchange Notice. Once the Company delivers a Company Mandatory Exchange Notice in accordance with Section 3.02, the specified portion of the Notes subject to such notice (the “Mandatory Exchange Amount”) shall become mandatorily exchangeable into shares of Common Stock on the Mandatory Exchange Date set forth in the notice, at the then-applicable Exchange Price and in accordance with the procedures set forth in this Indenture. Upon the Mandatory Exchange Date, the Company shall deliver to the Holders the applicable number of shares of Common Stock in accordance with the procedures set forth in Article X. From and after the Mandatory Exchange Date, unless the Company fails to deliver the shares of Common Stock as required, interest shall cease to accrue on such portion of the Note Outstanding Amount subject to the Company Mandatory Exchange.
Section 3.04Deposit of Exchange Shares. On the Mandatory Exchange Date, the Company shall (i) deliver or cause to be delivered to the Exchange Agent or the applicable Holders the aggregate number of shares of Common Stock issuable upon exchange of the Mandatory Exchange Amount and (ii) a notice to the Trustee and the Holders that provides reasonable evidence of satisfaction of the Equity Conditions on the Mandatory Exchange Date. The procedures for settlement, delivery of shares, treatment of fractional shares and payment of taxes in connection with an exchange pursuant to Section 3.02 shall be governed by, and subject to, Article X (including, without limitation, Section 10.03 (Settlement of Exchange Privilege), Section 10.05 (Fractions of Shares), Section 10.06 (Quarterly Resets; Anti-Dilution Protection), Section 10.07 (Adjustments of Prices)) Section 10.09 (Certain Covenants), Section 10.10 (Taxes on Exchanges) and Section 10.16 (Exchange Failure), mutatis mutandis.
Section 3.05Right of Holders to Require the Company to Repurchase Notes upon a Delisting Event.
(a)Subject to the other terms of this Section 3.05, if a Delisting Event occurs, then each Holder will have the right (the “Delisting Event Repurchase Right”), at any time after the Discharge of OC III Term Loans, to require the Company to repurchase such Holder’s Notes (or any portion thereof in amounts of $1.00 or whole multiples of $1.00 in excess thereof) on the Delisting Event Repurchase Date at the then-applicable Delisting Event Repurchase Price.
(b)If a Delisting Event Repurchase Date is after a record date and on or before the next interest payment date, then (i) the Holder of such Note at the Close of Business on such record date will be entitled, notwithstanding such Repurchase Upon Delisting Event, to receive, on or, at the Company’s election, before such interest payment date, the unpaid interest in cash that would have accrued on such Note to, but excluding, such interest payment date (assuming, solely for these purposes, that such Note remained outstanding through such interest payment date, if such Delisting Event Repurchase Date is before such interest payment date); and (ii) the Delisting Event Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Delisting Event Repurchase Date. For the avoidance of doubt, if an interest payment date is not a Business Day and such Delisting Event Repurchase Date occurs on the Business Day immediately after such interest payment date, then (x) accrued and unpaid interest on Notes to, but excluding, such interest payment date will be paid on the next Business Day to Holders as of the Close of Business on the immediately preceding record date; and (y) the Delisting Event Repurchase Price will include interest on Notes to be repurchased from, and including, such interest payment date.
(c)On or before the twentieth calendar day before the effective date of a Delisting Event, the Company will send to each Holder, the Trustee and the Paying Agent a notice of such Delisting Event (a “Delisting Event Repurchase Notice”). Such Delisting Event Repurchase Notice must state:
(i)briefly, the events causing such Delisting Event;
(ii)the effective date of such Delisting Event;
(iii)the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 3.05, including the deadline for exercising the Delisting Event Repurchase Right and the procedures for submitting and withdrawing a Delisting Event Repurchase Notice;
(iv)the Delisting Event Repurchase Date for such Delisting Event;
(v)the Delisting Event Repurchase Price per $1.00 principal amount of Notes for such Delisting Event (and, if such Delisting Event Repurchase Date is after a record date and on or before the next interest payment date, the amount, manner and timing of the interest payment payable pursuant to the definition thereof and Section 3.05(b));
(vi)the name and address of the Paying Agent and Trustee;
(vii)the Exchange Price in effect on the date of such Delisting Event Repurchase Notice and a description and quantification of any adjustments to the Exchange Price that may result from such Delisting Event;
(viii)that Notes for which a Delisting Event Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Delisting Event Repurchase Price;
(ix)that Notes (or any portion thereof) that are subject to a Delisting Event Repurchase Notice that have been duly tendered may be exchanged only if such Delisting Event Repurchase Notice is withdrawn in accordance with this Indenture; and
(x)the CUSIP and ISIN numbers, if any, of the Notes.
Neither the failure to deliver a Delisting Event Repurchase Notice nor any defect in a Delisting Event Repurchase Notice will limit the Delisting Event Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Delisting Event.
(d)To exercise its Delisting Event Repurchase Right for a Note following a Delisting Event, the Holder thereof must deliver:
(i)to the Paying Agent, before the Close of Business on the Business Day immediately before the related Delisting Event Repurchase Date (or such later time as may be required by law), a duly completed, written Delisting Event Repurchase Exercise Notice with respect to such Note; and
(ii)such Note, to the Trustee duly endorsed for transfer (if such Note is a Definitive Note) or to the Paying Agent by book-entry transfer (if such Note is a Global Note).
The Paying Agent will promptly deliver to the Company a copy of each Delisting Event Repurchase Exercise Notice that it receives.

(e)Each Delisting Event Repurchase Exercise Notice with respect to a Note must state:
(i)if such Note is a Definitive Note, the certificate number of such Note;
(ii)the principal amount of such Note to be repurchased, which must be in a minimum denomination of $1.00 or whole multiples of $1.00 in excess thereof; and
(iii)that such Holder is exercising its Delisting Event Repurchase Right with respect to such principal amount of such Note;
provided, however, that if such Note is a Global Note, then such Delisting Event Repurchase Exercise Notice must comply with the applicable procedures of DTC (and any such Delisting Event Repurchase Exercise Notice delivered in compliance with the applicable procedures of DTC will be deemed to satisfy the requirements of this Section 3.05(e)).
(f)A Holder that has delivered a Delisting Event Repurchase Exercise Notice with respect to a Note may withdraw such Delisting Event Repurchase Exercise Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the second (2nd) Business Day immediately preceding the related Delisting Event Repurchase Date. Such withdrawal notice must state:
(i)if such Note is a Definitive Note, the certificate number of such Note;
(ii)the principal amount of such Note to be withdrawn, which must be in a minimum denomination of $1.00 or whole multiples of $1.00 in excess thereof; and
(iii)the principal amount of such Note, if any, that remains subject to such Delisting Event Repurchase Exercise Notice, which must be in a minimum denomination of $1.00 or whole multiples of $1.00 in excess thereof;
provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the applicable procedures of DTC (and any such withdrawal notice delivered in compliance with the applicable procedures of DTC will be deemed to satisfy the requirements of this Section 3.05(f)).
Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.15, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the applicable procedures of DTC).
(g)The Company will cause the Delisting Event Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Delisting Event to be paid to the Holder thereof on or before the later of (i) the applicable Delisting Event Repurchase Date; and (ii) the date (x) such Note is delivered to the Trustee or Paying Agent (in the case of a Definitive Note) or (y) the applicable procedures of DTC relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to Section 3.05(b) on any Note to be repurchased pursuant to a Repurchase Upon Delisting Event must be paid pursuant to such Section regardless of whether such Note is delivered or such applicable procedures of DTC are complied with pursuant to the first sentence of this Section 3.05(g).
(h)Notwithstanding anything to the contrary in this Section 3.05, the Company will be deemed to satisfy its obligations under this Section 3.05 if (i) one or more third parties conduct any Repurchase Upon Delisting Event and related offer to repurchase Notes otherwise required by this Section 3.05 in a manner that would have satisfied the requirements of this Section 3.05 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any Note repurchased by such third party or parties will not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had the Company repurchased such Note.
(i)[reserved].

(j)To the extent applicable, the Company will comply in all material respects with all federal and state securities laws in connection with a Repurchase Upon Delisting Event (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Delisting Event in the manner set forth in this Indenture; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 3.05 conflict with any law or regulation that is applicable to the Company, the Company’s compliance with such law or regulation will not be considered to be a default of such obligations.
(k)Subject to the terms of this Section 3.05, Notes may be repurchased pursuant to a Repurchase Upon Delisting Event in part, but only in a minimum denomination of $1.00 or whole multiples of $1.00 in excess thereof. Provisions of this Section 3.05 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.
(l)Notwithstanding anything herein to the contrary, the Delisting Event Repurchase Right and the other terms set forth in this Section 3.05 shall only be exercisable by the Holder following the Discharge of OC III Term Loans. In no event shall any Delisting Event Repurchase Date occur at any time prior to the Discharge of OC III Term Loans; provided, however, that if a Delisting Event occurs prior to the Discharge of OC III Term Loans, each Holder shall have the right to receive a Delisting Event Repurchase Notice and deliver a Delisting Event Repurchase Exercise Notice in accordance with this Section 3.05, but the repurchase of any Notes pursuant to this Section 3.05 shall not occur, and the Delisting Event Repurchase Price shall not become due and payable, until immediately following the Discharge of OC III Term Loans, which shall be the applicable Delisting Event Repurchase Date.
Article IV
COVENANTS
Section 4.01Payment of Notes and Term Loan Deferred Cash Interest Amount. The Company shall pay or deliver (or cause to be paid or delivered) the principal of and interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. The Company shall pay the Term Loan Deferred Cash Interest Amount (including all interest then accrued thereon pursuant to Section 2.14(d), regardless of whether otherwise then due or payable) to the Initial Purchaser on the date on which all of the Notes become due and payable in the manner provided in the Notes and in this Indenture. The Company may otherwise elect to repay the Term Loan Deferred Interest Amount (including all interest then accrued thereon pursuant to Section 2.14(d)) to the Initial Purchaser at any time and any such amounts paid by the Company at its election prior to the Notes becoming due and payable shall no longer be payable on such later date. Principal and interest, if any, shall be considered paid or delivered, as applicable, on the date due if on such date (i) in respect of any such amount required to be paid or delivered hereunder in cash, the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay such amount and (ii) in respect of such amount required to be settled hereunder in Common Stock, the Company’s transfer agent has received instructions for delivery in accordance with this Indenture of the requisite number of shares of Common Stock, and, in each case, the Trustee or the Paying Agent or the Company’s transfer agent, as the case may be, is not prohibited from paying or delivering such money or shares of Common Stock to the Holders on that date pursuant to the terms of this Indenture.
Section 4.02Compliance with Laws. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, comply with all Applicable Laws with respect to the Collateral or any part thereof or governing the conduct or operation of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Indenture shall expressly require compliance with any particular Applicable Laws pursuant to another standard). Each Company Group Obligor may, however, contest or dispute any Applicable Laws in any reasonable manner; provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP.
Section 4.03Conduct of Business and Maintenance of Existence and Assets. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, (a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Indenture), and use commercially reasonable efforts to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) except pursuant to a transaction permitted hereunder, keep in full force and effect its existence; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 4.04Books and Records. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, keep proper books of record and account in which entries that are full, true and correct in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP.
Section 4.05Payment of Taxes. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon it or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent that such Company Group Obligor or Subsidiary has Properly Contested such taxes, assessments or charges.
Section 4.06Insurance
. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations:
(a)(i) Keep all its insurable properties and properties in which such Company Group Obligor has an interest insured against such hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Company Group Obligor’s including business interruption insurance and, if applicable, the hazards of fire, flood and sprinkler leakage; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Company Group Obligor insuring against larceny, embezzlement or other criminal misappropriation of the insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company Group Obligor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Company Group Obligor is engaged in business; (v) deliver to the Trustee, the Notes Collateral Agent and the Holders (A) copies of all policies (if requested by any of the Trustee, the Notes Collateral Agent or the Holders) and evidence of the maintenance of such policies by the renewal thereof at least 30 days before any expiration date, and (B) appropriate loss payable endorsements in form and substance reasonably satisfactory to the Notes Collateral Agent and the Required Holders, naming the Notes Collateral Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to the Notes Collateral Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least 30 days prior written notice is given to the Notes Collateral Agent (or in the case of non-payment, at least 10 days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by the Notes Collateral Agent and the applicable Company Group Obligor to make payment for such loss to the Notes Collateral Agent and not to such Company Group Obligor and the Notes Collateral Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Company Group Obligor and the Notes Collateral Agent jointly, the Notes Collateral Agent may endorse such Company Group Obligor’s name thereon and do such other things as the Notes Collateral Agent may deem advisable (or as the Required Holders instruct) to reduce the same to cash.
(b)Each Company Group Obligor shall take all actions required under the Flood Laws and/or reasonably requested by the Required Holders to assist in ensuring that each Holder is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing such Holders with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of the Trustee and the Notes Collateral Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)The Trustee and the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) are hereby authorized (without obligation) to adjust and compromise claims under insurance coverage referred to in Section 4.06(a)(i) and (iii) and Section 4.06(b) above. Any surplus shall be paid by the Trustee or the Notes Collateral Agent to the Company Group Obligors or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Company Group Obligors to the Trustee or the Notes Collateral Agent, on demand.
(d)If any Company Group Obligor fails to obtain insurance as hereinabove provided, or to keep the same in force, the Trustee or the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) may (but shall not be obligated to) obtain such insurance and pay the premium therefor on behalf of such Company Group Obligor, which payments shall be at the sole expense of the Company and payable by the Company to the Trustee or the Notes Collateral Agent not later than 10 Business Days after written demand.
Section 4.07Payment of Indebtedness and Leasehold Obligations. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its Material Indebtedness, except when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of the Trustee, the Notes Collateral Agent and the Holders and (ii) when due, its material rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.
Section 4.08Environmental Matters
. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations:
(a)Ensure that all of the Real Property owned or leased by it and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by it in compliance with Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.
(b)Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws.
(c)Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Company Group Obligor or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Company Group Obligor or any of its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, the Notes Collateral Agent (acting at the direction of the Required Holders) on behalf of Holders may, but without the obligation to do so, for the sole purpose of protecting the Notes Collateral Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the applicable Real Property (or authorize third parties to enter onto such Real Property) and take such actions as the Trustee or the Notes Collateral Agent (or such third parties as directed by the Trustee or the Notes Collateral Agent) or the Required Holders deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented costs and expenses incurred by the Trustee, the Notes Collateral Agent and the Holders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties shall be paid by the Company Group Obligors within 10 Business Days of demand.
(d)Promptly upon the written request of the Required Holders if an Event of Default has occurred and is continuing, the Company Group Obligors shall provide Holders, at the Company Group Obligors’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Required Holders, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within all of the Real Property owned or leased by any Company Group Obligor. Holders hereby acknowledge that any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to the Required Holders. If such estimates, individually or in the aggregate, exceed $2,000,000, the Required Holders shall have the right to require the Company Group Obligors to post a bond, letter of credit or other security reasonably satisfactory to the Required Holders to secure payment of these costs and expenses.
Section 4.09Standards of Financial Statements. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, cause all financial statements referred to in Section 13.06, Section 13.07 and Section 13.09 hereof as to which GAAP is applicable to fairly present in all material respects the financial condition or operating condition (subject, in the case of interim financial statements, to normal year-end and audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein).
Section 4.10Federal Securities Laws. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, promptly notify Holders in writing if any Company Group Obligor (other than the Company) or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.
Section 4.11Execution of Supplemental Instruments. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations and the termination of the Notes, execute and deliver to the Trustee, the Notes Collateral Agent and the Holders from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Required Holders may reasonably request in order that the provisions of this Indenture may be carried into effect.
Section 4.12Government Receivables. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations, if any Company Group Obligor shall at any time after the date of this Indenture acquire or become the beneficiary of Receivables in excess of $500,000 in the aggregate in respect of which the account debtor is a Governmental Body, promptly notify the Trustee, the Notes Collateral Agent and the Holders in writing and, upon the reasonable request of the Required Holders, take any necessary steps to perfect the Lien of the Notes Collateral Agent for the benefit of the Secured Parties therein, and make such Lien enforceable against the account debtor.
Section 4.13Board Observation Rights. Until the earlier of the Initial Purchaser Disposition Date and the Payment in Full of the Convertible Notes Obligations, the Company shall permit one authorized representative of the Holders to attend and participate (in the capacity of a non-voting observer) in all meetings of its Board of Directors (the “Quantum Board”), whether in person, by telephone or otherwise. The Company shall provide such representative the same notice of all such meetings and copies of all such meeting materials distributed to members of the Quantum Board concurrently with provision of such notice and materials to the Quantum Board; provided, however, that such representative (i) shall hold all information and materials disclosed or delivered to such representative in confidence (in accordance with and subject to the provisions of Section 16.15 of the Credit Agreement (as in effect on the Closing Date), mutatis mutandis) and (ii) may be excluded from access to any material or meeting or portion thereof if (A) the Quantum Board determines in good faith, with advice from legal counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or if such representative’s access or attendance could materially and adversely affect the Quantum Board’s fiduciary duties or (B) such material relates to, or such meeting or portion thereof involves discussions regarding, the refinancing or restructuring of, or interpretation of any legal matter regarding, the Notes or an executive session of the Quantum Board. The Company Group Obligors shall pay such representative’s reasonable and documented out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with such representative’s attendance at such meetings to the extent consistent with the Company’s policies of reimbursing directors generally for such expenses. If it is proposed that any action be taken by written consent in lieu of a meeting of the Quantum Board, the Company shall provide such representative a copy of the written consent at the time such written consent is distributed to members of the Quantum Board. The representative shall be free to contact the members of the Quantum Board and discuss the proposed written consent.
Section 4.14LTO Program
. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations:
(a)ensure that (i) all of the rights and interests under, in and to the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (ii) all Intellectual Property necessary to, and primarily used in, the LTO Program, are owned by, in the name of and registered under, as applicable, LTO Subsidiary; and
(b)upon the occurrence of any Default or Event of Default, and at the reasonable request of the Trustee or the Notes Collateral Agent (in each case, acting at the direction of the Required Holders), promptly transfer to LTO Subsidiary any additional rights or interests relating to the LTO Program, including without limitation any Intellectual Property used in the LTO Program and any employees engaged in work relating to, or servicing, the LTO Program.
Section 4.15Chief Restructuring Officer
. Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the earlier of the Initial Purchaser Disposition Date and the Payment in Full of the Convertible Notes Obligations:
(a)Retain Charles Hale (or another Person reasonably acceptable to the Company and the Required Holders) as Chief Restructuring Officer (“CRO”), to evaluate cost savings initiatives and achieve positive EBITDA for the Company and its Subsidiaries, on a consolidated basis, commencing with the fiscal quarter ended December 31, 2025 (calculated on a quarterly basis in accordance with the definition of “Additional Reporting Triggering Event”), with economic terms for such employment as are reasonably acceptable to the Company and the Required Holders (it being understood that (x) the economic terms in effect on the Closing Date are acceptable to the Required Holders and (y) at the discretion of the Company, such economic terms may include equity-based compensation).
(b)Notwithstanding the foregoing, the occurrence of an Additional Reporting Triggering Event shall not cause a Default or Event of Default hereunder or under any Other Document, so long as (i) Charles Hale (or another Person reasonably acceptable to the Company and the Required Holders) continues to be retained by the Company as CRO and (ii) the Company is working in good faith with such CRO to achieve cost savings and positive quarterly EBITDA for the Company and its Subsidiaries, on a consolidated basis (calculated on a quarterly basis in accordance with the definition of “Additional Reporting Triggering Event”).
(c)Upon the occurrence of any Additional Reporting Triggering Event, the form and scope of any quarterly operating budget delivered during any Additional Reporting Period that is continuing shall be subject to the approval of the board of directors of the Company and the CRO (which approval shall not be unreasonably withheld, conditioned or delayed).
Section 4.16Minimum Liquidity. So long as any Note is outstanding, the Company shall not permit the Liquidity of the Company:
(a)as of March 31, 2026 to be less than $3,750,000;
(b)as of June 30, 2026 to be less than $5,000,000;
(c)as of September 30, 2026 to be less than $6,250,000; and
(d)as of the last day of any fiscal quarter following October 1, 2026 to be less than $7,500,000.
Section 4.17Nature of Business. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted; provided that the foregoing shall not prevent the Company and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or is a reasonable extension of its or their business.
Section 4.18Limitation on Indebtedness. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
Section 4.19Limitation on Investments
. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments or, solely in the case of the Company Group Obligors, make any direct or indirect Investment in the form of a capital contribution or disposition of any Intellectual Property or any other asset material to the business of the Company Group Obligors in any Person that is not a Company Group Obligor.
Section 4.20Limitation on Liens
. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
Section 4.21[Reserved].
Section 4.22Guarantees. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Holders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as disclosed on Schedule 4.22 hereto, (c) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (d) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, (e) guarantees with respect to other Permitted Indebtedness, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness, and (f) guarantees of operating leases and other obligations not constituting Indebtedness.
Section 4.23Restricted Payments
. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, declare, pay or make any Restricted Payment, except that:
(a)the Company may make Restricted Payments to former employees, officers or directors of the Company (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of the Company held by such Persons; provided that (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) the aggregate amount of all such Restricted Payments (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (l) of the definition of “Permitted Indebtedness”) during the term of this Indenture shall not exceed $1,000,000;
(b)the Company may make Restricted Payments to former employees, officers or directors of the Company (or any spouses, ex-spouses or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Company on account of repurchases of the Equity Interests of the Company held by such Persons; provided (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Company;
(c)the Company may exchange Qualified Equity Interests for other Qualified Equity Interests in a cashless exchange (other than with respect to any cash payments made in exchange for fractional shares); provided that (i) such exchange is permitted by Applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such exchange; and
(d)a Subsidiary of the Company may make Restricted Payments to the Company or any other Company Group Obligor or a Subsidiary of the Company that is not a Company Group Obligor may make Restricted Payments to another Subsidiary of the Company that is not a Company Group Obligor; provided that, in each case, such Restricted Payment is permitted by Applicable Law; and
(e)the Company may make payments or distributions in respect of the Notes.
Section 4.24Limitation on Loans
. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than any advance, loan or extension of credit constituting a Permitted Investment.
Section 4.25Merger, Consolidation, Acquisition and Sale of Assets. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations:
(a)enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, or acquire all or substantially all of the assets or Equity Interests of any Person, or of any division or line of business of any Person, except that:
(i)any Company Group Obligor may merge, consolidate or reorganize with another Company Group Obligor or a Subsidiary of a Company Group Obligor or acquire the assets or Equity Interests of another Company Group Obligor or a Subsidiary of a Company Group Obligor so long as (A) in each case, the Company shall provide the Trustee, the Notes Collateral Agent and the Holders with notice of such merger, consolidation, reorganization or acquisition within five Business Days following the consummation thereof or, to the extent that such merger, consolidation, reorganization or acquisition does not affect the priority or perfection of the Notes Collateral Agent’s Liens, concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08, (B) in connection with any merger, consolidation or reorganization to which the Company is a party, the Company must be the surviving entity of such merger, consolidation or reorganization, (C) in connection with any merger, consolidation or reorganization to which a Company Group Obligor is, and the Company is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Company Group Obligor, (D) in connection with any merger, consolidation or reorganization to which a Guarantor is, and a Company Group Obligor is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Guarantor, and (E) the Company shall deliver to Holders true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08; provided, that, for the avoidance of doubt, the surviving entity of any merger, consolidation or reorganization described in this subsection (i) must be a Company Group Obligor;
(ii)any Subsidiary of a Company Group Obligor that is not a Company Group Obligor may merge, consolidate or reorganize with another Subsidiary of a Company Group Obligor that is not a Company Group Obligor or acquire the assets or Equity Interests of another Subsidiary of a Company Group Obligor that is not a Company Group Obligor so long as such Subsidiary shall deliver to Holders true, correct and complete copies of all of the relevant agreement, documents and instruments evidencing such merger, consolidation or reorganization concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08;
(iii)a Company Group Obligor and any of its Subsidiaries may make Permitted Investments; and
(iv)a Company Group Obligor may make Permitted Acquisitions;
(b)Dispose of any of its properties or assets, except for Permitted Dispositions; or
(c)liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:
(i)the liquidation or dissolution of Immaterial Subsidiaries;
(ii)the liquidation or dissolution of a Company Group Obligor (other than the Company) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Company Group Obligor are transferred to other Company Group Obligor that is not liquidating or dissolving;
(iii)the liquidation or dissolution of a Company Group Obligor (other than the Company) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Company Group Obligor or Subsidiary are transferred to a Company Group Obligor that is not liquidating or dissolving; and
(iv)the liquidation or dissolution of a Subsidiary of a Company Group Obligor that is not a Company Group Obligor so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Company Group Obligor or a Subsidiary of a Company Group Obligor that is not liquidating or dissolving.
Section 4.26Senior Financing
. From and after the Closing Date until the Payment in Full of the Convertible Notes Obligations, no Company Group Obligor nor any of its Subsidiaries shall incur any Indebtedness for borrowed money that is secured by a Lien on the Collateral on a senior or pari passu basis with any Note that is outstanding on the Closing Date without the written consent of the Required Holders with respect to such Notes (except (x) for the avoidance of doubt, any Indebtedness incurred under the Credit Agreement (as in effect immediately prior to the Closing Date), (y) as otherwise permitted under this Indenture as in effect on the Closing Date (or as amended, restated, refinanced or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement) or (z) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) that is consented to by the Required Holders) (such Indebtedness, “Senior Financing”), in each case under this Section 4.26, unless each directly and adversely affected Holder has been (or will be) offered an opportunity to fund or otherwise provide or acquire its pro rata share of such Senior Financing on the same economic terms received by the Holders (or their Affiliates) providing such Senior Financing; provided that such economic terms shall not include bona fide backstop and similar fees (including fees paid to Holders as compensation for backstopping debt or equity rights offering) incurred, and the reimbursement of counsel fees and other expenses incurred, in connection with such Senior Financing or the negotiation of the transactions in connection with which the Senior Financing is to be (or was) incurred.
Section 4.27Transactions with Affiliates. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for:
(a)transactions (other than the payment of management, consulting, monitoring or advisory fees) between any Company Group Obligor or its Subsidiaries, on the one hand, and any Affiliate of such Company Group Obligor or Subsidiary, on the other hand, so long as (i) if such transactions involve one or more payments by such Company Group Obligor or Subsidiary in excess of $5,000,000 for any single transaction or series of related transactions, such transactions are fully disclosed to Holders prior to the consummation thereof, and (ii) such transactions are no less favorable, taken as a whole, to the Company Group Obligors and their Subsidiaries than would be obtained in an arm’s length transaction with a non-Affiliate;
(b)any indemnity provided for the benefit of directors (or comparable managers) of such Company Group Obligor or its applicable Subsidiary, so long as such indemnity has been approved by the board of directors of such Company Group Obligor or Subsidiary in accordance with Applicable Law;
(c)the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers and outside directors of such Company Group Obligor or its Subsidiaries in the Ordinary Course of Business and consistent with industry practice, so long as such payment has been approved by the board of directors of such Company Group Obligor or Subsidiary in accordance with Applicable Law;
(d)transactions permitted by Section 4.23 or Section 4.25;
(e)transactions pursuant to, and made in accordance with, the Transfer Pricing Program;
(f)Permitted Intercompany Advances;
(g)transactions permitted under clause (j) of the definition of “Permitted Dispositions”;
(h)Investments permitted under clauses (h) and (n) of the definition of “Permitted Investments”;
(i)Indebtedness owing to Affiliates permitted under clause (l) of the definition of “Permitted Indebtedness” or loans or advances to Affiliates permitted under clause (j) of the definition of “Permitted Investments”; and
(j)transactions in connection with this Indenture, the Other Documents, the Credit Agreement or the Other Credit Agreement Documents, among any Company Group Obligor or any of its Subsidiaries, on the one hand, and the Initial Purchaser (or any of its Affiliates) on the other hand.
Section 4.28Subsidiaries. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations:
(a)Form any Subsidiary unless: (i) if such Subsidiary is either a Foreign Subsidiary or an Immaterial Subsidiary, the Company provides the Trustee and the Notes Collateral Agent with written notice of the formation of such Subsidiary and, if requested by the Required Holders, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08 with respect to the month in which such formation occurs, (ii) if such Subsidiary is not a Foreign Subsidiary or an Immaterial Subsidiary, (A) the Company provides the Trustee with written notice of the formation of such Subsidiary and, if requested by the Required Holders, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation within 15 Business Days following the date of such formation, and (B) such Subsidiary (x) expressly joins in this Indenture as a Company Group Obligor and becomes jointly and severally liable for the obligations of the Company Group Obligors hereunder and under the Other Documents, (y) executes a joinder to this Indenture and/or a Guaranty and such Other Documents related thereto as the Required Holders shall reasonably request in connection therewith and (z) if requested by the Required Holders, provides a legal opinion in favor of the Trustee or Notes Collateral Agent and Holders, which shall be reasonably satisfactory to such recipients, with respect to matters that are applicable to such Subsidiary.
(b)Enter into any partnership, joint venture or similar arrangement which does not constitute a Permitted Investment.
(c)Permit any Immaterial Subsidiary to (i) own or generate any Receivables or Inventory, (ii) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receive or generate any royalty revenue, unless the Company causes such Immaterial Subsidiary to become a Company Group Obligor or a Guarantor hereunder and under the Other Documents by providing to the Trustee, the Notes Collateral Agent or the Holders the agreements, documents and instruments required to be delivered pursuant to Section 4.28(a)(ii) (except as required by GAAP).
Section 4.29Fiscal Year and Accounting Changes. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, change its fiscal year from March 31 or make any change to its method of accounting.
Section 4.30Amendment of Organizational Documents. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations:
(a)Change (i) its legal name or its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa) without providing the Notes Collateral Agent and the Holders with (A) written notice of such change within five Business Days following such change and (B) true, correct and complete copies of all of the agreements, documents and instruments related to such name change and any documents necessary or reasonably requested by the Notes Collateral Agent or the Required Holders to maintain the Notes Collateral Agent’s Lien on the Collateral of such Company Group Obligor, or (ii) its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction.
(b)Amend, modify or waive any term or material provision of its Organizational Documents if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Trustee, the Notes Collateral Agent or the Holders; provided, that such Company Group Obligor shall provide Holders with true, correct and complete copies of any amendment, modification or waiver concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08 with respect to the month in which such amendment, modification or waiver occurs.
Section 4.31Prepayment of Indebtedness. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, at any time, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Company Group Obligor, prior to the scheduled maturity thereof, except:
(a)the Company may prepay the Convertible Notes Obligations to the extent permitted hereunder;
(b)the Company may prepay the Term Loan Obligations to the extent permitted under the Intercreditor Agreement;
(c)any Company Group Obligor and its Subsidiaries may prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness described in clauses (c), (f), (g), (h), (k), (l), (m), (n), (o), (p), (r) and (t) of the definition of “Permitted Indebtedness”; provided that, in connection with any prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness described in clause (f) of the definition of “Permitted Indebtedness,” (i) on the date of any such prepayment, repurchase, redemption, retirement or other acquisition and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing; and (ii) all of the applicable subordination provisions (or the conditions set forth in the applicable subordination agreement) related to such Indebtedness shall have been satisfied; and
(d)the Company may make payments in exchange for fractional shares in connection with the conversion of any Indebtedness that has been contractually subordinated in right of payment to the Convertible Notes Obligations, in an otherwise cashless exchange (with cash payment made in exchange for fractional shares) into Qualified Equity Interests so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 4.32Amendments to Certain Documents. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, enter into any amendment, waiver or modification of any of the terms of any Subordinated Indebtedness, other than any such amendment, waiver, or modification which is not, and could not reasonably be expected to be, materially adverse to the interests of the Holders.
Section 4.33LTO Subsidiary as a Special Purpose Vehicle . Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, at any time, permit LTO Subsidiary to incur any Indebtedness other than (a) the Term Loan Obligations, (b) the Convertible Notes Obligations, (c) Indebtedness permitted under clause (w) of the definition of “Permitted Indebtedness” and (d) liabilities arising in connection with the LTO Program in the ordinary course of business.
Section 4.34Hedging Agreements. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, at any time, enter into any Interest Rate Hedge or Foreign Currency Hedge, other than for non-speculative purposes.
Section 4.35Compliance with ERISA. Each Company Group Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, until the Payment in Full of the Convertible Notes Obligations, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute to, or permit any member of the Controlled Group to become obligated to contribute to, any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer Plans disclosed on Schedule 4.35(a) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction” in respect of a Pension Benefit Plan or Multiemployer Plan, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could reasonably be expected to result in any liability of any Company Group Obligor or any member of the Controlled Group or the imposition of a lien on the property of any Company Group Obligor or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify the Trustee and the Holders of the occurrence of any Termination Event of which any Company Group Obligor has actual knowledge or has reason to know, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, the statement in Schedule 4.35(h) to cease to be true and correct.
Article V
[RESERVED]
Article VI
DEFAULTS AND REMEDIES
Section 6.01Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)the failure by any Company Group Obligor to pay (a) when due, any principal on any Note or the Term Loan Deferred Cash Interest Amount (including all interest then accrued thereon pursuant to Section 2.14(d)), or (b) within 30 days of being due, any interest on the Convertible Notes Obligations, in each case whether at maturity or by reason of acceleration pursuant to the terms of this Indenture;
(b)the failure or neglect of any Company Group Obligor to perform, keep or observe any other term, provision, condition or covenant contained in the Convertible Notes Documents (other than a default under Section 6.01(a)), which is not cured within 60 days after the earlier of (x) knowledge of such failure or neglect by an authorized officer of any Company Group Obligor or (y) the receipt by the Company of written notice of such failure or neglect from the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding; provided that, in the case of a failure to comply with any provision of Article XIII, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (b) has been given;
(c)any judgment, writ, order or decree for the payment of money is rendered against any Company Group Obligor for an aggregate amount in excess of $3,000,000 or against all Company Group Obligors for an aggregate amount in excess of $3,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) and (a) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Company Group Obligor to enforce any such judgment or (b) such judgment shall remain undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;
(d)any Company Group Obligor or any Subsidiary of any Company Group Obligor (other than an Immaterial Subsidiary) shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within 60 days, any petition filed against it in any involuntary case under such bankruptcy laws or (h) take any formal action for the purpose of effecting any of the foregoing;
(e)subject to the terms of the Intercreditor Agreement, any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having first priority (subject only to Permitted Encumbrances) except (a) as a result of a Disposition of the applicable Collateral in a transaction permitted hereunder, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time $5,000,000 or (c) as the result of an action or failure to act on the part of the Trustee or the Notes Collateral Agent;
(f)(x) the failure by any Company Group Obligor to pay the principal amount of any Material Indebtedness within any applicable grace period after final maturity or (y) the acceleration of any Material Indebtedness by the holders thereof because of a default;
(g)termination or limitation by any Company Group Obligor of any Guaranty, or similar agreement executed and delivered to the Trustee or the Notes Collateral Agent in connection with the Convertible Notes Obligations of any Company Group Obligor, or if any Company Group Obligor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, or similar agreement (other than any termination permitted in accordance with the terms of this Indenture);
(h)any Change of Control shall occur; or
(i)this Indenture or any Convertible Notes Documents shall, for any reason, cease to be valid and binding on any Company Group Obligor, or any Company Group Obligor shall so claim in writing to the Trustee or the Notes Collateral Agent or any Holder or any Company Group Obligor challenges the validity of or any Company Group Obligor’s liability under this Indenture or any Convertible Notes Documents.
Section 6.02Rights and Remedies.
(a)Upon the occurrence of: (i) an Event of Default pursuant to Section 6.01(d), all Convertible Notes Obligations shall be immediately due and payable, and (ii) any of the other Events of Default and at any time thereafter, at the option of the Required Holders, all Convertible Notes Obligations shall be immediately due and payable. If any Event of Default occurs and is continuing, the Trustee and the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) shall have the right to exercise any and all rights and remedies provided for herein, under the Convertible Note Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. The Notes Collateral Agent (acting at the direction of the Required Holders) may enter any of the Company’s or any Guarantor’s premises or other premises without legal process and without incurring liability to the Company on any Guarantor therefor, and the Notes Collateral Agent may thereupon, or at any time thereafter, without notice or demand, take the Collateral and remove the same to such place as the Notes Collateral Agent may deem advisable and the Notes Collateral Agent may require the Company and the Guarantors to make the Collateral available to the Notes Collateral Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Notes Collateral Agent (acting at the direction of the Required Holders) may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Notes Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Notes Collateral Agent shall give the Company or the relevant Guarantor reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Company at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Notes Collateral Agent (or its designee) or any Holder may bid (including credit bid) for and become the purchaser, and the Notes Collateral Agent, any Holder or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by the Company and each Guarantor. In connection with the exercise of the foregoing remedies, including the sale of Inventory, the Notes Collateral Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and the Notes Collateral Agent is granted permission to use all of the Company’s and each Guarantor’s (a) Intellectual Property which is used by the Company or such Guarantor in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Convertible Notes Obligations in the order set forth in Section to Section 6.09 hereof. Non-cash proceeds will only be applied to the Convertible Notes Obligations as they are converted into cash. If any deficiency shall arise, the Company and the Guarantors shall remain liable to the Notes Collateral Agent and the Holders therefor.
(b)To the extent that Applicable Law imposes duties on the Trustee or the Notes Collateral Agent to exercise remedies in a commercially reasonable manner, each Company Group Obligor acknowledges and agrees that it is not commercially unreasonable for the Trustee or the Notes Collateral Agent: (i) to fail to incur expenses to prepare Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition; (ii) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Company Group Obligor, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to Dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Trustee or the Notes Collateral Agent against risks of loss, collection or Disposition of Collateral or to provide to the Trustee or the Notes Collateral Agent a guaranteed return from the collection or Disposition of Collateral; or (xii) to the extent deemed appropriate by the Trustee or the Notes Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Trustee or the Notes Collateral Agent in the collection or Disposition of any of the Collateral. Each Company Group Obligor acknowledges that the purpose of this Section 6.02(b) is to provide non-exhaustive indications of what actions or omissions by the Trustee or the Notes Collateral Agent would not be commercially unreasonable in the Trustee or the Notes Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Trustee or the Notes Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.02(b). Without limitation upon the foregoing, nothing in this Section 6.02(b) shall be construed to grant any rights to any Company Group Obligor or to impose any duties on the Trustee or the Notes Collateral Agent that would not have been granted or imposed by this Indenture or by Applicable Law in the absence of this Section 6.02(b).
(c)Without limiting any other provision hereof:
(i)At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, the Trustee or the Notes Collateral Agent or such party’s designee shall be free to purchase all or any part of the Investment Property Collateral. Any such sale may be on cash or credit. The Trustee or the Notes Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so and acting on the direction of the Required Holders) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. The Trustee or the Notes Collateral Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. The Trustee or the Notes Collateral Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, the Trustee or the Notes Collateral Agent may sell such Investment Property Collateral at any time without giving prior notice to any Company Group Obligor or other Person.
(ii)Each Company Group Obligor recognizes that the Trustee or the Notes Collateral Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions of the Securities Act, so that the Trustee or the Notes Collateral Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof. Each Company Group Obligor understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Company Group Obligor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.
(iii)The Net Cash Proceeds arising from the Disposition of the Investment Property Collateral after deducting expenses incurred by the Trustee or the Notes Collateral Agent will be applied to the Convertible Notes Obligations pursuant to Section 6.02(b). If any excess remains after the discharge of all of the Convertible Notes Obligations, the same will be paid to the applicable Company Group Obligor or to any other Person that may be legally entitled thereto.
At any time after the occurrence and during the continuance of an Event of Default (A) the Trustee or the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Convertible Notes Obligations, and (B) the Trustee or the Notes Collateral Agent shall be entitled to receive, for application to the Convertible Notes Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.
(d)The Trustee or the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) shall have the right to determine which rights, Liens, security interests or remedies the Trustee or the Notes Collateral Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of the Trustee or the Notes Collateral Agent’s or Holders’ rights hereunder as against the Company Group Obligors or each other.
(e)In addition to any other rights which the Trustee or the Notes Collateral Agent or any Holder may have under Applicable Law, upon the occurrence of an Event of Default hereunder, the Trustee or the Notes Collateral Agent and such Holder shall have a right, immediately and without notice of any kind, to apply any Company Group Obligor’s property held by the Trustee or the Notes Collateral Agent and such Holder or any of their Affiliates to reduce the Convertible Notes Obligations and to exercise any and all rights of setoff which may be available to the Trustee or the Notes Collateral Agent and such Holder with respect to any deposits held by the Trustee or the Notes Collateral Agent or such Holder.
(f)Subject to the Intercreditor Agreement, if any Event of Default occurs and is continuing, subject to the terms of the Intercreditor Agreement, each of the Trustee and the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) shall have the right to transfer the whole or any part of the Pledged Collateral into the name of itself or its nominee or to conduct a sale of the Pledged Collateral pursuant to the UCC or pursuant to any other Applicable Law; (b) the right to exercise all voting rights, or any other ownership or consensual rights (including, without limitation, (i) the right to remove and vote for board members or the equivalent thereof, and (ii) any dividend or distribution rights) in respect of the Pledged Collateral (but under no circumstances is the Trustee or the Notes Collateral Agent obligated by the terms of this Indenture to exercise such rights); (c) the right to notify, in the name of any Guarantor, the Persons obligated under any of the Pledged Collateral to make payment to the Trustee or the Notes Collateral Agent of any amounts due or to become due with respect to such Pledged Collateral; and (d) the right to release, surrender or exchange any of the Pledged Collateral at any time, or to compromise any dispute with respect to the same. At any time following the occurrence and during the continuance of an Event of Default, and subject to the terms of the Intercreditor Agreement, the Trustee or the Notes Collateral Agent (in each case, acting at the direction of the Required Holders) may proceed against the Pledged Collateral, or any other Collateral, in any order, and against any Guarantor in any order to satisfy the Convertible Notes Obligations. To the extent permitted by Applicable Law, each Guarantor waives and releases any right to require the Trustee or the Notes Collateral Agent to first collect any of the Convertible Notes Obligations secured hereby from any other Collateral of such Guarantor or any other Person (including, without limitation, the Company Group Obligors) securing the Convertible Notes Obligations under any theory of marshalling of assets, or otherwise.
(g)Each Guarantor hereby irrevocably severally appoints the Trustee and the Notes Collateral Agent, and any Trustee’s or Notes Collateral Agent’s nominee, or any other Person whom the Trustee or the Notes Collateral Agent may designate, as such Guarantor’s attorney-in-fact and irrevocable proxy, subject to the terms hereof, following the occurrence and during the continuance of an Event of Default at the Trustee or the Notes Collateral Agent option (in each case, acting at the direction of the Required Holders) and subject to the terms of the

Intercreditor Agreement: (a) to effectuate the transfer of the Pledged Collateral on the books of the issuer thereof to the name of the Trustee or the Notes Collateral Agent or to the name of Trustee’s or Notes Collateral Agent’s nominee, designee or assignee; (b) to endorse and collect checks, notes, drafts, money orders and other forms of payment or security payable to such Guarantors representing distributions or other payments on the Pledged Collateral; (c) to demand, collect, receive and sue for any and all sums or properties which may become due or payable in respect of the Pledged Collateral of such Guarantor with full power to settle, adjust or compromise any claim thereunder as fully as such Guarantor could do itself; and (d) to carry out the terms and provisions hereof. Each Guarantor hereby ratifies and approves all acts of such attorney-in-fact made in accordance with this Indenture and agrees that such attorney-in-fact will not be liable for any such acts, omissions, errors of judgment or mistakes of law or fact other than by such Person’s gross negligence or willful misconduct.
(h)EACH GUARANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE TRUSTEE AND THE NOTES COLLATERAL AGENT, ACTING SEVERALLY, AS ITS IRREVOCABLE PROXIES AND ATTORNEYS IN FACT OF SUCH GUARANTOR WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO, IN EACH CASE, SUBJECT TO THE TERMS HEREOF AND FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT. IN ADDITION TO THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL IN ACCORDANCE WITH THE TERMS OF THIS INDENTURE, THE APPOINTMENT OF THE TRUSTEE AND THE NOTES COLLATERAL AGENT AS PROXIES AND ATTORNEYS-IN-FACT SHALL INCLUDE THE RIGHTS AS SET FORTH IN CLAUSES (E), (F) AND (G) ABOVE, INCLUDING, WITHOUT LIMITATION, TO EXERCISE ALL RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF ANY OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITHOUT LIMITATION, GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, PARTNERS OR MEMBERS, AS THE CASE MAY BE, AND CALLING OR ATTENDING SPECIAL OR REGULARLY SCHEDULED MEETINGS OF SHAREHOLDERS, PARTNERS OR MEMBERS, AS THE CASE MAY BE, AND VOTING AT SUCH MEETINGS), IN EACH CASE, FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT. SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION OR NOTICE (INCLUDING, WITHOUT LIMITATION, ANY TRANSFER OF ANY OF THE PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING, WITHOUT LIMITATION, THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.
(i)THE APPOINTMENT OF THE TRUSTEE AND THE NOTES COLLATERAL AGENT AS PROXIES AND ATTORNEYS-IN- FACT, ACTING SEVERALLY, IS COUPLED WITH AN INTEREST AND SHALL BE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, VALID AND IRREVOCABLE UNTIL THE CONVERTIBLE NOTES OBLIGATIONS HAVE BEEN PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS INDENTURE AND THE OTHER DOCUMENTS; IT BEING UNDERSTOOD THAT SUCH CONVERTIBLE NOTES OBLIGATIONS WILL CONTINUE TO BE EFFECTIVE OR AUTOMATICALLY REINSTATED, AS THE CASE MAY BE, IN ACCORDANCE WITH SECTION 8.06; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE CONVERTIBLE NOTES OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY THE TRUSTEE OR THE NOTES COLLATERAL AGENT OR ANY OTHER SECURED PARTY IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL BE SUBJECT TO SECTIONS 6.10 AND 7.07, AS APPLICABLE). SUCH SEVERAL APPOINTMENT OF THE TRUSTEE AND THE NOTES COLLATERAL AGENT AS PROXIES AND ATTORNEYS-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN THE ARTICLES OF ORGANIZATION, LIMITED LIABILITY COMPANY AGREEMENTS, OR OTHER ORGANIZATIONAL DOCUMENTS OF ANY GUARANTOR OR ANY ISSUER. IN ORDER TO FURTHER EFFECT THE FOREGOING TRANSFER OF RIGHTS IN FAVOR OF THE TRUSTEE AND THE NOTES COLLATERAL AGENT, THE TRUSTEE AND THE NOTES COLLATERAL AGENT SHALL HAVE THE RIGHT, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, TO PRESENT TO ANY ISSUER AN IRREVOCABLE PROXY.
(j)Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, following the request of the Trustee, the Notes Collateral Agent or the Required Holders, all sums of money and property paid or distributed in respect of the Pledged Collateral that are received by any Guarantor shall be held by such Guarantor in trust for the benefit of the Notes Collateral Agent segregated from such Guarantor’s other property, and such Guarantor shall deliver it forthwith to the Notes Collateral Agent in the exact form received. The proceeds of any Pledged Collateral received by the Notes Collateral Agent, at any time following the occurrence and during the continuance of an Event of Default, whether from the sale of Pledged Collateral or otherwise, shall be applied to or on account of the Convertible Notes Obligations in accordance with this Indenture. In addition, the Notes Collateral Agent or the Trustee, as applicable, may apply any such proceeds to or on account of the payment of all reasonable costs, fees and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by Notes Collateral Agent or the Trustee, as applicable, to the extent so provided herein.
(k)None of the Pledged Collateral existing as of the date of this Indenture is, and none of the Pledged Collateral hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States, and as a result, any disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Guarantor recognizes that the Trustee or the Notes Collateral Agent may be unable to effect, or may effect only after such delay which would adversely affect the value that might be realized from the Pledged Collateral, a public sale of all or part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Guarantor agrees that any such private sale may be at prices and on terms less favorable to the Trustee or the Notes Collateral Agent or the seller than if sold at public sales, and therefore recognizes and confirms that (i) such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they were made privately, (ii) if the Trustee or the Notes Collateral Agent, as applicable, shall, pursuant to the terms of this Indenture, sell or cause the Pledged Collateral or any portion thereof to be sold at a private sale, the Trustee or the Notes Collateral Agent, as appliable, shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer such Pledged Collateral or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and such reliance shall be conclusive evidence that the Trustee or the Notes Collateral Agent, as applicable, has handled the disposition in a commercially reasonable manner. Each Guarantor agrees that the Trustee or the Notes Collateral Agent, as applicable. has no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act.
(l)The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
Section 6.03Waiver of Past Defaults. Subject to Section 6.02, the Required Holders voting together as a single class by notice to the Trustee may waive an existing Default and its consequences under this Indenture and other Security Documents, except (a) a Default in the payment of the principal of or interest on a Note held by a non-consenting Holder, (b) a Default arising from a failure to offer to repurchase the Notes on the Delisting Event Repurchase Date in accordance with the provisions of Section 3.05, or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
Section 6.04Control by Majority. Subject to the Intercreditor Agreement, the Required Holders voting together as a single class may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or Notes Collateral Agent with respect to the Notes. However, the Trustee or the Notes Collateral Agent, as applicable may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Notes Collateral Agent (it being understood Trustee shall not have an affirmative obligation to determine whether such action is unduly prejudicial to the Holders), as applicable in personal liability. Prior to taking any action hereunder, the Trustee and/or Notes Collateral Agent shall be entitled to reasonable indemnification, in its sole discretion, against all losses and expenses caused by taking or not taking such action.
Section 6.05Limitation on Suits. Subject to the Intercreditor Agreement, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:
(a)such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;
(b)the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting together as a single class shall have made a written request, and such Holder or Holders shall have offered, and, if requested, provided, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) to be incurred in compliance with such request, to the Trustee to pursue such proceeding as trustee; and

(c)the Trustee has failed to institute such proceeding and has not received from the Required Holders a direction inconsistent with such request, within 60 days after such notice, request and offer.
The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or interest on such Notes on or after the applicable due date specified in such Note, or the Company’s obligations to exchange any Notes pursuant to Article X on or after the respective due dates therefor provided in this Indenture and the Notes. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.06Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of the payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, and to exchange the Notes for the consideration and in the manner specified in Article X, shall not be impaired or affected without the consent of such Holder.
Section 6.07Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (e) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.
Section 6.08Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.
Section 6.09Priorities. Subject to the terms of the Intercreditor Agreement and the Security Documents, any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Company’s or any Guarantor’s obligations under this Indenture (including upon exercise of any remedies in respect of Collateral) after an Event of Default shall be applied in the following order:
FIRST: to the Trustee and the Notes Collateral Agent, and their respective agents and attorneys for amounts due hereunder and under the Security Documents;
SECOND: to the Holders or the Initial Purchaser (as applicable) for amounts due and unpaid on the Notes for principal, premium, if any, the then-outstanding Term Loan Deferred Cash Interest Amount (and all accrued and unpaid interest thereon), and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.09. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and the amount to be paid.
Section 6.10Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.
Section 6.11Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.12Exercise of Remedies; Standstill.
(a)The exercise of any rights or remedies (including the commencement of any enforcement action or the exercise of any right of setoff or recoupment) by the Notes Collateral Agent, the Trustee or any Holder with respect to any Collateral shall be subject in all respects to the terms and conditions of the Intercreditor Agreement, including, without limitation, any standstill periods, the direction of remedies by the Directing Creditors and the requirement that the Notes Collateral Agent act (or refrain from acting) at the direction of the Required Holders only to the extent permitted by the Intercreditor Agreement.
(b)No Holder, the Trustee or the Notes Collateral Agent may take any action to enforce any Lien or exercise any right or remedy with respect to the Collateral in contravention of the Intercreditor Agreement, including during any Junior Priority Standstill Period or prior to the Discharge of Senior Priority Obligations, except as expressly permitted by the Intercreditor Agreement.
(c)Each Holder, Trustee and the Notes Collateral Agent agrees that it will not object to, and shall be deemed to have consented to, any Disposition of Collateral by the Senior Priority Agent or any other action by the Senior Priority Agent or the Directing Creditors permitted under the Intercreditor Agreement, including in any Insolvency or Liquidation Proceeding, so long as the proceeds thereof are applied in accordance with the Intercreditor Agreement.
Article VII
TRUSTEE
Section 7.01Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
(b)Except during the continuance of an Event of Default:
(i)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, and will be protected in acting or refraining from acting upon, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(i)this clause (c) does not limit the effect of clause (b) of this Section 7.01;
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04.
(d)Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.
(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
Section 7.02Rights of Trustee. Subject to the provisions of Section 7.01:
(a)The Trustee may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel, except that (x) no Officer’s Certificate or Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Closing Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the execution of any amendment or supplement in the form of Exhibit C adding a new Guarantor under this Indenture or evidencing the release of a Guarantor pursuant to Section 11.03 hereof.
(c)The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers.
(e)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) that might be incurred by it in compliance with such request or direction.
(f)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(g)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(h)The Trustee shall not be required to give a note, bond or surety in respect of the trusts and powers under this Indenture.
(i)The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(j)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(k)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.
(l)None of the Trustee, Exchange Agent, Paying Agent nor Notes Collateral Agent shall have any liability or responsibility for any calculation hereunder or in connection with the Notes or for any data or other information used in any such calculation or determination hereunder, including, but not limited to in connection with any conversion or exchange of any Notes.

(m)The rights, privileges, protections, immunities and benefits given to the Trustee, including, but not limited to, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent and the Exchange Agent.
(n)The Trustee may at any time request that the Company deliver an Officer’s Certificate setting forth the specimen signatures and the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(o)Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s and/or the Guarantors’ compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to determine whether any reports or other documents have been filed with the SEC or via the EDGAR system (or any successor thereto) or posted on any website, or to participate in any conference calls.
Section 7.03Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliate with the same rights it would have if it were not Trustee. Any Paying Agent, Exchange Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.10 and 7.11.
Section 7.04Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
Section 7.05Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 45 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.
Section 7.06Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2026, and in any event prior to March 31 in each year thereafter, the Trustee shall mail to each Holder a brief report dated as of March 31 each year that complies with TIA Section 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA Section 313(b) and (c).
A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.
Section 7.07Compensation and Indemnity. The Company shall pay to the Trustee (acting in any capacity hereunder) and any predecessor Trustee from time to time such compensation for its services as shall from time to time be agreed to in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee (acting in any capacity hereunder) upon request for all documented expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the documented compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee (acting in any capacity hereunder) against any and all loss, liability or expense (including documented attorneys’ fees, expenses, disbursements and advances) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expenses or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence, as determined in a final, non-appealable judgment of a court of competent jurisdiction. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All rights, benefits, privileges, protections, immunities, indemnifications and releases from liability granted hereunder to the Trustee shall extend to it acting in any capacity hereunder and its officers, directors, employees, agents, successors and assigns.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.
The Company’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(d) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Laws.
The provisions of this Section shall survive the resignation or removal of the Trustee and the termination of this Indenture.
Section 7.08Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Required Holders may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee by so notifying the resigning Trustee of its replacement. The Company shall remove the Trustee if:
(a)the Trustee fails to comply with Section 7.10;
(b)the Trustee is adjudged bankrupt or insolvent;
(c)a receiver or other public officer takes charge of the Trustee or its property; or
(d)the Trustee otherwise becomes incapable of acting.
If the Trustee resigns, is removed by the Company or by the Required Holders and such Holders do not reasonably promptly (but in any event, within 30 days following such resignation or removal) appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
Section 7.09Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated; any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
Section 7.10Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a).

Section 7.11Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b): A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.
Article VIII
DISCHARGE OF INDENTURE
Section 8.01Discharge of Liability on Notes.
(a)When (i) either (A) all outstanding Notes that have been authenticated (other than Notes replaced pursuant to Section 2.07 and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (B) all Notes under this Indenture that have not been delivered to the Trustee for cancellation have become due and payable, whether at the Maturity Date or a Delisting Event Repurchase Date or will become due and payable within one year and the Company irrevocably deposits or causes to be deposited with the Trustee in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium and accrued interest to the Maturity Date or Delisting Event Repurchase Date; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Notes; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at the Maturity Date or Delisting Event Repurchase Date, as the case may be, then upon demand of the Company (accompanied by an Officer’s Certificate and an Opinion of Counsel, at the cost and expense of the Company, to the Trustee stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Notes and the Liens on the Collateral securing the Notes will be released.
(b)Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the satisfaction and discharge of those obligations that the Company terminates.
(c)Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.01, 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 and Article X (and the Holder’s rights to submit a Notice of Voluntary Exchange and exchange its Notes in accordance with Article X) shall survive until the Notes have been paid and/or exchanged in full.
Section 8.02[Reserved].
Section 8.03Application of Trust Money. The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes subject to its customary procedures and those of any relevant depositary.
Section 8.04Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them upon payment of any amounts due to the Holders, or otherwise, hereunder.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.
Section 8.05Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee (acting in any capacity hereunder) against any tax, fee or other charge imposed on or assessed against deposited Government Securities, or the principal and interest received on such Government Securities, other than such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Section 8.06Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article IX
AMENDMENTS
Section 9.01Without Consent of Holders. The Company and any other Guarantor (with respect to its Guarantee, this Indenture, the Intercreditor Agreement then in effect or the other Security Documents to which it is a party), the Trustee and the Notes Collateral Agent, as applicable, without the consent of any Holders, may amend the Notes, the Guarantees, this Indenture, the Intercreditor Agreement or the other Security Documents, for any of the following purposes:
(a)to cure any ambiguity, omission, defect or inconsistency in a manner that does not materially adversely affect any Holder in any respect;
(b)to comply with Section 4.25 or Section 10.12;
(c)to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;
(d)to add to the covenants of the Company or any other Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any other Guarantor;
(e)to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;
(f)to make any change that does not adversely affect the rights of any Holder in any respect;
(g)to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(h)to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent, a successor Paying Agent or a successor Exchange Agent hereunder pursuant to the requirements hereof;
(i)to add a Guarantor under this Indenture, the Intercreditor Agreement, and/or the other Security Documents or Convertible Notes Documents;
(j)to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not adversely affect the rights of Holders to transfer Notes;
(k)to add Collateral with respect to any or all of the Notes and/or the Guarantees;
(l)to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;
(m)to release any Collateral from the Lien securing the Notes when permitted or required by this Indenture (including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes), the Intercreditor Agreement or other Security Documents;
(n)to comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder;
(o)to add any junior or second lien secured parties to the Intercreditor Agreement;
(p)in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement, or to modify any such legend as required by such Intercreditor Agreement;
(q)with respect to the Intercreditor Agreement then in effect or other Security Documents, as provided in the Intercreditor Agreement or other Security Document, as applicable;
(r)to provide for the succession of any parties to the Intercreditor Agreement or other Security Documents (and any amendments that are administrative or ministerial in nature that do not adversely affect the rights of the Holders in any material way), in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the definitive documentation governing Indebtedness permitted to be incurred pursuant to Section 4.18 or any other agreement that is permitted by this Indenture;
(s)enter into supplemental indentures pursuant to, and in accordance with, Section 10.12, in connection with a Merger Event; or
(t)to adjust the Exchange Price as provided in this Indenture.
Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee and/or the Notes Collateral Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreements that affect its own rights, benefits, privileges, protections, indemnities, duties or immunities under this Indenture or otherwise.
After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. Except as set forth in Section 9.01(a), the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
Section 9.02With Consent of Holders. The Company and the other Guarantors and the Trustee and the Notes Collateral Agent, as applicable, may modify or amend this Indenture, the Notes, any Guarantee, the Intercreditor Agreement and the other Security Documents and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any other Security Document may be waived, in each case, with the consent of the Required Holders (including any consents or waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder affected thereby, a modification or amendment may not:
(a)change the Maturity Date of the principal of, or the time for, payment of any installment of interest on, any Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof or otherwise as provided in this Indenture, or change the coin or currency in which the principal of any Notes or any premium or the interest thereon is payable;
(b)reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of the payment of, the Delisting Event Repurchase Price;
(c)amend the contractual right expressly set forth in this Indenture (including Section 6.06) or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the Maturity Date;
(d)reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;
(e)modify any of the provisions of this Section 9.02 or Sections 6.03 and 6.04, except to increase the percentage of outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;
(f)(i) amend or modify any term or provision within the Convertible Notes Documents to permit the issuance or incurrence of any Indebtedness for borrowed money (including any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money) with respect to which (A) the Liens on all or substantially all of the Collateral securing the Convertible Notes Obligations would be subordinated or (B) all or any portion of the Convertible Notes Obligations would be subordinated in right of payment (including by means of a “waterfall” provision), except for (1) any “debtor-in-possession” facility (or similar financing under applicable law) or (2) any other Indebtedness for borrowed money so long as a bona fide opportunity to participate in such Indebtedness is offered ratably to all adversely affected Holders on a no less than pro rata basis (other than with respect to customary backstop or similar fees and expense reimbursement) or (ii) make any change in any Security Document or the provisions in this Indenture or the other Convertible Notes Documents (except in connection with a repayment in full of the Notes) (A) modifying the application of proceeds of the Collateral, or releasing or having the effect of releasing the Liens on all or substantially all of the Collateral or (B) to release, or have the effect of releasing, all or substantially all of the value of the Guarantees;
(g)modify any of the provisions of Section 2.14; or
(h)make any change that adversely affects the exchange rights of any Note (including with respect to any Voluntary Exchange or Mandatory Exchange) or modifies the consideration due in respect of an exchange of any Note, except as permitted by Section 9.01(s) or (t).
Upon the request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee and/or the Notes Collateral Agent shall join with the Company in the execution of such amended or supplemental indenture or security documents or intercreditor agreements (or any joinder with respect to any of the foregoing) upon the receipt of an Officer’s Certificate and Opinion of Counsel stating that such execution and delivery is permitted by the Indenture and all conditions precedent relating to such execution and delivery have been satisfied, unless such amended or supplemental indenture or security documents or intercreditor agreements directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
In addition, Holders will be deemed to have consented for purposes of the Intercreditor Agreement and other Security Documents (other than this Indenture), and the Notes Collateral Agent and the Trustee will be authorized, to amend or supplement the Security Documents (other than this Indenture) or enter into a new intercreditor agreement to add additional secured parties to the extent Liens securing Indebtedness and other Obligations held by such parties are permitted under this Indenture. In executing any such amendment, supplement, joinder, consent or waiver to the Intercreditor Agreement or Security Document (other than this Indenture) or in entering into a new intercreditor agreement or Security Document, the Trustee and Notes Collateral Agent shall be entitled to receive and (subject to their duties set forth in this Indenture) shall be fully protected in relying upon an Officer’s Certificate and Opinion of Counsel stating that the execution of such amendment, supplement, joinder, consent or waiver or new agreement is authorized or permitted by such Intercreditor Agreement and/or Security Document (other than this Indenture), as the case may be, and complies with the provisions thereof and of this Indenture.
After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
Notwithstanding anything to contrary contained herein, in the other Security Documents or in the Intercreditor Agreement, with respect to any Notes that are represented by Global Notes, any requirement that a “Holder,” the “Required Holders” or any group of Holders provide any consent, waiver or other approval may be satisfied by the beneficial owners of such Notes providing proof to the Company, the Trustee and the Notes Collateral Agent of the principal amount of Notes held by such beneficial owner in the form of a certification from such beneficial owner to that effect and screenshots or other similar proof of such holdings from the beneficial owner’s broker or custodian.
Section 9.03Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. Such record date shall be a date not more than 30 days prior to the first solicitation of

Holders generally in connection therewith and no later than the date such solicitation is completed. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date.
For all purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.
Section 9.04Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
Section 9.05Trustee To Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, benefits, privileges, protections, indemnities, liabilities or immunities of the Trustee and the Notes Collateral Agent. If it does, the Trustee and the Notes Collateral Agent, as applicable, may but need not sign it. In signing such amendment the Trustee and the Notes Collateral Agent, as applicable, shall be entitled to receive indemnity reasonably satisfactory to it, in its sole discretion, and to receive, in addition to the documents required by Section 14.03 and (subject to Section 7.01) shall be fully protected in relying upon and shall be entitled to receive, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.
Article X
VOLUNTARY EXCHANGE OF NOTES
Section 10.01Exchange Privilege. Subject to the conditions and upon compliance with the provisions of this Article X, each Holder shall have the right, at such Holder’s option, to exchange all or any portion (if the portion to be converted is $1.00 principal amount or an integral multiple thereof) of its Notes with the Company at any time while such Note is outstanding (a “Voluntary Exchange”). Upon exchange of Notes, such Holder shall be entitled to receive from the Company the amounts and types of consideration due upon exchange specified in this Article X based on the applicable Exchange Price then in effect and the principal amount of and (subject to Section 10.03) accrued and unpaid interest, if any, on the Notes being exchanged on the applicable Exchange Date. The Exchange Price in effect at any time shall be subject to adjustment in the manner set forth herein.
Section 10.02Exercise of Exchange Privilege.
(a)Before any Holder of a Note shall be entitled to exchange such Note or any portion thereof having a principal amount of $1.00 or an integral multiple thereof pursuant to Section 10.01, such Holder shall complete and execute (including electronically) and deliver (email being sufficient if delivered to the email addresses set forth in Section 14.01) a properly completed and irrevocable written notice to the Company and to the Exchange Agent in the Form of Notice of Exchange set forth in Exhibit E hereto (a “Notice of Voluntary Exchange”; the date such notice is delivered to the Company and to the Exchange Agent prior to the Close of Business on such date, a “Voluntary Exchange Notice Date”); provided that:
(i)in the case of Notes represented by a Global Note, such Holder shall also (A) be required to surrender such Notes for exchange by transferring such Notes to the Exchange Agent through the facilities of DTC and comply with the applicable exchange procedures of DTC in effect at that time, including furnishing appropriate endorsements, and transfer documents if required by the Company or the Exchange Agent, (B) if required, pay all transfer or similar taxes, if any, as set forth in Section 10.10, and (C) if required, pay funds to the Company equal to the excess accrued interest paid to such Holder as set forth in Section 10.03(f); and
(ii)in the case of a Definitive Note, such Holder shall also (A) be required to surrender such Notes, duly endorsed to the Company or in blank (and, if required, accompanied by appropriate endorsements and transfer documents), at the office of the Exchange Agent, (B) if required, pay all transfer or similar taxes, if any, as set forth in Section 10.10, and (C) if required, pay funds to the Company equal to the excess accrued interest paid to such Holder as set forth in Section 10.03(f).
(b)Unless otherwise expressly provided in this Indenture, any accrued and unpaid interest on the Notes being exchanged pursuant to this Article X shall be settled in shares of Common Stock in accordance with the terms set forth herein. The number of shares of Common Stock to be delivered in satisfaction of such accrued and unpaid interest shall be determined in accordance with Section 10.03(c)(i). The Company may only elect to settle accrued and unpaid interest in cash to the extent expressly permitted by this Indenture, and in the absence of such an election or if no election is made, settlement shall be deemed to be in shares of Common Stock.

Section 10.03Settlement of Exchange Privilege.
(a)Within two Business Days following any Voluntary Exchange Notice Date, the Company shall deliver a written notice (electronically) to the applicable exchanging Holder at the last email address provided by such Holder to the Company providing notice of (a “Voluntary Exchange Settlement Notice”), with a copy to the Exchange Agent and the Trustee (if the Trustee is not the Exchange Agent):
(i)the date on which the applicable consideration in respect of such Voluntary Exchange shall be delivered (which date shall be the first Business Day immediately following the later of (i) the date of the Voluntary Exchange Settlement Notice and (ii) the date on which such Holder completes any applicable requirements set forth in Section 10.02(a) or otherwise reasonably required by the Exchange Agent, each, an “Exchange Date”);
(ii)specifying the Exchange Price in effect at the time of such Voluntary Exchange; and
(iii)specifying the Exchange Consideration to be received in respect of such Voluntary Exchange.
(b)If the Company does not timely deliver a Voluntary Exchange Settlement Notice in accordance with Section 10.03(a), or fails to elect a settlement method with respect to any accrued and unpaid interest, if any, on the Notes being exchanged, then (i) the Company shall be deemed to have delivered such Voluntary Exchange Settlement Notice and (ii) the Exchange Date for such Voluntary Exchange shall be the third Business Day following such Voluntary Exchange Notice Date.
(c)The number of shares of Common Stock that the Company is required to deliver (or cause to be delivered) in respect of any exchange of Notes pursuant to a Voluntary Exchange (the “Exchange Consideration”) shall be, in respect of the amount of the Notes being exchanged, a whole number of shares of Common Stock equal to the quotient of (A) the aggregate amount of the principal amount and accrued and unpaid interest or premium, if any, of Notes subject to such exchange divided by (B) the applicable Exchange Price.
(d)Delivery of the Exchange Consideration due upon exchange in accordance with this Section 10.03 shall occur on the Exchange Date.
(e)Each exchange shall be deemed to have been effected immediately preceding the Close of Business on the relevant Exchange Date; provided, however, that the Person in whose name any shares of Common Stock shall be issuable upon such exchange shall be treated as the holder of record of such shares as of the Close of Business on the Exchange Date. Upon an exchange of any Notes, such person will no longer be a Holder of such Notes surrendered for exchange.
(f)Notwithstanding the foregoing, if a Holder exchanges its Notes pursuant to a Voluntary Exchange such that the Exchange Date therefor is after the Close of Business on a record date but prior to the Open of Business on the immediately following interest payment date, to the extent the Holder of such Notes at the Close of Business on such record date receives the interest payable on such Notes on the corresponding interest payment date notwithstanding such exchange, then for purposes of the definition of “Exchange Consideration” when used with respect to such Notes, accrued and unpaid interest on such Notes shall be deemed paid and no increase to the Exchange Consideration shall be made and the Holder may be required to reimburse the Company in cash for any excess accrued interest paid in respect of the period between the Exchange Date and the next interest payment date.
(g)If any Note is submitted for exchange to the Exchange Agent or the Exchange Agent receives any Voluntary Exchange Notice with respect to a Note, then the Exchange Agent will promptly (and, in any event, within two Business Days following any Voluntary Exchange Notice Date) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company or Exchange Agent, and will cooperate with the Company to determine the Exchange Date for such Note in accordance with the definition thereof.
(h)In the absence of alternative arrangements, including pursuant to applicable registration rights, shares of Common Stock will be delivered in registered book-entry form on the transfer records of the Company’s transfer agent with any applicable private placement legend.
Section 10.04[Reserved].
Section 10.05Fractions of Shares. The Company shall not issue any fractional share of Common Stock upon exchange of the Notes and shall instead round the number of shares of Common Stock delivered in lieu of any fractional share of Common Stock to the nearest whole share. Neither the Trustee nor the Exchange Agent will have any duty to make any such computation.
Section 10.06Quarterly Resets; Anti-Dilution Protection.

(a)The Notes shall be exchangeable into shares of Common Stock at an initial Exchange Price, subject to adjustment as provided in this Section 10.06.
(b)The Exchange Price shall be subject to four resets, occurring on each of the four calendar quarter-ends following September 15, 2025 (each, a “Reset Date”). On each Reset Date, the Exchange Price shall be automatically adjusted so that the Exchange Price is equal to the lesser of:
(i)the then-current Exchange Price; and
(ii)the 30-day Daily VWAP of the Common Stock immediately preceding the applicable Reset Date; provided, however, that in no event shall the Exchange Price be reduced below $4.00 per share (the “Reset Floor”).
The Company shall calculate the new Exchange Price no later than five Business Days following each applicable Reset Date. Upon such determination, the new Exchange Price shall automatically become effective for all unexchanged Notes.
(c)The Exchange Price shall be subject to broad-based weighted-average anti-dilution adjustment, recalculated as of the end of each calendar quarter to reflect any equity issuances by the Company during the preceding quarter, except for: (i) the issuance of options (and the issuance of Common Stock upon exercise thereof), restricted stock or restricted stock units (and the issuance of Common Stock upon settlement of such restricted stock units) to employees, officers, directors or consultants of the Company pursuant to a stock option plan, restricted stock agreement or other incentive stock plan or pursuant to any employee benefit plan, in each case approved by the Company’s stockholders, or adopted by the Company’s Board of Directors as an inducement award or plan in accordance with the applicable regulations of The NASDAQ Stock Market (or other applicable exchange to which the Company is listed at such time), and (ii) any shares of Common Stock issued upon exercise of the Forbearance Warrant or upon exchange of the Notes.
The weighted-average anti-dilution adjustment shall be calculated as follows:
New Exchange Price = Old Exchange Price × (A + B) / (A + C)
Where:
Old Exchange Price = Exchange Price in effect immediately prior to the new issuance
A = number of shares of Common Stock outstanding immediately prior to the new issuance
B = number of shares of Common Stock that the aggregate consideration received by the Company for the new shares would purchase at the then-current Exchange Price
C = number of shares of Common Stock issued in the new issuance
(d)In addition to any other adjustments as set forth in this Section 10.06, the Exchange Price in effect at any time shall be subject to adjustment upon the occurrence of any of the following events (each, a “Corporate Action”), in each case effective immediately after the close of business on the applicable “effective date,” “ex-dividend date” or “record date” specified below (or, if none, on the first Business Day following public announcement of the relevant Corporate Action):
(i)If the Company issues shares of Common Stock as a dividend or distribution on all or substantially all outstanding shares of Common Stock, or subdivides (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exchange Price shall be decreased so that it equals the product of (A) the Exchange Price in effect immediately prior to such Corporate Action and (B) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such dividend, distribution or subdivision and the denominator of which is the number of shares of Common Stock outstanding immediately after giving effect thereto.
(ii)If the Company combines (by reverse stock split, combination of shares or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exchange Price shall be increased so that it equals the product of (A) the Exchange Price in effect immediately prior to such combination and (B) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such combination and the denominator of which is the number of shares of Common Stock outstanding immediately before giving effect thereto.

(iii)If the Company issues to all or substantially all holders of its Common Stock rights, options or warrants (other than pursuant to an employee benefit plan or other customary compensatory arrangement) entitling them, for a period of not more than sixty (60) days after the record date for such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Daily VWAP for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding such record date, the Exchange Price shall be decreased based on the customary formula:
EP₁ = EP₀ × [(OS₀ + X) / (OS₀ + Y)],
where
EP₀ = Exchange Price in effect immediately prior to the adjustment;
  EP₁ = Exchange Price in effect immediately after the adjustment;
  OS₀ = number of shares of Common Stock outstanding immediately prior to the open of business on the record date;
  X = number of shares of Common Stock equal to (FMV / P);
  Y = maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants;
  P = exercise price per share of such rights, options or warrants; and
  FMV = (OS₀ × VWAP₁₀) – (P × Y)
(in each case rounded to the nearest full share and as reasonably determined by the Board of Directors in good faith).
(iv)If the Company reclassifies or otherwise changes its outstanding shares of Common Stock (other than a change resulting from a Merger Event subject to Section 10.12) into shares of another class or series of capital stock, the Exchange Price shall be adjusted so that each Holder shall thereafter be entitled to receive upon exchange the kind and amount of securities, cash or other property that such Holder would have owned or been entitled to receive upon such reclassification, change or exchange had such Note been exchanged immediately prior thereto, subject to further adjustment in accordance with this Section 10.06.
Section 10.07Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Daily VWAPs over a span of multiple days, the Company shall make any adjustments to each that it reasonably determines in good faith to be appropriate to account for any adjustment to the Exchange Price that becomes effective, or any event requiring an adjustment to the Exchange Price (or changes to the market price per share of Common Stock resulting from any such event) where the “ex” date, Effective Date or expiration date, as the case may be, of the event occurs at any time during the period when such Daily VWAPs are to be calculated, without duplication of any adjustment made pursuant to Section 10.06.
Section 10.08Notice of Adjustments of Exchange Price. Whenever the Exchange Price is determined and/or subsequently adjusted as herein provided, the Company shall deliver to the Trustee (and the Exchange Agent if not the Trustee) an Officer’s Certificate setting forth the Exchange Price, as adjusted, and describing in reasonable detail the facts upon which such adjustment is based. Such certificate shall promptly be filed with the Trustee and with the Exchange Agent (if other than the Trustee), and the Company shall also notify the Holders through the Trustee of the Exchange Price, as adjusted, and describing in reasonable detail the facts upon which such adjustment is based. Failure to deliver any such certificate or notice shall not affect the validity of such adjustment.
Section 10.09Certain Covenants.
The Company further agrees:
(a)The Company shall at all times maintain authorized for issuance and available, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury that are not committed for any other purpose, free from preemptive rights, a number of shares of Common Stock equal to the number of shares of Common Stock required to settle all exchanges contemplated by this Indenture, including in respect of the Initial Notes and the full amount of Additional Notes issuable hereunder (including in each case, any interest that has been paid in kind thereon, as applicable).
(b)The Company shall ensure at all times that all shares of Common Stock to be issued and delivered upon exchange of Notes have been duly authorized and validly issued and are fully paid and non-assessable, free of restrictions on transfer and free from all taxes, liens and charges with respect to the issue thereof (other than taxes payable by the Holder in respect of any issuance in a different name as specified in Section 10.10).
(c)If on the relevant Exchange Date the Common Stock is listed on any U.S. national securities exchange or automated quotation system, the Common Stock to be issued upon exchange of the Notes shall be listed on such exchange or automated quotation system.
(d)If any shares of Common Stock to be issued or delivered upon exchange of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued or delivered upon exchange, the Company has secured or will secure such registration or obtained such approval, as the case may be.
(e)In no event shall the Company initiate a Company Mandatory Exchange if any Common Stock constituting “Registrable Securities” to be delivered by the Company pursuant to an exchange in connection therewith are unable to be sold pursuant to an effective registration statement pursuant to the Registration Rights Agreement; provided that, the foregoing shall not apply with respect to Registrable Securities that are unable to be sold pursuant to an effective registration statement because the holder of such Registrable Securities has failed to provide on a timely basis information required to be included in such registration statement which the Company has reasonably requested in connection with the registration thereof.
Section 10.10Taxes on Exchanges.
(a)The Company shall pay any and all documentary, stamp or similar issue or transfer taxes or duties payable solely in respect of the issuance or delivery of shares of Common Stock upon any exchange of Notes hereunder; provided that the Company shall not be required to pay any such tax or duty that is due because the exchanging Holder requests such shares or any portion of Notes not exchanged to be issued in a name other than such Holder’s name, in which case the Holder shall pay such tax and the Exchange Agent may refuse to deliver the certificates representing or effect a book-entry transfer through DTC for the shares of Common Stock being issued or such unexchanged Notes in a name other than the Holder’s name until the Trustee receives the amount of any such tax or duty or the Holder has established to the satisfaction of the Company that such tax or duty has been paid.
(b)Notwithstanding anything herein to the contrary, each of the Company, the Exchange Agent and any paying agent thereof that has a withholding obligation pursuant to the exchange of any Note (without duplication) shall be entitled to deduct and withhold from any amount payable hereunder such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. Any amounts that are so deducted or withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Indenture as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that the amount so required under applicable tax law to be deducted or withheld from the payment of exchange consideration to an exchanging Holder exceeds the cash payments otherwise payable to such exchanging Holder, each of the Company, the Exchange Agent and any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Note is hereby authorized to sell no more than such portion of the exchange consideration otherwise payable to the exchanging Holder as is necessary to provide sufficient funds to the Company or the Exchange Agent (or any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Note), as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, the Exchange Agent or any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Note shall notify such exchanging Holder of such sale and remit (x) the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such exchanging Holder. Prior to making any deduction or withholding pursuant to this Section 10.10(b), the Company, the Exchange Agent or such paying agent thereof (as applicable) shall use commercially reasonable efforts to provide the exchanging Holder reasonable advance notice and an opportunity to provide any forms or certifications that would reduce or eliminate the potential deduction or withholding and shall cooperate with the exchanging Holder in good faith to reduce or eliminate any such deduction or withholding.
Section 10.11Notice to Holders Prior to Certain Actions. In case of any:
(a)action by the Company or one of their Subsidiaries that would require an adjustment or reset to the Exchange Price under Section 10.06;

(b)Merger Event; or
(c)voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of their subsidiaries, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture excluding, for the avoidance of doubt, Section 10.08), the Company shall cause to be filed with the Trustee and the Exchange Agent and to be sent to each Holder at such Holder’s address appearing on the note register, as promptly as practicable but in any event at least five Business Days prior to the applicable date specified in clause (x) or (y) below (or, if the date on which the Company first knows of the applicable date specified in clause (x) or (y) below is later than such applicable date, no more than five Business Days after such date on which the Company first has such knowledge), or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act, a notice stating (x) the date as of which the holders of record of shares of Common Stock are to be determined for the purpose of such action by the Company or one of its Subsidiaries or, in the case of a share split or share combination, the effective date of such share split or share combination or, in the case of a tender or exchange offer, the date on which such tender offer or exchange offer commences, or (y) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and, if applicable, the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such event or the operation of any provision herein consequent on or relating to such event.
If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 10.11 prior to the consummation hereof, the Company shall cause to be filed with the Trustee and the Exchange Agent and to be sent to each Holder at such Holder’s address appearing on the note register, as promptly as practicable, notice of such cancellation.
Section 10.12Provision in Case of Merger Event.
(a)In the event of:
(i)any recapitalization, reclassification or change of the shares of Common Stock (other than a change only in par value or from par value to no par value or no par value to par value or solely as a result of a stock split or reverse stock split or subdivision or combination involving solely Common Stock that do not involve the issuance of any other series or class of securities);
(ii)any consolidation, merger or combination involving the Company;
(iii)any sale, lease or other transfer of the assets of the Company substantially as an entirety;
(iv)any or binding statutory share exchange involving the Company; or
(v)other similar event,
in each case, as a result of which the shares of Common Stock are converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets (including cash) or any combination thereof (any such event, a “Merger Event”; and such stock, other securities and/or other property or assets (including cash), the “Reference Property”; with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock would have owned or been entitled to receive on account of such Merger Event), then (x) from and after the effective time of such Merger Event, notwithstanding anything to the contrary in this Indenture or the Notes, the right to exchange the outstanding principal amount or accrued and unpaid interests of the Notes for a number of shares of Common Stock based on the Exchange Price will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article X (or in any related definitions) were instead a reference to the same number of units of Reference Property and (y) at or prior to the effective time of such Merger Event, the Company, any other Person that is the surviving or transferee Person (if not the Company) of such Merger Event and (if applicable) any other issuer of securities constituting Reference Property, shall execute and deliver to the Trustee a supplemental indenture in accordance with Section 9.01 and this Section 10.12 providing for such change in the right to exchange each $1,000 of Notes;

provided, however, that, at and after the effective time of such Merger Event (i) any amount payable in cash upon exchange of the Notes as set forth under this Article X will continue to be payable in cash, subject to the adjustments contained in this Section 10.12, (ii) [reserved], (iii) the Daily VWAP of any unit of Reference Property or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition, and (iv) the Daily VWAP of any unit of Reference Property or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any unit of Reference Property or portion thereof that does not consist of a class of common equity securities, will be the fair value of such unit of Reference Property or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Merger Event causes a holder of Common Stock to own or receive more than a single type of consideration (determined based in part upon any form of shareholder election), then:
(1)the amount and type of Reference Property that a holder of shares of Common Stock would have owned or been entitled to receive in such Merger Event (and for which the Notes will be exchangeable) will be deemed to be the weighted average of the types and amounts of consideration actually owned or received by the holders of shares of Common Stock; and
(2)the unit of Reference Property shall refer to the consideration referred to in clause (1) attributable to one share of Common Stock.
The Company shall notify, in writing, the Holders, the Trustee and the Exchange Agent (if other than the Trustee) of the types and amounts of consideration (including such weighted average) comprising a unit of Reference Property as soon as practicable after such determination is made.
If the unit of Reference Property consists entirely of cash in such Merger Event, then for all exchanges for which the Exchange Date occurs after the effective date of such Merger Event:
(1)the consideration due upon exchange of Notes thereafter shall be paid solely in cash in an amount equal to the product of (i) the quotient of (x) the amount of the Notes being exchanged on the Exchange Date divided by (y) $100, times (ii) the Exchange Price in effect on the Exchange Date, times (iii) the amount of cash constituting the unit of Reference Property; and
(2)the Company shall satisfy the Company’s exchange obligation by paying cash to converting Holders on the second Business Day immediately following the Exchange Date.
Such supplemental indenture described in the first paragraph of this Section 10.12(a) shall provide for anti-dilution and other adjustments, in respect of the Reference Property, and covenants that the Board of Directors of the Company shall reasonably determine in good faith to be as nearly equivalent as is practicable to the adjustments and covenants provided for in this Article X in respect of Common Stock and otherwise preserve the economic interests of the Holders.
(b)When the Company executes and delivers a supplemental indenture pursuant to Section 10.12(a), the Company shall promptly (i) deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent in this Indenture to such execution and delivery have been complied with, (ii) an Opinion of Counsel that all conditions precedent to the execution and delivery of such supplemental indenture have been complied with, and (iii) mail notice thereof to each Holder at its last address appearing on the note register or to DTC. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the note register provided for in this Notes Indenture, within 60 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
(c)The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 10.12. None of the foregoing provisions shall affect the right of a Holder to exchange its Notes into shares of Common Stock as set forth in Section 10.03 prior to the effective time of such Merger Event.
(d)The above provisions of this Section 10.12 shall similarly apply to successive Merger Events.

(e)No adjustment to the Exchange Price shall be made pursuant to such provisions in the event of any dividend, distribution, share split, share combination or issuance upon a Merger Event to which the provisions under this Section 10.12 apply.
Section 10.13No Voting or Dividend Rights.
Except as may be specifically provided for herein, until the exchange record date in respect of the exchange of such Note:
(a)no Holder of such Note shall have or exercise any rights by virtue hereof as a holder of shares of Common Stock, including, without limitation, the right to vote, to receive dividends and other distributions (other than Received Dividends) as a holder of shares of Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of shares of Common Stock;
(b)the consent of any such Holder as a holder of Notes shall not be required with respect to any action or proceeding of the Company requiring the consent of holders of shares of Common Stock;
(c)no such Holder, by reason of the ownership or possession of such Note, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions (other than Received Dividends) paid, allotted or distributed or distributable to the holders of shares of Common Stock prior to, or for which the relevant record date preceded, the exchange record date in respect of the exchange of such Note; and
(d)no such Holder shall have any right not expressly conferred hereunder or by applicable law with respect to such Note held by such Holder.
For purposes of this Section 10.13, “exchange record date” means, in respect of the exchange of any Note, the date specified in Section 10.03(e) upon which the Person in whose name shares of Common Stock are issuable upon exchange of such Note shall be treated as the holder of record of such shares of Common Stock upon the exchange of such Note.
Section 10.14No Responsibility of Trustee for Exchange Provisions.
(a)The Trustee and any Exchange Agent shall not at any time be under any duty or responsibility to determine, or be liable or accountable for any failure of the Company to determine (or the Company’s determination), or be deemed to make any representation as to,
(i)the Exchange Price (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Exchange Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or any information used in any calculation, adjustment or determination, or herein or in any supplemental indenture provided to be employed, in making the same;
(ii)the validity or value (or the type or amount) of any shares of Common Stock or cash or, after a Merger Event, Reference Property that may at any time be issued or delivered upon the exchange of any Note;
(iii)the correctness of any provisions contained in any supplemental indenture entered into pursuant to the first paragraph of Section 10.12(a) relating either to the type or amount of Reference Property receivable by Holders upon the exchange of their Notes after any Merger Event or to any adjustment to be made with respect thereto; or
(iv)the applicable Daily VWAP or Last Reported Sale Price.
(b)Neither the Trustee nor any other Exchange Agent shall at any time be under any duty or responsibility to cause the Company to, or be accountable for any failure of the Company to, issue, transfer or deliver any shares of Common Stock or cash or, after a Merger Event, Reference Property upon the surrender of any Note for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article X.
Section 10.15[Reserved] .
Section 10.16Exchange Failure.
(a)If an Exchange Failure occurs and remains uncured, then, in addition to any other rights or remedies available to the Holder under this Indenture or at law or in equity:

(i)if, on or after the Exchange Failure, the Holder (or any Affiliate of the Holder) purchases (in an open market transaction, stock loan or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Shares that the Holder anticipated receiving from the Company in connection with the Mandatory Exchange or Voluntary Exchange, as applicable, affected by such Exchange Failure (a “Buy-In”), then the Company shall, within two Business Days after the Holder’s request, pay to the Holder, at the Holder’s election, either (1) the Buy-In Price, in which case the Company’s obligation to deliver such Exchange Shares with respect to such Mandatory Exchange or Voluntary Exchange, as applicable, shall be deemed satisfied, or (2) the Buy-In Payment Amount, in which case the Company shall remain obligated to deliver such Exchange Shares in accordance with this Indenture.
(ii)The Holder may, at any time prior to the Company’s cure of the Exchange Failure, by written notice to the Company, void its Voluntary Exchange with respect to any portion of the Note that has been affected by the Exchange Failure, in which event the Company shall promptly return to the Trustee or the Holder such portion of the Note, and the principal amount of such Note shall be increased by the amount corresponding to such voided portion. The voiding of a Voluntary Exchange shall not affect the Company’s obligation to pay any amounts that have accrued prior to the date of such notice pursuant to this Section 10.16 or otherwise.
(b)The remedies set forth in this Section 10.16 are independent, separate and cumulative and shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity, provided, however, that in no event shall the Trustee or Holder be entitled to recover twice for the same loss or failure by the Company to deliver Exchange Shares.
(c)The Company acknowledges that the timely delivery of Exchange Shares is of the essence and agrees that monetary damages alone would not be adequate compensation for any Exchange Failure. Accordingly, in addition to any other remedy, the Trustee or Holder shall be entitled to seek specific performance and injunctive relief to compel delivery of Exchange Shares without the requirement of posting a bond.
Article XI
GUARANTEE
Section 11.01Guarantee. Subject to the provisions of this Article XI, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture and the Notes (including, without limitation, any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees that the Guarantor Obligations will rank equally in right of payment with other indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guarantor Obligations. Each Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article XI notwithstanding any extension or renewal of any Guarantor Obligation.
Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for non-payment. Each Guarantor waives notice of any default under the Notes or the Guarantor Obligations.
Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.
Except as set forth in Section 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under, this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal granted; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 11.03. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.
Section 11.02Execution and Delivery. To further evidence its Guarantee, each Guarantor and other Person that is required to become a Guarantor hereby agrees to (x) execute this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, execute a supplement to this Indenture, substantially in the form of Exhibit C hereto and deliver it to the Trustee. Each such Guarantor agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
Each of the Guarantors hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Guarantor’s Guarantee of such Note shall nevertheless be valid.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.
Section 11.03Limitation on Liability; Termination, Release and Discharge.
(a)Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)Following delivery of an Officer’s Certificate to the Trustee stating the occurrence of any of the following events, each Guarantor shall be automatically and unconditionally released and discharged from its Convertible Notes Obligations under this Indenture and its Guarantee and such Guarantee shall be automatically and unconditionally terminated, and no further action by such Guarantor, the Company or the Trustee is required (other than delivery of such Officer’s Certificate) for the release of such Guarantor or the termination of such Guarantee:
(i)upon a satisfaction and discharge of this Indenture as described under Section 8.01(a); or
(ii)upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Guarantor;
(iii)as described under Article IX.
(c)Following delivery of an Officer’s Certificate to the Trustee stating the occurrence of any of the following events, each Company Group Obligor shall be automatically and unconditionally released and discharged from its Convertible Notes Obligations under this Indenture and its Guarantee and such Guarantee shall be automatically and unconditionally terminated, and no further action by such Company Group Obligor, the Company or the Trustee is required (other than delivery of such Officer’s Certificate) for the release of such Company Group Obligor or the termination of such Guarantee:
(i)upon the release or discharge of such Company Group Obligor’s primary obligations under, and guarantees, of all Guarantee Reference Indebtedness, except a discharge or release by or as a result of payment;
(ii)upon a satisfaction and discharge of this Indenture as described under Section 8.01(a);
(iii)in the case of each Guarantor upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Company or another Company Group Obligor that is the surviving Person in such merger, amalgamation, consolidation or winding up; or
(iv)as described under Article IX.
(d)Following delivery of an Officer’s Certificate to the Trustee stating the occurrence of any of the following events, the Company shall be automatically and unconditionally released and discharged from its Convertible Notes Obligations under this Indenture and its Guarantee and such Guarantee shall be automatically and unconditionally terminated, and no further action by the Company or the Trustee is required (other than delivery of such Officer’s Certificate) for the release of such Guarantor or the termination of such Guarantee:
(i)upon a satisfaction and discharge of this Indenture as described under Section 8.01(a); or
(ii)as described under Article IX.
(e)Notwithstanding the foregoing, no Guarantor may be released from its Guarantee if, on the date of and after giving effect to the release of such Guarantee, the Guarantor (or any subsidiary thereof) would own (or hold an exclusive license with respect to) any intellectual property that is material to the business of the Company Group Entities.
Section 11.04Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.04 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
Section 11.05No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.
Article XII
COLLATERAL
Section 12.01Intercreditor Agreement and Security Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Convertible Notes Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and other Security Documents, according to the terms set forth herein or therein, shall be secured as provided herein and in any other Security Documents, which define the terms of the Liens that secure the Convertible Notes Obligations, subject, in each case, to the terms of the Intercreditor Agreement. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents to and agrees to be bound by, the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent and the Trustee, as applicable, to enter into (or otherwise join, as applicable) the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between the Intercreditor Agreement and Article XII of this Indenture or any of other Security Documents, the Intercreditor Agreement shall control.
Each Holder, by its acceptance of a Note, (a) agrees that it will be subject to and bound by the terms and provisions of, and will take no actions contrary to the terms and provisions of, the Intercreditor Agreement, and (b) authorizes and instructs the Notes Collateral Agent to enter into (or otherwise join, as applicable) the Intercreditor Agreement on the Closing Date (and each other intercreditor agreement, as applicable, thereafter) as the Notes Collateral Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.
Section 12.02Security Interest in the Collateral. To secure the due and punctual payment of the principal of, premiums and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase or otherwise, and interest on the overdue principal of, premiums and interest on the Notes and performance of all other Convertible Notes Obligations of the Company and the Guarantors to the Holders and/or the Trustee under this Indenture, each of the Company and the Guarantors hereby assigns, pledges and grants to the Notes Collateral Agent for its benefit and for the ratable benefit of each Noteholder, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each of the Company and the Guarantors shall provide the Notes Collateral Agent with written notice of all commercial tort claims in an aggregate amount in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, the Company or the relevant Guarantor shall be deemed to thereby grant to the Notes Collateral Agent a security interest and Lien in and to such commercial tort claims described therein and all proceeds thereof. Each of the Company and the Guarantors shall provide the Notes Collateral Agent with written notice promptly upon becoming a beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights in an aggregate amount in excess of $500,000 and the Company or such Guarantor shall take such actions as Required Holders may reasonably request for the perfection of the Notes Collateral Agent’s security interest therein.
Section 12.03Perfection of Security Interest. Each of the Company and the Guarantors shall take all action that may be necessary, or that the Notes Collateral Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of the Notes Collateral Agent’s security interest in and Lien on the Collateral or to enable the Notes Collateral Agent to protect, exercise or enforce its rights hereunder and in the Collateral (in each case, subject to the terms of the Intercreditor Agreement), including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain Lien Waiver Agreements (i) from the owner or lessor of the chief executive office of the Company and (ii) from the owners or lessors of all of the other premises leased by the Company listed on Schedule 1.01(A) hereto and all of the warehouses and other locations used by the Company listed on Schedule 1.01(A) hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located, (c) delivering to the Notes Collateral Agent (or bailee under the terms of the Intercreditor Agreement), endorsed or accompanied by such instruments of assignment as are necessary or as the Notes Collateral Agent may specify, and stamping or marking, in such manner as are necessary or as the Notes Collateral Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) using commercially reasonable efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements reasonably satisfactory to the Trustee, the Notes Collateral Agent and the Required Holders, and (e) executing and delivering financing statements, Control Agreements, intellectual property security agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to the Trustee, the Notes Collateral Agent and the Required Holders, relating to the creation, validity, perfection, maintenance or continuation of the Notes Collateral Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each of the Company and the Guarantors hereby authorizes the Notes Collateral Agent (without obligation) and the Holders to file against such the Company and each Guarantor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to the Required Holders (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of the Company or the relevant Guarantor). All documented charges, expenses and fees the Notes Collateral Agent or the Holders may incur in doing any of the foregoing, and any local taxes relating thereto, shall be at the sole expense of the Company and payable by the Company to the Notes Collateral Agent or the Holders, as the case may be, not later than ten (10) Business Days after written demand.
Section 12.04Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Article VI hereof, the Notes Collateral Agent (acting at the direction of the Required Holders, and subject to the terms of the Intercreditor Agreement): (a) may at any time take such steps as the Notes Collateral Agent or the Required Holders deem necessary to protect the Notes Collateral Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as the Notes Collateral Agent or the Required Holders may deem appropriate; (b) subject to the rights of the applicable landlords, may employ and maintain at any of the Company’s or any Guarantor’s premises a custodian who shall have full authority to do all acts necessary to protect the Notes Collateral Agent’s interests in the Collateral; (c) may lease warehouse facilities to which the Notes Collateral Agent may move all or part of the Collateral; (d) subject to the rights of the applicable lessors, may use the Company’s any Guarantor’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; (e) subject to the rights of the applicable landlords, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Company’s or the Guarantor’s owned or leased property; and (f) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of this Indenture or the other Convertible Notes Documents and pay all or any part of the premiums therefor and the costs thereof. Each of the Company and the Guarantors shall cooperate fully with all of the Notes Collateral Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Notes Collateral Agent may direct (acting at the direction of the Required Holders). All of the Notes Collateral Agent’s and the Holders’ expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be at the sole expense of the Company and payable by the Company to the Notes Collateral Agent or Holders, as the case may be, for its or their benefit not later than ten (10) Business Days after written demand.
Section 12.05Ownership and Location of Collateral.
(a)With respect to the Collateral, at the time the Collateral becomes subject to the Notes Collateral Agent’s security interest: (i) each of the Company and each Guarantor shall be fully authorized and able to sell, transfer, pledge and/or grant a Lien upon each and every item of its respective Collateral to Notes Collateral Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens whatsoever; (ii) all signatures and endorsements of each of the Company and the Guarantors that appear on such documents and agreements shall be genuine and each of the Company and the Guarantors shall have full capacity to execute same; and (iii) each of the Company’s and the Guarantors’ Equipment and each of the Company’s and the Guarantors’ Inventory (other than (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) shall be located as set forth on Schedule 1.01(A) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and shall not be removed from such locations without the prior written consent of the Required Holders except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted hereunder.
(b)(i) There is no location at which the Company or any Guarantor has any Inventory (except for (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) or other Collateral other than those locations listed on Schedule 1.01(A) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof; (ii) Schedule 1.01(A) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of the Company or any Guarantor is stored, and none of the receipts received by the Company or any Guarantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 1.01(A) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of the Company and each Guarantor and (B) the chief executive office of the Company and each Guarantor; and (iv) Schedule 1.01(A) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by the Company or any Guarantor, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral.
Section 12.06Defense of Notes Collateral Agent’s and Holders’ Interests. Until (a) the Payment in Full of all of the Convertible Notes Obligations and (b) the termination of this Indenture, the Notes Collateral Agent’s interests in the Collateral shall continue in full force and effect. During such period neither the Company nor any Guarantor shall, without the Required Holders’ prior written consent, pledge, sell (except for Dispositions otherwise permitted under Section 4.25(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. The Company and each Guarantor shall use commercially reasonable efforts to defend the Notes Collateral Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by the Required Holders for payment of all Convertible Notes Obligations following the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If the Notes Collateral Agent (acting at the direction of the Required Holders) exercises this right to take possession of the Collateral, the Company and the Guarantors shall, upon demand, assemble it in the best manner possible and make it available to Notes Collateral Agent at a place reasonably convenient to the Notes Collateral Agent. In addition, with respect to all Collateral, the Notes Collateral Agent and the Holders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each of the Company and the Guarantors shall, and the Notes Collateral Agent shall, if directed by the Required Holders, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Notes Collateral Agent holds a security interest to deliver same to the Notes Collateral Agent and/or subject to the Notes Collateral Agent’s order and if they shall come into the Company’s or any Guarantor’s possession, they, and each of them, shall be held by the Company or such Guarantor in trust as Notes Collateral Agent’s trustee, and the Company or such Guarantor will promptly deliver them to the Notes Collateral Agent in their original form together with any necessary endorsement.
Section 12.07Inspection of Premises. At all reasonable times and from time to time as often as the Required Holders may reasonably elect, the Notes Collateral Agent and each Holder shall have full access to and the right to audit, check, inspect and make abstracts and copies from each of the Company’s and the Guarantor’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of the Company’s and each Guarantor’s business and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Company shall be afforded the opportunity to participate in such discussions). The Notes Collateral Agent, any Holder and their agents may enter upon any premises of the Company or any Guarantor at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all books and records pertaining thereto and to the operation of the Company or such Guarantor’s business. Notwithstanding the foregoing, (a) no more than three (3) such inspections shall be conducted at the expense of the Company during any consecutive twelve (12) month period, and (b) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (a), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Company.
Section 12.08Appraisals. The Required Holders may at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to the Required Holders, for the purpose of appraising the then current value of the Company’s and the Guarantors’ assets (including without limitation Intellectual Property and the LTO Program). Absent the occurrence and continuance of an Event of Default at such time, the Required Holders shall consult with Company as to the identity of any such firm; provided, that it is agreed by the parties hereto that Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program. All of the fees and out-of-pocket costs and expenses of any appraisals and reports conducted pursuant to this Section 12.08 shall be paid for when due, in full and without deduction, off-set or counterclaim by the Company. Notwithstanding the foregoing, (i) no more than one (1) appraisal of Intellectual Property (which shall include, without limitation, appraisals of the LTO Program) shall be conducted at the expense of the Company during any consecutive twelve (12) month period, and (ii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (i), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Company.
Section 12.09Receivables; Deposit Accounts and Securities Accounts.
(a)The Receivables are and shall be bona fide and valid accounts representing a bona fide indebtedness incurred by the Customers therein named, for fixed sums as set forth in the invoices relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the Company or the Guarantors, or work, labor or services theretofore rendered by the Company or the applicable Guarantor as of the date the applicable Receivables were created.

(b)Each Customer, to the Company’s and each Guarantor’s knowledge, as of the date each Receivable is created, is able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of the Company or any Guarantor who are not solvent, each of the Company and such Guarantor has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables consistent with past practice.
(c)The Company’s and each Guarantor’s chief executive office is located as set forth on Schedule 1.01(A) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Until written notice is given to the Notes Collateral Agent by the Company of any other office at which the Company or any Guarantor keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d)At any time following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent shall have the right to send notice of the assignment of the Notes Collateral Agent’s security interests in and Liens on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter, subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. The Notes Collateral Agent’s actual and documented collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, secretarial and clerical expenses, the salaries of any collection personnel used for collection and the reasonable and documented fees and expenses of counsel, shall be at the sole expense of the Company and payable by the Company to the Notes Collateral Agent not later than ten (10) Business Days after written demand.
(e)At any time following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent shall have the right to receive, endorse, assign and/or deliver in the name of the Notes Collateral Agent or the Company or any Guarantor any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each of the Company and each Guarantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each of the Company and each Guarantor hereby constitutes, subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent or the Notes Collateral Agent’s designee as the Company’s or such Guarantor’s attorney with power (i) at any time following the occurrence and during the continuance of an Event of Default: (A) to endorse the Company’s or such Guarantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such the Company’s or such Guarantor’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign the Company’s and such Guarantor’s name on any documents or instruments deemed necessary or appropriate by the Notes Collateral Agent to preserve, protect, or perfect the Notes Collateral Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to the Company or any Guarantor at any post office box/lockbox maintained by the Notes Collateral Agent for the Company or the Guarantors or at any other business premises of the Notes Collateral Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of the Company’s or such Guarantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign the Company’s or such Guarantor’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign the Company’s or such Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to the Company or any Guarantor to such address as the Notes Collateral Agent may designate; and (J) to do all other acts and things necessary to carry out the provisions of this Indenture. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order); this power being coupled with an interest is irrevocable while any of the Convertible Notes Obligations remain unpaid.
(f)Neither the Notes Collateral Agent nor any Holder shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(g)All proceeds of Collateral shall be deposited by the Company and the Guarantors into depository accounts (“Depository Accounts”) that are (other than with respect to Excluded Accounts or Depository Accounts subject to Section 7 of the Fifteenth Amendment) subject to Control Agreements in accordance with this clause (g). The Company or the applicable Guarantor shall deliver or cause to be delivered to the Notes Collateral Agent a

Control Agreement, in form and substance reasonably satisfactory to the Notes Collateral Agent and the Required Holders, among such the Company or the applicable Guarantor, the Notes Collateral Agent, and each bank at which each Depository Account and any other deposit account or securities account (other than any Excluded Account) of the Company or such Guarantor is maintained that is sufficient to give the Notes Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Depository Accounts and other deposit accounts and securities accounts. At any time during the continuation of an Event of Default, subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent shall have the sole and exclusive right to direct, and the Notes Collateral Agent is hereby authorized to, subject to the terms of the Intercreditor Agreement, give instructions pursuant to such Control Agreements directing, the disposition of funds in the Depository Accounts (any such instructions, an “Activation Notice”) to the Notes Collateral Agent on a daily basis, by wire transfer to a deposit account maintained by the Notes Collateral Agent, which such funds may be applied by the Notes Collateral Agent to repay the Convertible Notes Obligations. Prior to the occurrence of an Event of Default, the Company and the Guarantors shall retain the right to direct the disposition of funds in the Depository Accounts and the Notes Collateral Agent shall not deliver an Activation Notice. In the event that the Notes Collateral Agent issues an Activation Notice, the Notes Collateral Agent agrees to rescind such Activation Notice at such time that no Event of Default shall exist (it being understood that, notwithstanding any such rescission, the Notes Collateral Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Event of Default shall have occurred or shall exist at any time thereafter). All funds deposited in the Depository Accounts shall immediately become subject to the security interest of the Notes Collateral Agent, for its own benefit and the ratable benefit of the other Secured Parties. The Notes Collateral Agent shall apply all funds received by it from the Depository Accounts to the satisfaction of the Convertible Notes Obligations in accordance with this Indenture. Notwithstanding the foregoing, any requirement in this Indenture for executing Control Agreements relating to a Depository Account shall not apply prior to the date that is 60 days following the date of this Indenture (as may be extended by the Required Holders).
(h)Neither the Company nor any Guarantor will, without the Required Holders’ consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of the Company or such Guarantor.
(i)All deposit accounts (including all Depository Accounts), securities accounts and investment accounts of the Company and each Guarantor and their Subsidiaries as of the Closing Date are set forth on Schedule 12.09(j) hereto. Neither the Company nor any Guarantor shall open any new deposit account, securities account or investment account (other than an Excluded Account) with a bank, depository institution or securities intermediary other than the Notes Collateral Agent unless (i) the Company or such Guarantor shall have provided written notice thereof to the Notes Collateral Agent and the Holders within five (5) Business Days and (ii) if required by the Required Holders, prior to the Company or any Guarantor depositing any funds or financial assets in such account, such bank, depository institution or securities intermediary, the Company or each applicable Guarantor and the Notes Collateral Agent shall enter into a Control Agreement in form and substance reasonably satisfactory to the Notes Collateral Agent and the Required Holders sufficient to give the Notes Collateral Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
Section 12.10Inventory. To the extent Inventory held for sale or lease has been produced by the Company or any Guarantor, it has been and will be produced by the Company or such Guarantor in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented, and all rules, regulations and orders thereunder.
Section 12.11Maintenance of Equipment. The Company’s and the Guarantors’ Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made. Neither the Company nor any Guarantor shall use or operate its Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.
Section 12.12Exculpation of Liability. Nothing set forth herein shall be construed to constitute the Notes Collateral Agent, the Trustee or any Holder as the Company’s or any Guarantor’s agent for any purpose whatsoever, nor shall the Notes Collateral Agent, the Trustee or any Holder be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. None of the Notes Collateral Agent, the Trustee or any Holder, whether by anything herein or in any assignment or otherwise, assume any of the Company’s or any Guarantor’s obligations under any contract or agreement assigned to the Notes Collateral Agent, the Trustee or such Holder, and none of the Notes Collateral Agent, the Trustee or any Holder shall be responsible in any way for the performance by the Company or any Guarantor of any of the terms and conditions thereof.
Section 12.13Financing Statements Exclusive. Except as respects the financing statements filed to perfect the Notes Collateral Agent’s Liens, the financing statements described on Schedule 1.01(B) hereto, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

Section 12.14Investment Property Collateral.
(a)The Company and each Guarantor has the right to transfer the Investment Property free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the contrary claims of all Persons. The Company and each Guarantor shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits the Notes Collateral Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of the Notes Collateral Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits the Notes Collateral Agent’s Lien on the Investment Property of the Company or such Guarantor arising thereunder, foreclosure of the Notes Collateral Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.
(b)The Company and each Guarantor shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and Control Agreement or other applicable agreement reasonably satisfactory to the Notes Collateral Agent and the Required Holders in order to perfect and protect the Notes Collateral Agent’s Lien in such Investment Property.
(c)Except as set forth in Article VI hereof, (i) the Company and the Guarantors will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Company and the Guarantors will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Indenture or under any of the Convertible Notes Documents. In the event any additional Equity Interests are issued to the Company or any Guarantor as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, then any certificates evidencing any such additional shares will be delivered to the Notes Collateral Agent within fifteen (15) Business Days (or such later date as the Required Holders may agree) and such shares will be subject to this Indenture and a part of the Investment Property to the same extent as the original Investment Property.
Section 12.15Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary) of the Company or any Guarantor hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of {membership interests} {partnership interests} set forth herein shall apply, in any way, to the pledge by any {member} {partner} of a security interest in and to its {membership interests} {partnership interests} to U.S. Bank Trust Company, National Association, as agent for certain noteholders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such {membership interests} {partnership interests} by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a {member} {partner} of the Company and shall have all of the rights of the {member} {partner} that previously owned such {membership interests} {partnership interests}.”
Section 12.16Notes Collateral Agent.
(a)The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, other Security Documents and the Intercreditor Agreement, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, other Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, other Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each other Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.16. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and other Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, other Security Documents and the Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in other Security Documents and the Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, other Security Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the

Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The Notes Collateral Agent may perform any of its duties under this Indenture, other Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction) or under or in connection with any other Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Guarantor or Affiliate of any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, other Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, other Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, other Security Documents or the Intercreditor Agreement, or for any failure of any Guarantor or any other party to this Indenture, other Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, other Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Guarantor or any Guarantor’s Affiliates.
(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, other Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Required Holders as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, other Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Required Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a responsible officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Required Holders (subject to this Section 12.16).
(f)The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Required Holders, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” means such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.16 shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(g)The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in other Security Documents or the Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Closing Date, (ii) enter into the Intercreditor Agreement, including joinders and supplements thereto, whether executed on or after the Closing Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.
(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Convertible Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent, such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, other Security Documents and the Intercreditor Agreement.
(j)The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(k)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any other Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Required Holders or as otherwise provided in the Security Documents.
(l)If the Company or any Guarantor (i) incurs any obligations in respect of junior priority obligations at any time when no junior lien intercreditor agreement with such obligation is in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a junior lien intercreditor agreement in favor of a designated agent or representative for the holders of the junior priority obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder;

provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required pursuant to this Section 12.16(l) in connection with such junior lien intercreditor agreement to be entered into.
(m)No provision of this Indenture, the Intercreditor Agreement or any other Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity reasonably satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or other Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(n)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and other Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(o)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(p)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Guarantor under this Indenture, the Intercreditor Agreement and other Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, other Security Documents, the Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any other Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any other Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its obligations under this Indenture, the Intercreditor Agreement and other Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and other Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any other Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and other Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, other Security Documents and the Intercreditor Agreement.
(q)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, other Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and other Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, the Required Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(r)Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document, Intercreditor Agreement or amendment or supplement thereto, to be executed after the Closing Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.16(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document, Intercreditor Agreement or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document, Intercreditor Agreement or amendment or supplement thereto have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents, Intercreditor Agreement or amendment or supplement thereto.
(s)Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or other Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Required Holders or the Trustee, as applicable.
(t)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Required Holders, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, other Security Documents or the Intercreditor Agreement.
(u)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of this Indenture.
(v)In each case that the Notes Collateral Agent may or is required hereunder or under any other Security Document or the Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document or the Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Required Holders. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Required Holders. If the Notes Collateral Agent shall request direction from the Required Holders with respect to any Action, the Notes

Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Required Holders, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(w)Notwithstanding anything to the contrary in this Indenture or in any other Security Document or the Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, other Security Documents or the Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.
(x)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of this Section 12.16 and Sections 14.03 and 14.04; provided that no Officer’s Certificate shall be required in connection with the Security Documents or the Intercreditor Agreement to be entered into by (or otherwise joined by, as applicable) the Notes Collateral Agent on the Closing Date. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.
(y)Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Security Documents and the Intercreditor Agreement, and shall solely act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents, the Intercreditor Agreement and the Collateral.
(z)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and in other Security Documents and Intercreditor Agreement were named as this Indenture herein.
(aa)[Reserved].
(ab)The Notes Collateral Agent is authorized and directed to (i) enter into the Intercreditor Agreement, including any amendments, supplements or joinders thereto, (ii) make the representations of the Holders set forth in the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Intercreditor Agreement and (iv) perform and observe its obligations under the Intercreditor Agreement, in each case without the further consent of any Holder or the Trustee.
Section 12.17Subordination of Liens; Intercreditor Agreement.
(a)Subject to clause (c) below and the provision of the Intercreditor Agreement, notwithstanding anything to the contrary in this Indenture, the Notes, the Guarantees, other Security Documents or any other Convertible Notes Document, the Liens securing the Convertible Notes Obligations shall be subject and subordinate in all respects to the Liens securing the Senior Priority Obligations with respect to the OC III Priority Collateral, and shall rank pari passu with the Liens securing the Convertible Notes Obligations with respect to the Term Pari Collateral, in each case as and to the extent set forth in the Intercreditor Agreement.
(b)Each Holder, the Trustee and the Notes Collateral Agent, by their acceptance of the Notes, expressly agree to be bound by the terms of the Intercreditor Agreement, including any amendments, supplements or joinders thereto made in accordance with its terms.
(c)Notwithstanding anything to the contrary in this Indenture, the Notes, the Guarantees, other Security Documents or any other Convertible Notes Document, the liens and security interests securing the obligations as evidenced hereby are subject to the provisions of the Second Amended and Restated Intercreditor Agreement, dated as of September 23, 2025 (as amended or modified from time to time), by and among Alter Domus (US) LLC, as Term Loan Agent, the Trustee and the and Collateral Agent. In the event of any conflict between the terms of the Intercreditor Agreement with this Indenture or any other Convertible Notes Document, the terms of the Intercreditor Agreement shall govern and control.
Section 12.18Representations, Warranties and Covenants Regarding the Pledged Collateral
(a)Each Guarantor hereby represents and warrants to, and covenants with, the Trustee and the Notes Collateral Agent that:

(a)except as pledged or permitted herein, such Guarantor has not sold, assigned, transferred, pledged or granted any option or security interest in or otherwise hypothecated the Pledged Collateral in any manner whatsoever and the Pledged Collateral is pledged herewith free and clear of any and all Liens other than Permitted Encumbrances;
(b)such Guarantor has the full power and authority to execute, deliver, and perform under this Indenture and to pledge the Pledged Collateral hereunder;
(c)the pledge of the Pledged Collateral referred to herein is not in violation of and shall not (i) create any default under any Organizational Document, agreement, undertaking, or obligation of such Guarantor or (ii) conflict with or violate any material provision of any Applicable Law or any judgment, order, or decree of any Governmental Body binding upon such Guarantor;
(d)the Pledged Collateral has been duly and validly authorized and issued by each issuer thereof and such Pledged Collateral is fully paid for and non-assessable, and as to all Pledged Collateral consisting of limited liability company or partnership interests, except as indicated on Schedule 1.01(D) attached hereto, and, with respect to any Pledged Collateral held in a securities account (except to the extent the applicable Guarantor has complied with the terms of Section 12.14(b) with respect thereto), such Pledged Collateral: (i) is and shall not be dealt in or traded on securities exchanges or in securities markets, (ii) does not and shall not constitute investment company securities, and (iii) is not and shall not be held by such Guarantor in a securities account;
(e)such Guarantor is pledging hereunder all of such Guarantor right, title, interest and ownership in the Equity Interests described on Schedule 1.01(D) attached hereto;
(f)simultaneously upon execution and delivery hereof and subject to the Intercreditor Agreement, such Guarantor shall deliver to the Notes Collateral Agent all certificates representing or evidencing the Pledged Collateral in the Persons listed on Schedule 1.01(D) hereto, accompanied by duly executed instruments of transfer or assignments in blank, to be held by Notes Collateral Agent in accordance with the terms hereof;
(g)such Guarantor hereby confirms that the Notes Collateral Agent (or its designee) is authorized to file all UCC-1 financing statements, continuation statements, or amendments thereto, as the Notes Collateral Agent (acting at the instructions of Required Holders) may reasonably request, in order to perfect and preserve any security interest granted or purported to be granted hereunder; it being understood and agreed that the foregoing authorization shall not relieve each Guarantor of its obligation under this Indenture to make such filings;
(h)there are no restrictions upon the voting rights associated with, or the transfer of, any of the Pledged Collateral, except as provided by applicable federal and state laws, the terms of the Organizational Documents of the respective issuers and the Other Documents;
(i)with respect to any Pledged Collateral that is issued by an entity that is not a corporation (a “Non-Corporate Issuer”), either (x) such Non-Corporate Issuer has not “opted-in” to Article 8 of the UCC with respect to the Equity Interests issued by it or any other part of the Pledged Collateral by providing in any of its certificate or articles of organization, partnership agreement, operating agreement, limited liability company agreement or any other entity governance document or any other document governing or evidencing the Equity Interests issued by it or any other part of the Pledged Collateral that the Equity Interests issued by it or any other part of the Pledged Collateral shall be “securities” as governed by and defined in Article 8 of the UCC, or (y) such Non-Corporate Issuer has “opted-in” to Article 8 of the UCC and has provided that its Equity Interests shall be certificated, and such Guarantor shall indicate such on Schedule I attached hereto and, subject to the terms of the Intercreditor Agreement, deliver to the Notes Collateral Agent all certificates evidencing the Equity Interests issued by such Non-Corporate Issuer, together with an original executed instrument of transfer endorsed in blank, simultaneously upon execution and delivery of this Indenture in accordance with clause (f) above (or, with respect to any such Equity Interests acquired after the date hereof, in accordance with the time period specified in Section 12 hereof);
(j)(x) in the event that (i) any reclassification, readjustment or other change is made or declared in the capital structure of any entity listed on Schedule 1.01(D) attached hereto or (ii) any Guarantor acquires or in any other manner receives additional Equity Interests, or any option included within the Pledged Collateral is exercised, in each case after the date hereof, the applicable Guarantor shall promptly, and in any event within fifteen (15) Business Days (or such later date as Required Holders shall agree to) after such Equity Interests are acquired or received, subject to the terms of the Intercreditor Agreement, deliver to the Notes Collateral Agent a duly executed supplement to Schedule 1.01(D) (in form and substance reasonably acceptable to Agent and the Required Holders) identifying such new, substituted, or additional Equity Interests, along with all certificates, if any, evidencing such new, substituted, or additional Equity Interests, together with an original executed instrument of transfer endorsed in blank to be held by such Guarantor under the terms hereof in the same manner as the Pledged Collateral originally pledged hereunder; provided, however, that with respect to any entity listed on Schedule 1.01(D) attached hereto that is a Foreign Subsidiary of the applicable Guarantor, the Pledged Collateral shall include only Subsidiary Stock; and (y) if any Guarantor acquires any Equity Interests in any Person that has elected to provide that its Equity Interests are securities governed by Article 8 of the UCC, such Guarantor agrees that, promptly after such acquisition, such Guarantor shall amend, or cause to be amended, the corporate documents of such Person to remove such election unless such Equity Interests are certificated and, subject to the terms of the Intercreditor Agreement, delivered to Notes Collateral Agent together with an original executed instrument of transfer endorsed in blank, promptly, and in any event within fifteen (15) Business Days (or such later date as Required Holders shall agree to) after such new Equity Interests are acquired; distributions on account of Pledged Collateral may be paid to or retained by any Guarantor except as otherwise provided hereby; and
(k)such Guarantor shall not permit any Non- Corporate Issuer that has not, as of the date hereof, “opted-in” to Article 8 of the UCC to either (a) adopt any amendments or modifications to any of its certificate or articles of organization, partnership agreement, operating agreement or any other entity governance document or any other document governing or evidencing the membership interests or equity interests issued by such Non-Corporate Issuer (or any other part of the Pledged Collateral related thereto) to provide that such membership interests or equity interest (or any other part of the Pledged Collateral related thereto) shall be “securities” as governed by and defined in Article 8 of the UCC, unless such Equity Interests are certificated and, subject to the terms of the Intercreditor Agreement, delivered to the Notes Collateral Agent, together with an original executed instrument of transfer endorsed in blank, simultaneously upon the adoption of such amendment or modification referred to in this clause (a), or (b) issue any certificates to evidence the membership interests or other Equity Interests issued by any such Non-Corporate Issuer (or any other part of the Pledged Collateral related thereto), unless, subject to the terms of the Intercreditor Agreement, such certificates are delivered to Notes Collateral Agent together with an original executed instrument of transfer endorsed in blank, simultaneously upon the issuance thereof.
Section 12.19Exercise of Pledged Collateral Rights prior to an Event of Default. So long as no Event of Default has occurred and is continuing under the Indenture, and, until either the Trustee or the Notes Collateral Agent notifies the Guarantors in writing of its intent to exercise its rights and remedies hereunder, the Guarantors shall retain the sole right to vote the Pledged Collateral and exercise all rights of ownership with respect to all corporate, limited liability company, or limited partnership questions for all purposes not inconsistent with the terms hereof. For so long as any Guarantor shall have the right to vote the Pledged Collateral owned by it, such Guarantor covenants and agrees that it will not, without the prior written consent of Notes Collateral Agent, vote or take any consensual action with respect to such Pledged Collateral which would violate any provision of the Indenture or the Other Documents or be materially adversely affect the rights of Guarantor, the other Secured Parties or the value of such Pledged Collateral.
Article XIII INFORMATION AND STATEMENTS
Each Company Group Obligor shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Convertible Notes Obligations:
Section 13.01Holder Calls. If requested by the Required Holders, participate in quarterly conference calls with the Holders, such calls to be held at such time as may be agreed to by the Company and the Required Holders.
Section 13.02Reports.
(a)Promptly following the request of the Required Holders, deliver to the Holders such other schedules, documents, reports and/or information regarding the Collateral or the financial condition of the Company Group Obligors and their Subsidiaries as the Required Holders may reasonably request.
(b)The Trustee and Notes Collateral Agent (in each case, acting at the request of the Required Holders) shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 13.02 (other than Section 13.02(b)) are to be in form reasonably satisfactory to the Required Holders and, if applicable, executed by each Company Group Obligor and delivered to the Holders from time to time solely for the Holders’ convenience in maintaining records of the Collateral, and any Company Group Obligor’s failure to deliver any of such items to the Holders shall not affect, terminate, modify or otherwise limit the Notes Collateral Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by the Required Holders, the items to be provided under this Section 13.02 shall be delivered to the Holders by the specific method of Approved Electronic Communication designated by the Required Holders.
Section 13.03Environmental Reports.
(a)To the extent any Company Group Obligor is not in material compliance with applicable Environmental Laws, such Company Group Obligor shall furnish the Holders, concurrently with the delivery of the financial statements referred to in Section 13.06, with a certificate signed by an officer of the Company setting forth with specificity all areas of non-compliance and the proposed action such Company Group Obligor will implement in order to achieve full compliance.

(b)In the event any Company Group Obligor receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at any of the Real Property owned or leased by any Company Group Obligor (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Company Group Obligor’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then the Company shall, within five Business Days after such receipt, give written notice of same to the Trustee, the Notes Collateral and the Holders detailing facts and circumstances of which any Company Group Obligor is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Holder with respect thereto.
(c)The Company shall, concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08 with respect to the period in which such copies, notification or demand letter are received, forward to the Trustee, the Notes Collateral Agent and the Holders copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Company Group Obligor to manage of Hazardous Materials and shall continue to forward to the Trustee, the Notes Collateral Agent and the Holders, concurrently with the delivery of the monthly financial statements required to be delivered to the Trustee and the Holders pursuant to Section 13.08 with respect to the period in which such correspondence is received, copies of all material correspondence received by any Company Group Obligor from any Governmental Body regarding such claims until the claim is settled. The Company shall promptly forward to Agent and Holders copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at any Real Property owned or leased by any Company Group Obligor, operations or business that any Company Group Obligor is required to file under any Environmental Laws, in each case concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08 with respect to the period in which such filing occurred. Such information is to be provided solely to allow the Notes Collateral Agent to protect the Notes Collateral Agent’s security interest in and Lien on the Collateral.
Section 13.04Litigation. Notify the Trustee, the Notes Collateral Agent and the Holders in writing of any claim, litigation, suit or administrative proceeding affecting any Company Group Obligor, whether or not the claim is covered by insurance, if the amount of damages claimed is in excess of $1,000,000 or if such claim, litigation, suit or proceeding could reasonably be expected to have a Material Adverse Effect, in each case, concurrently with the delivery of the monthly financial statements pursuant to Section 13.08 with respect to the period in which any Company Group Obligor becomes aware of such claim, litigation, suit or administrative proceeding.
Section 13.05Material Occurrences. (a) Promptly, but in any event within one Business Day after such Company Group Obligor has knowledge thereof, notify the Trustee, Notes Collateral Agent and Holders in writing upon the occurrence of any Default or Event of Default; and (b) promptly, but in any event within 15 Business Days after such Company Group Obligor has knowledge thereof, notify the Trustee, the Notes Collateral Agent and the Holders in writing upon the occurrence of: (i) any default by any Company Group Obligor which might result in the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (ii) any matter materially affecting the value, enforceability or collectability of any material portion of the Collateral; and (iii) other development in the business or affairs of any Company Group Obligor which could reasonably be expected to have a Material Adverse Effect; and (c) promptly, but in any event not later than concurrently with the delivery of the monthly financial statements required to be delivered to Holders pursuant to Section 13.08 with respect to the period in which such Company Group Obligor has knowledge thereof, notify the Trustee, Notes Collateral Agent and Holders in writing upon the occurrence of: (i) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Company Group Obligor or any member of the Controlled Group to a tax imposed by Section 4971 of the Code if such tax could reasonably be expected to result in a Material Adverse Effect; (ii) the receipt by any Company Group Obligor of any notice from any Material Customer of its intent to either (x) terminate its relationship directly or indirectly with a Company Group Obligor, or (y) materially and adversely modify any Material Contract involving such Company Group Obligor; (iii) any material and adverse change in the relationship or arrangements within the LTO Consortium; (iv) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Company Group Obligor, or to the knowledge of the Company, any Affiliate of any Company Group Obligor with respect to Anti-Terrorism Laws; and (v) any lapse or other termination of any Consent issued to any Company Group Obligor by any Governmental Body or any other Person that is material to the operation of any Company Group Obligor’s business or any refusal by any Governmental Body or any other Person to renew or extend any such Consent to the extent any such refusal could reasonably be expected to have a

Material Adverse Effect; and in each case as to clauses (a), (b) and (c) of this Section 13.05, describing the nature thereof and the action the Company Group Obligors propose to take with respect thereto.
Section 13.06Annual Financial Statements. Furnish the Holders for each fiscal year, within 90 days after the end of each fiscal year, audited financial statements of the Company and its Subsidiaries, on a consolidated basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP in all material respects, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to the Required Holders (the “Accountants”) and certified without qualification; provided, that the foregoing is subject to the proviso set forth in Section 4.09. The reports described in this Section shall be accompanied by a Compliance Certificate.
Section 13.07Quarterly Financial Statements. Furnish the Holders within (i) 45 days after the end of each fiscal quarter of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), (a) an unaudited balance sheet of the Company and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, all prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of the Company and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (b) a written statement of management of the Company setting forth a discussion of the financial condition, changes in financial condition and results of operations of the Company and its Subsidiaries, and (ii) five Business Days after the end of the fiscal quarter ended September 30, 2025, an unaudited balance sheet and unaudited statement of income of the Company and its Subsidiaries, on a consolidated and consolidating basis, for such fiscal quarter, all prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of the Company and its Subsidiaries; provided, that each of the foregoing is subject to the proviso set forth in Section 4.09. The reports described in clause (i) of this Section shall be accompanied by a Compliance Certificate.
Section 13.08Monthly Financial Statements. Furnish to Trustee and the Holders within 30 days after the end of each month (or within forty-five (45) days after the end of the months of March, June, September and December), an unaudited balance sheet of the Company and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income and cash flow of the Company and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all (other than the statements of cash flow) prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of the Company and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, that the foregoing is subject to the proviso set forth in Section 4.09. The reports described in this Section shall be accompanied by a Compliance Certificate.
Section 13.09Other Reports. Furnish Holders, (a) if and when filed by the Company, all Form 10-Q quarterly reports, Form 10-K annual reports, Form 8-K current reports and any other reports filed by the Company with the SEC, and (b) copies of any reports or other information provided by the Company to its shareholders generally. Any report to be furnished pursuant to this Section 13.09 shall be deemed to have been furnished on the date on which the Company has filed such report with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Trustee and the Holders without charge; provided that, notwithstanding the foregoing, the Company shall deliver to the Trustee or any Holder who requests paper or electronic copies of any such report to be furnished pursuant to this Section 13.09 if the Trustee or such Holder requests that the Company furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Trustee or such Holder to the Company.
Section 13.10Additional Information. Furnish the Trustee and the Holders with such additional information as the Required Holders shall reasonably request in order to enable the Trustee and the Holders to determine whether the terms, covenants, provisions and conditions of this Indenture and the Other Documents have been complied with by the Company Group Obligors including, without the necessity of any request by the Trustee or the Holders, (a) copies of all environmental audits and reviews, (b) at least five days prior thereto, (i) notice of the Company’s opening of a new chief executive office, or (ii) notice of the Company’s closing of its chief executive office, and (c) concurrently with the delivery of the monthly financial statements required to be delivered to the Trustee and the Holders pursuant to Section 13.08 with respect to the period in which such Company Group Obligor (i) opens any new office or place of business (other than its chief executive office), notice of such opening, (ii) closes any existing office or place of business (other than its chief executive office), notice of such closing, and (iii) learns of the occurrence thereof, notice of any labor dispute to which any Company Group Obligor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any collective bargaining contract to which any Company Group Obligor is a party or by which any Company Group Obligor is bound and which could reasonably be expected to have a Material Adverse Effect.
Section 13.11Projected Operating Budget. Furnish the Trustee and the Holders, no later than 45 days after the beginning of each fiscal year (commencing with fiscal year ending on March 31, 202), quarter by quarter projections (including an operating budget) and cash flow of the Company and its Subsidiaries, on a consolidated basis, for such fiscal year (including an income statement for each fiscal quarter and a balance sheet as at the end of each fiscal quarter), and year by year projections (including an operating budget) and cash flow of the Company and its Subsidiaries, on a consolidated basis, for the forthcoming three fiscal years, such projections to be accompanied by a certificate signed by the President or a Financial Officer of the Company to the effect that such projections represent the good faith estimate of the Company, on the date such projections are delivered, of the future performance the Company and its Subsidiaries for the periods covered thereby based upon assumptions believed by the Company to be reasonable at the time of the delivery thereof to Holders; provided, that the foregoing is subject to the proviso set forth in Section 4.09. The form and scope of the projections required to be delivered to Holders described in this Section shall be reasonably acceptable to the Required Holders and shall be reviewed by the Chief Executive Officer or a Financial Officer of the Company and based on underlying assumptions which such officer believed to be reasonable on the date such projections were delivered (it being understood that any such forecasts and such projections are not to be viewed as facts, are subject to uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material).
Section 13.12Variances from Operating Budget. Furnish the Trustee and the Holders, concurrently with the delivery of the financial statements referred to in Section 13.08, a written report summarizing all material variances from budgets submitted by the Company Group Obligors pursuant to Section 13.11 and a discussion and analysis by management with respect to such variances.
Section 13.13ERISA Notices and Requests. Promptly, but in any event within five Business Days thereafter after any Company Group Obligor has knowledge thereof, furnish the Trustee and Holders with written notice in the event that any of the following, together with any other such events or conditions, could reasonably be expected to have a Material Adverse Effect: (i) any Company Group Obligor or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Company Group Obligor or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Company Group Obligor or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Company Group Obligor or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Company Group Obligor or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or Multiemployer Plan or the establishment of any new Pension Benefit Plan or Multiemployer Plan or the commencement of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Company Group Obligor or any member of the Controlled Group was not previously contributing shall occur, (v) any Company Group Obligor or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Company Group Obligor or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Company Group Obligor or any member of the Controlled Group shall receive a notice regarding the anticipated imposition of withdrawal liability, together with copies of each such notice; (viii) any Company Group Obligor or any member of the Controlled Group shall fail to make a required installment under a Pension Benefit Plan or Multiemployer Plan or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Company Group Obligor or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
Section 13.14Additional Documents. Execute and deliver to the Trustee, Notes Collateral Agent and Holders, upon request, such documents and agreements as the Trustee, Notes Collateral Agent or any Holder may, from time to time, reasonably request to carry out the terms or conditions of this Indenture.
Section 13.15Financial Disclosure. Each Company Group Obligor hereby irrevocably authorizes and directs all accountants and auditors employed by such Company Group Obligor to exhibit and deliver to the Trustee, the Notes Collateral Agent and each Holder copies of any of such Company Group Obligor’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Trustee, the Notes Collateral Agent and each Holder any information such accountants may have concerning such Company Group Obligor’s financial status and business operations. Each Company Group Obligor hereby authorizes all Governmental Bodies to furnish to the Trustee, the Notes Collateral Agent and each Holder copies of reports or examinations relating to such Company Group Obligor, whether made by such Company Group Obligor or otherwise; provided, however, the Trustee, the Notes Collateral Agent and each Holder will attempt to obtain such information or materials directly from such Company Group Obligor prior to obtaining such information or materials from such accountants or Governmental Bodies.
Section 13.16Material Non-Public Information.

(a)Notwithstanding anything to the contrary in the Notes or this Indenture (including, but not limited to, Articles IV and XIII), following the Company’s confirmation of receipt of a written notice from a Holder to the Company that such Holder does not wish to receive Material Non-Public Information from the Company in connection with the Notes or this Indenture, the Company shall not knowingly deliver any document, report, financial statement, notice or other information that contains or may contain Material Non-Public Information to such Holder pursuant to this Indenture unless and until the Company confirms receipt of a subsequent written notice from such Holder stating that such Holder wishes to receive Material Non-Public Information pursuant to the Notes or this Indenture.
(b)The failure to deliver information to any Holder otherwise required under the Notes or this Indenture shall not constitute a Default or Event of Default to the extent the Company withholds such information in order to comply with this Section 13.16.
Article XIV
MISCELLANEOUS
Section 14.01Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:
if to the Company:
Quantum Corporation
10770 E Briarwood Ave.
Centennial, CO 80112
Attention:    Laura Nash
Email:
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:    Tad J. Freese, Esq.
Facsimile:    (650) 463-2600
if to the Trustee (or any agent hereunder):
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
Mail Code: EP-MN-WS3C
West Side Flats St Paul
111 Fillmore Ave E
Saint Paul, MN 55107
Attn: Global Corporate Trust – Quantum Corporation Administrator
Email:
provided, however, that any reports provided pursuant to Article XIII may be communicated via email to the email address of the then current representative of the Trustee.
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
All notices, approvals, consents, requests and any communications under this Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 14.02Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
Section 14.03Certificate and Opinion as to Conditions. Except as otherwise specified in this Indenture, upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
(a)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
Section 14.04Statements Required in Certificate or Opinions. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(a)a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by, the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument

Section 14.05When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or the Guarantors or by any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
Section 14.06Rules by Trustee, Paying Agent, Exchange Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar, Exchange Agent and the Paying Agent or co-registrar may make reasonable rules for their functions.
Section 14.07Third Party Beneficiary Rights of Initial Purchaser. Notwithstanding anything to the contrary in this Indenture, the Initial Purchaser shall be a third party beneficiary of, and shall have the right to enforce, any provisions of this Indenture governing or relating to the Term Loan Deferred Cash Interest Amount (including, but not limited to, the payment, interest or enforcement thereof) (including this Section 14.07, the “Term Loan Deferred Cash Provisions”). The parties to this Indenture each acknowledge and agree that the Initial Purchaser is an intended third party beneficiary of this Indenture with respect to the Term Loan Deferred Cash Provisions, and may enforce such provisions directly in its own name. Notwithstanding anything to the contrary in this Indenture, (i) no amendment, waiver or modification of Term Loan Deferred Cash Provisions that would adversely affect the rights of the Initial Purchaser may be made without the prior written consent of the Initial Purchaser; (ii) the rights of the Initial Purchaser under the Term Loan Deferred Cash Provisions shall survive (A) the repayment, exchange, redemption, transfer or assignment of any Notes and (B) the discharge or termination of this Indenture; and (iii) the rights of the Initial Purchaser under the Term Loan Deferred Cash Provisions may not be assigned or transferred without the prior written consent of the Initial Purchaser.
Section 14.08Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.
Section 14.09No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company and the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
Section 14.10Successors. All agreements of the Company any each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Notes Collateral Agent in this Indenture shall bind its successors.
Section 14.11Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 14.12Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 14.13Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 14.14USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
QUANTUM CORPORATION
        By: /s/ Laura A. Nash
 Name: Laura A. Nash
Title: Chief Accounting Officer
QUANTUM LTO HOLDINGS, LLC, as a Guarantor
        By: /s/ Laura A. Nash
 Name: Laura A. Nash
Title: Chief Accounting Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent
        By: /s/ Joshua A. Hahn
 Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A
 PROVISIONS RELATING TO THE NOTES
I.    DEFINITIONS
For the purposes of this Exhibit A the following terms shall have the meanings indicated below:
“Additional Notes” means the 10.00% PIK Senior Secured Convertible Notes due 2028 that may be issued from time to time, as provided for in the Indenture.
“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all binding orders, judgments and decrees of all courts and arbitrators.
“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Banking, société anonyme.
“Definitive Note” means a certificated Note that does not include the Global Notes Legend.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Distribution Compliance Period” with respect to any Notes means the period of six months beginning on and including the later of (i) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee and (ii) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable six month period.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.
“Global Notes” means the Rule 144A Global Note and the Regulation S Global Note with respect to the notes.
“Global Notes Legend” means the legend appearing under such title on Appendix 1 to this Exhibit A.
“IAI” means any institution that is an “accredited investor” (as such term is defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) that is not also a QIB.
“Issue Date” means (i) with respect to any Additional Notes, the date on which such Additional Notes shall be issued pursuant to the Indenture, and (ii) with respect to the Initial Notes and for all other purposes, the Closing Date.
“Initial Notes” means the 10.00% PIK Senior Secured Convertible Notes due 2028 in an initial aggregate principal amount of $54,718,114, issued on December 18, 2025 in the form of Definitive Notes.
“Notes” means, collectively, the Initial Notes and any Additional Notes, treated as a single class.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.
“Restricted Notes Legend” means any of the restricted securities legends set forth in Section 2.3(e)(i) herein.
 “Rule 144A” means Rule 144A under the Securities Act.
 “Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.
 “Securities Act” means the Securities Act of 1933, as amended.
 “Securities Custodian” means the custodian with respect to a Global Note or any successor person thereto, who shall initially be the Trustee, with respect to the Global Notes.
 “Transfer Restricted Notes” means any Notes that bear or are required to bear the first legend set forth in Section 2.3(e)(i) hereto.
 1.1            Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(b)
“Global Notes”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Rule 144A Global Notes”	2.1(b)

II.    THE NOTES
2.1    Form and Dating. (a) The Initial Notes and any Additional Notes shall be offered and sold or issued and fully and unconditionally guaranteed by the Company, from time to time, pursuant to one or more purchase agreements or such other agreements that issue such Notes. Unless registered or exempt from registration under the Securities Act, the Initial Notes and any Additional Notes may be resold or transferred initially, only to QIBs in reliance on Rule 144A and/or to non-U.S. persons in reliance on Regulation S.
(b)    Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global notes in fully registered form (the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global notes in fully registered form (the “Temporary Regulation S Global Note”) and, following the termination of the Distribution Compliance Period the Temporary Regulation S Global Notes shall be exchanged for permanent global notes in fully registered form (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the acquirers of the Notes represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominees and on the schedules thereto as hereinafter provided.
(c)    Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.
The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository pursuant to instructions of the Depository, or held by the Securities Custodian.
Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Securities Custodian or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(d)    Definitive Notes. The Initial Notes shall be issued in the form of Definitive Notes. The Additional Notes may be issued as one or more Definitive Notes. Otherwise, except as provided in Section 2.3, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes. For the avoidance of doubt, Notes may be transferred to and held by QIBs or IAIs. The Trustee, the Registrar and any transferring holder will inform the Company of any transfers of Definitive Notes.
2.2    Authentication. The Trustee shall authenticate and deliver (a) Initial Notes for original issue in an aggregate principal amount of $54,718,114 and (b) Additional Notes, when issued pursuant to the Indenture, in each case, upon a written order of the Company signed by two Officers. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.
2.3    Transfer and Exchange.

(a)    Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:
(i)    to register the transfer of such Definitive Notes; or
(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing; and
(2)    are being transferred, or exchanged pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B)    if such Definitive Notes are being transferred to the Company, a certification to that effect; or
(C)    (i) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904, a certification to that effect and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).
(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trustee, together with;
(i)    certification (in the form set forth on the reverse side of the Note) that such Definitive Note is being (A) transferred (1) to a QIB in accordance with Rule 144A, (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, which certification shall be accompanied by a signed letter substantially in the form of Exhibit B, (3) pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, (4) pursuant to an available exemption from the registration requirements of the Securities Act other than those in (1)-(3) above, or (5) to the Company or a subsidiary of either of the foregoing or (B) exchanged for a beneficial interest in a Global Note; and
(ii)    written instructions directing the Trustee to make, or directing the Securities Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Note represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.
(c)    Transfer and Exchange of Global Notes.
(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the procedures of the Depository containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.
(iii)    Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.
(iv)    In the event that a Global Note is exchanged for Notes in definitive registered form pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse, of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
(d)    Restrictions on Transfer of Regulation S Global Note.
(i)    Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Notes (as set forth in Appendix I hereto) to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.
(ii)    Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.
 (e)    Legend.
(i)    Except as permitted by the following paragraphs (ii) and (iii), each certificate evidencing the Global Notes and the Definitive Notes and the Regulation S Global Note (prior to the expiration of the Distribution Compliance Period) (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
 THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH ACCREDITED INVESTOR, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER EVIDENCE SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Prior to the Distribution Compliance Period, each Regulation S Global Note shall also bear the following additional legend:
THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
Each Definitive Note shall also bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
(ii)    Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904:
(A)    in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and
(B)    in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the beneficial owner thereof to exchange such Transfer Restricted Note for a beneficial interest in a Global Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 (such certification to be in the form set forth on the reverse of the Note).
(iii)    Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear any Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.
(iv)    Any shares of Common Stock issued in exchange for any Notes in accordance with the Indenture on the records of the Company’s transfer agent will bear a notation or legend regarding transfer restrictions corresponding to the restrictions in place on the underlying Notes for which such shares of Common Stock are exchanged, unless and until such notation or legend may be removed because either such Common Stock (A) is freely transferable pursuant to an exemption from the Securities Act or (B) is being resold pursuant to an effective registration statement pursuant to registration rights held by the holder of such Common Stock.
(f)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated or Definitive Notes, redeemed, exchanged for shares of Common Stock, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee in accordance with its customary procedures. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated or Definitive Notes, redeemed, repurchased, exchanged for shares of Common Stock or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.
(g)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes, Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.
(ii)    No service charge shall be made for any registration of transfer, exchange or exchange into shares of Common Stock, but the Company, the Trustee or the Exchange Agent may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or registration of transfer pursuant to Article III of this Indenture).
(iii)    The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note that has been surrendered for exchange into shares of Common Stock (except to the extent that any portion of such Note is not subject to exchange), that is subject to a Delisting Event Repurchase Notice validly delivered and not withdrawn, that is subject to the Company Mandatory Exchange following the Close of Business on the second (2nd) Business Day following a Company Mandatory Exchange Notice Date in accordance with Article III of the Indenture, or for a period beginning 10 days before an interest payment date.
(iv)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
(v)    All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.
(h)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4    Certificated Notes.
(a)    Any Global Note deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1(b) shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) a Default or an Event of Default has occurred and is continuing under this Indenture or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee to be so transferred, in whole or from time to time in part, without charge (although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith), and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Certificated Notes issued in exchange for any portion of a Global Notes transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $1.00, and integral multiples of $1.00, in excess thereof and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the restricted securities legend set forth in Appendix I to this Exhibit A.
(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.
(d)    In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

APPENDIX I
TO EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Transfer Restricted Notes Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH ACCREDITED INVESTOR, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER EVIDENCE SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[Regulation S Legend]
THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
[FORM OF FACE OF NOTE]
10.00% PIK SENIOR SECURED EXCHANGEABLE NOTES DUE 2028

No.	CUSIP No.: ISIN:

QUANTUM CORPORATION, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of $54,718,114 on December 18, 2028.
Interest Payment Dates: Annually December 31 commencing December 31, 2026.
Record Date: December 15.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the _____ day of ___________.

QUANTUM CORPORATION
By:
Name:
Title:
By:
Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Officer

Additional provisions of this Note are set forth on the other side of this Note.

[FORM OF REVERSE SIDE OF NOTE]

10.00% PIK Senior Secured Convertible Notes due 2028
Interest. Quantum Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest annually, in arrears, on December 31 of each year, commencing December 31, 2026. The Company shall pay interest on the Notes in kind (“PIK Interest”). Any such PIK Interest shall be paid in accordance with Section 2.14(b) of the Indenture (each a “PIK Payment”).
Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
1.    Method of Payment
The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the applicable interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Company shall pay principal in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company (the “Depository”). The Company shall make all cash payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that cash payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
At all times, PIK Interest on the Notes shall be payable in accordance with Section 2.14 of the Indenture.
2.    Paying Agent, Exchange Agent and Registrar
Initially, U.S. Bank Trust Company, National Association (the “Trustee”), shall act as Paying Agent, Exchange Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Exchange Agent, Registrar or co-registrar.
3.    Indenture
The Company issued the Notes under an Indenture dated as of December 18, 2025 (the “Indenture”), among the Company, the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by express reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.
The Notes are senior secured obligations of the Company and can be issued in an initial amount of up to $54,718,114 and additional amounts as part of the same series under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of its assets. These limitations are subject to significant exceptions set forth in the Indenture.
The Guarantors (including each Subsidiary of the Company that is required to guarantee the Guarantor Obligations pursuant to the Indenture) shall jointly and severally guarantee the Guarantor Obligations pursuant to the terms of the Indenture.
4.    Company Mandatory Exchange
As provided in, and subject to the terms of, Section 3.02 of the Indenture, the Company may, at its election and subject to satisfaction of the Equity Conditions (as defined in the Indenture), require the exchange of all or a portion of the then-outstanding principal amount of the Notes (together with any accrued and unpaid interest and any other amounts payable thereon) into shares of Common Stock at the then-applicable Exchange Price, in accordance with the schedule and conditions set forth in the Indenture (a “Company Mandatory Exchange”). The Company may effect a Company Mandatory Exchange only if the conditions specified in the Indenture are satisfied, including, but not limited to, the requirement that the shares of Common Stock underlying the Notes to be issued upon conversion are eligible for sale pursuant to an effective registration statement under the Securities Act of 1933, as amended, and that no more than twenty percent (20%) of the aggregate principal amount of the Notes has been mandatorily converted in any rolling thirty (30)-day period.
If the Company elects to effect a Company Mandatory Exchange, it will deliver a notice to the Holders, the Trustee, and the Exchange Agent specifying, among other things, (i) that the Notes have been called for Company Mandatory Exchange, (ii) the applicable schedule and percentage of the Note Outstanding Amount subject to such exchange, (iii) the date on which such exchange will occur (the “Mandatory Exchange Date”), (iv) the Exchange Price and the number of shares of Common Stock to be issued for each $1,000 principal amount of Notes, (v) the name and address of the Paying Agent and the Exchange Agent, and (vi) reasonable evidence of satisfaction of the Equity Conditions as of the notice date. The Company Mandatory Exchange shall be effected on a pro rata basis among all outstanding Notes, and each Holder shall be required to exchange the same proportion of the principal amount of its Notes as is required of all other Holders.
Upon the Mandatory Exchange Date, the Company shall deliver to the Holders the applicable number of shares of Common Stock (and any fractional shares, rounded up to the nearest whole share) in accordance with the procedures set forth in the Indenture. From and after the Mandatory Exchange Date, unless the Company fails to deliver the shares of Common Stock as required, interest shall cease to accrue on the Note Outstanding Amount subject to the Company Mandatory Exchange. The procedures for settlement, delivery of shares, treatment of fractional shares, and payment of taxes in connection with a Company Mandatory Exchange shall be governed by, and subject to, Article X of the Indenture.
5.    Sinking Fund
The Notes are not subject to any sinking fund.
6.    Right of Holders to Require the Company to Repurchase Notes upon a Delisting Event
As provided in, and subject to the terms of, Section 3.05 of the Indenture, if a Delisting Event occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in amounts of $1.00 or whole multiples of $1.00 in excess thereof) for cash in amount equal to 100% of the principal amount of Notes subject to repurchase plus accrued and unpaid interest, if any, on such Notes to, but excluding, the applicable Delisting Event Repurchase Date.
7.    Exchange Consideration
The Holder of this Note may exchange this Note into Exchange Consideration in the manner, and subject to the terms, set forth in Article X of the Indenture.
8.    Denominations; Transfer; Exchange

The Notes are in registered form in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note that has been surrendered for exchange into shares of Common Stock (except to the extent that any portion of such Note is not subject to exchange), that is subject to a Delisting Event Repurchase Notice validly delivered and not withdrawn, that is subject to a Company Mandatory Exchange in accordance with Article III of the Indenture, or for a period beginning 10 days before an interest payment date.
9.    Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.
10.    Unclaimed Money
If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
11.    Amendment, Supplement and Waiver
The Indenture, the Notes or the Guarantees may be amended or supplemented as provided in Article IX of the Indenture.
12.    Defaults and Remedies
If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.
Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Required Holders may direct the Trustee in its exercise of any trust or power under the Indenture. The Required Holders, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.
13.    Security
The Notes shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and other Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after Issue Date, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
14.    Trustee Dealings with the Company
Subject to certain limitations imposed by the TIA and incorporated by reference into the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
15.    No Recourse Against Others
A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
16.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
17.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
18.    Governing Law
THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
19.    ISINs and CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISINs and/or CUSIP numbers to be printed on the Notes and has directed the Trustee to use ISINs and/or CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint _____________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:	__________
Your Signature:	__________
Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while the Notes are Transfer Restricted Notes after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
☐     (1)     pursuant to an effective registration statement under the Securities Act of 1933; or
☐     (2)     to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
☐     (3)     outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or
☐     (4)     pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933; or
☐     (5)     (i) pursuant to and in compliance with an exemption from the registration requirements of the Securities Act of 1933 other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State in the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act; or
☐     (6)     to the Company or a Subsidiary of either of the foregoing; or
☐     (7)     to the registrar for registration in the name of the holder, without transfer; or
☐     (8)     pursuant to any other available exemption from the registration requirements of the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if boxes (3), (4), (5) or (8) are checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	__________
Your Signature:	__________
Signature Guarantee:	__________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $_______. The following increases or decreases in this Global Note have been made (including as a result of payments of PIK Interest):

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

EXHIBIT B

Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S

[Company Transfer Agent]
Attention: [ ]

Re:	Quantum Corporation (the “Company”) 10.00% PIK Senior Secured Convertible Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[______] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)          the offer of the Notes was not made to a person in the United States;

(2)          either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)          no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          we have advised the transferee of the transfer restrictions applicable to the Notes.

B-1

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Transferor] By:

B-2

            EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

This Supplemental Indenture, dated as of [______], 20[__] (this “Supplemental Indenture”) among [name of future Guarantor] (the “Additional Guarantor”), a subsidiary of QUANTUM CORPORATION (together with its successors and assigns, the “Company”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee and Notes Collateral Agent have heretofore executed and delivered an Indenture, dated as of December 18, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 10.00% PIK Senior Secured Convertible Notes due 2028 of the Company (the “Notes”);

WHEREAS, Section 11.02 of the Indenture provides that under certain circumstances the Additional Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Additional Guarantor shall unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1     Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1     Agreement to be Bound. The Additional Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Additional Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

     SECTION 2.2     Guarantee. The Additional Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Article XI of the Indenture on a senior secured basis.

ARTICLE III

Miscellaneous

SECTION 3.1     Notices. All notices and other communications to the Additional Guarantor shall be given as provided in the Indenture to the Additional Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2     Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5     Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6     Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7     Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

[ADDITIONAL GUARANTOR], as a Guarantor By: Name: Title [Address]:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title

Exhibit D

[Intercreditor Agreement to be Attached]

EXHIBIT E
NOTICE OF EXCHANGE*

QUANTUM CORPORATION

10.00 % PIK Senior Secured Convertible Notes due 2028

Legal Name of Beneficial Owner: _______________________________________

Address: ___________________________________________________________

_________________________________________________________

SSN or Taxpayer Identification Number: __________________________________

Contact name: _______________________________________________________

Telephone: __________________________________________________________

E-mail: _____________________________________________________________

Delivery of Notes for Exchange:

Subject to the terms of the Indenture, by executing and delivering this Notice of Exchange, the above named Beneficial Owner (the “Beneficial Owner”) hereby represents, warrants and certifies that it is the beneficial owner of the aggregate principal amount of the Notes identified below, irrevocably exercises its right to exchange its beneficial interest in the Notes for shares of Common Stock pursuant to the Indenture and directs the Company to exchange the undersigned’s beneficial ownership in the Notes for shares of Common Stock, as applicable:

$                      † aggregate principal amount and accrued and unpaid interests of the Notes to be exchanged

CUSIP No.

To initiate an exchange, the Beneficial Owner’s broker must surrender the Notes to the Exchange Agent through DTC. The Beneficial Owner must instruct its broker to surrender its Notes to the Exchange Agent by posting a DWAC of the Notes through the facilities of DTC, as follows:

Exchange Agent Information:

Exchange Agent Name:
Exchange Agent DTC Participant Number:
Attention:

* Defined terms used in this Notice of Exchange that are not otherwise defined herein have the meanings assigned to them in the 10.00% PIK Senior Secured Convertible Notes due 2028 Indenture dated December 18, 2025, as supplemented from time to time.

†	Must be at least $1.00 or an integral multiple thereof.

Telephone:
Email:

Beneficial Owner’s Broker Information for DWAC of Notes:

DTC Participant Name:

DTC Participant Number:

Contact Name:

Telephone:

Email:

Delivery of Exchange Consideration:

Following receipt of this Notice of Exchange and surrender of the Notes as set forth above, shares of Common Stock to be issued in exchange for the Notes will be delivered by book-entry in the records of the Company’s transfer agent (the “Transfer Agent”) in the name of the Beneficial Owner and other information set forth above, with any applicable legend notated thereon.

An account statement may be requested from:

In lieu of the foregoing or following such issuance, as applicable, if the Beneficial Owner is named in a current prospectus that registers the resale of Common Stock and if the Beneficial Owner represents that it currently intends to distribute the Common Stock pursuant to such prospectus, it may arrange with the Transfer Agent listed above to have the Common Stock delivered to its broker through DTC.

Yes____/No ____: The Beneficial Owner is named in a current prospectus that registers the resale of Common Stock.

Yes____/No ____: The Beneficial Owner currently intends to distribute the Common Stock pursuant to such prospectus.

If the Beneficial Owner answered “Yes” to both of the foregoing statements, it may either (a) instruct its broker to take down shares of Common Stock via DRS once the shares have been registered on the books of the Transfer Agent listed above, or (b) request that its broker accept via DWAC the shares of Common Stock to be delivered.

Note: To accept Common Stock via DWAC, the Company must first ascertain the number of shares of Common Stock to be delivered and must communicate that number to both the Beneficial Owner and the Transfer Agent. The Company shall deliver such communication within one (1) Business Day following receipt of this Notice of Exchange.

The Beneficial Owner must instruct its broker to initiate a DWAC request to take receipt of Common Stock by posting the number of shares to be delivered.

The Beneficial Owner must provide below the broker information for the broker that will post the DWAC request. Once the broker initiates the DWAC request it must notify the Transfer Agent and the Company in order to accept the request and accept delivery of the shares and the Company shall cause the delivery of such Common Stock within one (1) Business Day following the Transfer Agent’s acceptance of such request. Failure by the broker to post the DWAC request or inform the Transfer Agent and Company in a timely manner will delay settlement.

DTC Participant Name for Delivery of Shares:

DTC Participant Number:

Contact Name:

Telephone:

Email:

If cash payment would be required pursuant to the Indenture, upon such confirmation by the Company, Beneficial Owners shall provide to the Company the wiring instructions in Exhibit A.

 Instructions for Delivery of this Notice of Exchange:

To deliver this Notice of Exchange, the Beneficial Owner must:

•Accurately and completely provide the information required by this Notice of Exchange;
•Execute the Notice of Exchange below; and
•Attach the Beneficial Owner’s US Tax Identification Form on the most current version of Form W-9 or relevant Form W-8, as applicable.
•This Notice must be emailed (to be followed by oral telephonic confirmation) to:
Exchange Agent:
Attention:
Telephone:
Email:

Company:
Name:
Email:
Telephone:

The undersigned acknowledges that if the Exchange Date of a Note to be exchanged is after a record date and before the next interest payment date, then the beneficial interests in such Note, when surrendered for exchange, must, in certain circumstances, be accompanied with an amount of cash equal to the interest that would have accrued on such Note in respect of the period between the Exchange Date and the next interest payment date. If applicable, the Company will provide wire instructions to the Beneficial Owner and shall notify the Beneficial Owner of the amount of cash that must be paid thereby on account of such interest.

By completing this Notice of Exchange, the Beneficial Owner acknowledges and agrees that if such Beneficial Owner is required to pay transfer or similar taxes as set forth in Section 10.10 of the Indenture, that this Notice of Exchange, when delivered, must be accompanied by an amount of cash equal to such applicable tax amounts.

Date:	___________________________

(Legal Name of Beneficial Owner)
Name: Title: Address: Phone Number and Email Address:

Exhibit A

Wiring Instructions

Bank Name:

Bank Address:

Account Name:

Account Number:

ABA Number:

Swift Code:

Call-back Contact:

EXHIBIT F

Form of Compliance Certificate